Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252089

PROSPECTUS

Up to 48,083,495 Shares of Common Stock

Up to 4,233,333 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 4,233,333 Warrants

This prospectus relates to the issuance by us of up to an aggregate of 4,233,333 shares of our common stock, $0.0001 par value per share (“Common Stock”) that are issuable upon the exercise of 4,233,333 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, Pivotal Investment Corporation II (“Pivotal”). On January 28, 2021, we announced the redemption of public warrants originally issued in the initial public offering of Pivotal (the “Public Warrants”). As a result of the ensuing exercises of the Public Warrants and the redemption of the remaining Public Warrants, we had no Public Warrants outstanding as of March 1, 2021. Thus, the term “Warrants,” as used in this prospectus, refers only to Private Placement Warrants. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 48,083,495 shares of Common Stock, including (i) 15,000,000 shares of Common Stock originally issued in a private placement at the closing of the Business Combination (as defined below), (ii) 21,504,622 shares of Common Stock issued to directors, officers and affiliates of Legacy XL (as defined below) pursuant to the Merger Agreement (as defined below) in connection with the Business Combination, (iii) 5,750,000 shares of Common Stock issued upon conversion of shares held by the Sponsor and certain affiliates of Pivotal in connection with the Business Combination, (iv) up to 4,233,333 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants, and (v) up to 1,595,540 shares issued or issuable upon the exercise of Legacy XL warrants (the “Legacy XL Warrants”) assumed by us in connection with the Business Combination, and (B) up to 4,233,333 Private Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “XL”. On November 3, 2021, the closing price of our Common Stock was $5.60.

See the section entitled “Risk Factors” beginning on page 8 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 4, 2021.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On December 21, 2020 (the “Closing Date”), Pivotal consummated the previously announced merger pursuant to that certain Agreement and Plan of Reorganization, dated as of September 17, 2020 (the “Merger Agreement”), by and among Pivotal, PIC II Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pivotal (“Merger Sub”), and XL Hybrids, Inc., a Delaware corporation (“Legacy XL”). Pursuant to the terms of the Merger Agreement, a business combination between Pivotal and Legacy XL was effected through the merger of Merger Sub with and into Legacy XL, with Legacy XL surviving as the surviving company and as a wholly-owned subsidiary of Pivotal (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Pivotal Investment Corporation II changed its name to XL Fleet Corp.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “XL,” “we,” “us,” “our” and similar terms refer to XL Fleet Corp. (f/k/a Pivotal Investment Corporation II) and its consolidated subsidiaries. References to “Pivotal” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “goal,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Forward-looking statements in this prospectus may include, for example, statements about:

●	our rapid growth may not be sustainable and depends on our ability to attract and retain customers;

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

●	our financial and business performance following the Business Combination, including financial projections and business metrics;

●	our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	the implementation, market acceptance and success of our business model;

●	our ability to scale in a cost-effective manner;

●	developments and projections relating to our competition and industry;

●	the impact of health epidemics, including the novel coronavirus (“COVID-19”) pandemic, on our business and the actions we may take in response thereto;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our ability to obtain funding for our operations;

●	our business, expansion plans and opportunities; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

●	the outcome of any legal proceedings;

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

●	costs related to the Business Combination;

●	our success in retaining or recruiting, or changes required in, officers, key employees or directors following the Business Combination;

●	changes in applicable laws or regulations;

●	our ability to execute our business model, including market acceptance of our planned products and services;

●	that we have identified a material weakness in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements;

●	the possibility that the COVID-19 pandemic may adversely affect our results of operations, financial position and cash flows; and

●	the possibility that we may be adversely affected by other economic, business or competitive factors.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

We provide fleet electrification solutions for commercial vehicles in North America, offering our systems for vehicle electrification (“Drive Systems”) and through our XL Grid offerings, providing infrastructure solutions such as charging stations to enable customers to effectively plug in their electrified vehicles. XL Fleet has over 4,400 electrified powertrain systems sold and having driven over 160 million miles by over 235 fleets as of June 30, 2021. Our vision is to become a world leader in fleet electrification solutions, with a mission of accelerating the adoption of fleet electrification systems through cost effective, customer tailored and comprehensive solutions.

In over 10 years of operations, we believe that we have built one of the largest end-use commercial fleet customer bases of any Class 2-6 vehicle electrification company in North America. Our fleet electrification solutions for commercial vehicles provide the market with cost-effective hybrid and plug-in hybrid solutions with on-board telematics that are available for sale and deployment across a broad range of popular vehicle chassis from the world’s leading OEMs. We launched our infrastructure division in December 2020 and with the acquisition of World Energy Efficiency Services, LLC (“World Energy”) in May 2021, we are able to offer comprehensive solutions to commercial fleets to sustainably transform their operations. Through the capabilities we acquired with World Energy, we are able to provide turnkey energy efficiency, renewable technology, electric vehicle charging stations and other energy solutions throughout New England, which adds capability and capacity to our XL Grid division. We believe we are positioned to capitalize on our market position as we expand our product offering into additional propulsion technologies including full battery electric, heavier vehicles such as Class 7-8 vehicles, and additional vehicle models in Class 2-6. Our agreement with and investment in eNow, Inc. in July 2021 gives us access to electrification of the refrigerated semi-trailer market and we have begun work on a number of full EV Drive Systems (“XL ELECTRIC™”) including our announced agreement with Curb Tender for Class 6 refuse applications. We currently sell most of our Drive Systems through a network of commercial vehicle upfitters, which we estimate has the capacity to process over 100,000 commercial vehicles a year. We are also developing systems and solutions for application on vehicles outside of North America and expect such international sales to commence in 2022.

Our current electrified Drive Systems are comprised of an electric motor that is mounted onto the vehicle’s drive shaft, an inverter motor controller, and a lithium-ion battery pack to store energy to be used for propulsion. We deploy our electrified Drive Systems (XLH™ and XLP™) onto the chassis of vans, pickups, shuttle buses, delivery trucks, and many other commercial vehicles produced by OEMs such as Ford, GMC, Chevrolet and Isuzu. This technology can be installed as the vehicles are being manufactured by industry standard second stage manufacturers, known as upfitters, in less than one day, with no negative impact on the vehicles’ operational performance or factory warranties and with reduced maintenance cost. Our electrified powertrain systems capture and store energy during braking and subsequently deploy that energy into the driveline during acceleration, operating in parallel with the existing OEM drive train. In addition, our plug-in hybrid system offers the ability to supplement this energy via a connection with an AC electricity source, including a level 1 or level 2 charger. Our systems enable vehicles to burn less fuel and emit less CO2, resulting in increases of up to a 25-50% MPG improvement and up to a 20-33% reduction in GHG emissions. To date, vehicles deploying our electrification solutions have driven over 160 million miles.

With our acquisition of World Energy, we became a provider of energy efficiency, renewable technology, electric vehicle charging station and other energy solutions to customers across the New England region. By leveraging our comprehensive solutions in combination with utility incentive programs, project management and financing, we assist companies throughout all aspects of the fleet vehicle electrification process. We provide full-service electric vehicle charger installations, including the assessment of a location’s electrical infrastructure, site layout of the charging area plan and equipment installation. We believe that the availability of robust electric vehicle charging and infrastructure solutions is critical to meeting the long-term fleet electrification goals of our customers which in turn will translate into growth opportunities for the Company.

Recent Developments

Acquisition of World Energy: On May 17, 2021 (“Closing Date”), we acquired 100% of the membership interests of World Energy for $8.1 million in cash paid on the Closing Date, inclusive of an estimated $0.1 million dollar adjustment for closing date networking capital. In addition, we are obligated to issue shares of the Company’s common stock valued at $7.0 million. The purchase price is subject to an additional earn out payment of $1.0 million payable if World Energy achieves its targeted 2021 revenue. With respect to the share component of the purchase price, 231,002 shares were issued at the Closing Date, with the balance issuable in three installments on the 6, 24 and 30 month anniversary of the Closing Date, provided that the senior executives of World Energy remain employed with us. World Energy provides turnkey energy efficiency, renewable technology, electric vehicle charging stations and other energy solutions throughout New England. We completed the acquisition to further the strategy of our XL Grid business to provide a suite of charging and power solutions to support fleet electrification.

Minority investment in eNow: On July 15, 2021, we purchased $3 million in convertible notes in eNow, Inc. (“eNow”), a provider of solar and battery power systems that enable fully-electric transport refrigeration units (“eTRUs”) for commercial semi-trailers. Additionally, we have the right to acquire eNow at a pre-determined valuation and have a right of first refusal with respect to competing offers to acquire eNow, which expire if unexercised as of December 31, 2021. XL Fleet and eNow have also entered into a Development and Supply Agreement pursuant to which we are the exclusive provider of high voltage batteries for use in eNow eTRUs.

Background

We were originally known as Pivotal Investment Corporation II. On December 21, 2020, Pivotal consummated the Business Combination with Legacy XL pursuant to the Merger Agreement dated as of September 17, 2020 among Pivotal, Legacy XL and Merger Sub. In connection with the Closing of the Business Combination, Pivotal changed its name to XL Fleet Corp. Legacy XL was deemed to be the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification 805. While Pivotal was the legal acquirer in the Merger, because Legacy XL was deemed the accounting acquirer, the historical financial statements of Legacy XL became the historical financial statements of the combined company upon the consummation of the Merger.

On the Closing Date, each outstanding share of common stock of Legacy XL (including each share of Legacy XL’s common stock issued as a result of the conversion of Legacy XL’s preferred stock and any conversion or exchange of Legacy XL’s convertible promissory notes) was converted into the right to receive 0.75718950 shares (“Exchange Ratio”) of Common Stock. The Exchange Ratio was determined by dividing 100,000,000 (less 1,125,000 withheld for Legacy XL’s convertible debt that was redeemed in cash) by the fully-diluted number of shares of Legacy XL’s common stock outstanding immediately prior to the effective time of the Business Combination, including shares issuable or treated as issuable upon the conversion of Legacy XL’s preferred stock and the exercise, conversion or exchange of Legacy XL’s convertible promissory notes, options and warrants (as determined in accordance with the Merger Agreement).

In connection with the consummation of the Business Combination, each outstanding share of Pivotal’s Class A common stock, par value $0.0001 per share (“Pivotal Class A Common Stock”), including (a) any shares of Pivotal’s Class B common stock, par value $0.0001 per share (“Pivotal Class B Common Stock”) that were converted into Pivotal Class A Common Stock in connection with the Merger and (b) any Pivotal units that were separated into the component securities, including Pivotal Class A Common Stock in connection with the Merger, was converted into one share of Common Stock. On the Closing Date, a number of purchasers (each, a “Subscriber”) purchased from the Company an aggregate of 15,000,000 shares of Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $150,000,000, pursuant to separate subscription agreements (each, a “Subscription Agreement” and the financing, the “PIPE”). Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the Closing of the Merger.

Our Common Stock is currently listed on the NYSE under the symbol “XL”.

The rights of holders of our Common Stock are governed by our second amended and restated certificate of incorporation (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”). See the sections entitled “Description of our Securities” and “Certain Relationships and Related Party Transactions.”

Corporate Information

Pivotal was incorporated in the State of Delaware in March 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Pivotal and one or more businesses. Pivotal completed its initial public offering in July 2019. In December 2020, Merger Sub merged with and into Legacy XL, with Legacy XL surviving the merger as a wholly-owned subsidiary of Pivotal. In connection with the Merger, we changed our name to XL Fleet Corp. Our principal executive offices are located at 145 Newton Street, Boston, Massachusetts 02135. Our telephone number is (617) 718-0329. Our website address is www.xlfleet.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Issuer	XL Fleet Corp. (f/k/a Pivotal Investment Corporation II).

Issuance of Common Stock

Shares of Common Stock Offered by us	Up to 4,233,333 shares of Common Stock that are issuable upon the exercise of the 4,233,333 outstanding Private Placement Warrants.

Shares of Common Stock Outstanding Prior to Exercise of All Private Placement Warrants	139,293,280 shares (as of October 18, 2021).

Shares of Common Stock Outstanding Assuming Exercise of All Private Placement Warrants	143,526,613 shares (based on total shares and warrants outstanding as of October 18, 2021).

Exercise Price of Private Placement Warrants	$11.50 per share, subject to adjustment as described herein.

Use of Proceeds	We will receive up to an aggregate of approximately $48.68 million from the exercise of the Private Placement Warrants, assuming the exercise in full of all of the Private Placement Warrants for cash. We expect to use the net proceeds from the exercise of the Private Placement Warrants for general corporate purposes. See “Use of Proceeds.”

Resale of Common Stock and Warrants

Shares of Common Stock Offered by the Selling Securityholders	48,083,495 shares of Common Stock, including (i) 15,000,000 PIPE Shares, (ii) 21,504,622 shares of Common Stock issued to directors, officers and affiliates of Legacy XL pursuant to the Merger Agreement in connection with the Business Combination, (iii) 5,750,000 shares of Common Stock issued upon conversion of shares held by the Sponsor and certain affiliates of Pivotal in connection with the Business Combination, (iv) up to 4,233,333 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants, and (v) up to 1,595,540 shares issued or issuable upon the exercise of Legacy XL Warrants.

Warrants Offered by the Selling Securityholders	4,233,333 Private Placement Warrants.

Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders.

Lock-Up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. Of the shares of Common Stock being registered for resale by the Selling Securityholders, 32,834,378 of such shares are subject to lock-up agreements. See “Certain Relationships and Related Party Transactions” and “Selling Securityholders” for further discussion.

Market for Common Stock	Our Common Stock is currently traded on the NYSE under the symbol “XL”.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have an adverse effect on our business, financial condition, results of operations, and prospects. Such risks include, but are not limited to:

Risks Related to our Business and Industry

●	We are an early stage company with a history of losses, and we expect to incur significant expenses and continuing losses.

●	We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

●	We rely on a limited number of customers for a large portion of our revenues, and the loss of one or more such customers could have a material adverse impact on our business, financial condition and results of operations.

●	Our business model requires further market penetration to drive growth and failure to expand would have a material adverse effect on our operating results and business and could result in substantial liabilities that exceed our resources.

●	If we fail to manage our growth effectively, including failing to attract and integrate qualified personnel, we may not be able to develop, produce, market and sell our electrified powertrain solutions successfully.

●	Our success will depend on our ability to economically source and coordinate the installation of electrified powertrain solutions at scale, and our ability to develop and produce electrified powertrain solutions of sufficient quality and appeal to customers on schedule and at scale is unproven.

●	If we are unable to successfully produce our electrified powertrain solutions, our business will be harmed.

●	We are dependent on vehicle OEMs, upfitters and body builders to bring our electrified powertrain solutions to market, which is subject to risks.

●	Our future growth is dependent upon the fleet industry’s willingness to adopt hybrid, plug-in hybrid, all electric and fuel cell electric vehicles (“xEVs”).

●	We, the OEMs and our suppliers are subject to substantial regulation, and unfavorable changes to, or failure by us, the OEMs or our suppliers to comply with, these regulations could substantially harm our business and operating results.

●	We are highly dependent on the services of Dimitri N. Kazarinoff, our Chief Executive Officer, and Thomas (Tod) J. Hynes III, our President, and if we are unable to retain Mr. Kazarinoff or Mr. Hynes, attract and retain key employees and hire qualified management, technical and vehicle engineering personnel, our ability to compete could be harmed.

●	Future product recalls could materially adversely affect our business, prospects, financial condition and operating results.

●	Vehicles equipped with our electrified powertrain solutions will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

●	We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

●	Our electrified powertrain solutions could face competition from original equipment manufacturers and other providers of electrification solutions that enter the commercial vehicle electrification market.

●	The performance characteristics of our electrified powertrain solutions, including fuel economy and emissions levels, may vary, including due to factors outside of our control.

●	Our suppliers may rely on complex machinery for our component production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

●	Our manufacturing operations are dependent upon third-party suppliers, including, in certain cases, single-source suppliers, making us vulnerable to supply shortages.

●	Insufficient warranty reserves to cover future warranty claims could materially adversely affect our business, prospects, financial condition and operating results.

●	Our electrified powertrain solutions rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

●	If our electrified powertrain solutions fail to perform as expected, our ability to develop, market and sell our electrified powertrain solutions could be harmed.

●	Developments in alternative technology or improvements in the internal combustion engine may adversely affect the demand for our electrified powertrain solutions.

●	Our beliefs regarding the ability of our electrified powertrain solutions to limit carbon intensity and reduce GHG emissions and contribute to global decarbonization may be based on materially inaccurate assumptions.

●	We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

●	Our management has limited experience in operating a public company.

●	We intend in the future to expand internationally and will face risks associated with our international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

●	We are subject to governmental export and import control laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, prospects, financial condition and operating results.

●	Our intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

●	Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

●	We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business, prospects, financial condition and operating results may be adversely affected.

●	We have been, and may in the future be, adversely affected by the global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm our business prospects, financial condition and operating results.

Risks Related to Ownership of Our Securities

●	Concentration of ownership among our existing executive officers, directors and their respective affiliates may prevent new investors from influencing significant corporate decisions.

●	Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Common Stock.

●	Our charter contains anti-takeover provisions that could adversely affect the rights of our stockholders.

●	If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, the price and trading volume of our Common Stock could decline.

●	A significant portion of our total outstanding shares of our Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

●	We may issue additional Common Stock or preferred stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

●	We may be subject to legal proceedings related to shareholder derivative suits, product liability, patent, copyright or trademark infringements, or trade secret misappropriation claims, which may be time-consuming and expensive, hinder execution of our business and growth strategy or negatively affect the price of our Common Stock.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to our Business and Industry

We are an early stage company with a history of losses, and we expect to incur significant expenses and continuing losses.

We recorded net income of approximately $51.4 million (a net loss of approximately $23.1 million after adjusting for the favorable change in fair value of warrant liability of approximately $74.7 million) and a net loss of approximately $20.0 million for the six months ended June 30, 2021 and 2020, respectively. We incurred a net loss of approximately $60.6 million and $14.9 million for the years ended December 31, 2020 and 2019, respectively. We believe that we will continue to incur operating and net losses until at least such time in the future as our annual revenue reaches over $200 million, which may occur later, or not at all.  We have an established customer base and product line and our potential profitability is dependent upon the continued successful development and successful commercial acceptance of our electrified powertrain solutions, which may occur later than anticipated, if at all. Our potential profitability is further contingent on the reduction in product system costs, which also may occur later than anticipated, if at all.

We expect the rate at which we will incur losses to be significantly higher in future periods as we:

●	expand product offerings to include anti-idle technology, onboard power, new versions of plug-in hybrid solutions, full battery electric propulsion, comprehensive charging and power solutions and hydrogen fuel cell enabled hybrid electric systems;

●	expand our production capabilities to produce our electrified powertrain solutions, including costs associated with outsourcing the production of our electrified powertrain solutions;

●	build up inventories of parts and components for our fleet electrification solutions;

●	produce an inventory of our electrified powertrain solutions;

●	expand our design, development, installation and servicing capabilities;

●	increase our sales and marketing activities and develop our distribution infrastructure;

●	increase our general and administrative functions to support our growing operations; and

●	acquire and integrate other businesses.

Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, our losses in future periods are expected to be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would have a material adverse effect on our results of operations and further increase our losses.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

Product liability claims, even those without merit or those that do not involve our products, could harm our business, prospects, financial condition and operating results. The automobile industry in particular experiences significant product liability claims, and we face inherent risk of exposure to claims in the event our electric powertrain solutions do not perform or are claimed to not have performed as expected. As is true for other commercial vehicle suppliers, we expect in the future that our electrified powertrain solutions will be installed on vehicles that will be involved in crashes resulting in death or personal injury. Additionally, product liability claims that affect our competitors may cause indirect adverse publicity for us and our products.

While we maintain product liability insurance, our coverage may not be adequate to cover certain product liability claims, and we may not be able to obtain adequate insurance coverage in the future at acceptable costs. A successful product liability claim that exceeds our policy limits could require us to pay substantial sums. Our risks in this area are particularly pronounced given the relatively limited number of electrified powertrain solutions delivered to date and limited field experience of our products. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our products and business and could have a material adverse effect on our brand, reputation, business, prospects, financial condition and operating results.

We rely on a limited number of customers for a large portion of our revenues, and the loss of one or more such customers could have a material adverse impact on our business, financial condition and results of operations.

We depend on a limited number of customers for a significant portion of our revenue. For the fiscal year ended December 31, 2020, we had one customer that accounted for 68% of our revenue. The loss of this customer could have a significant impact on our revenues and harm our business, results of operations and cash flows.

World Energy relies on a limited number of customers for a large portion of its revenues, and the loss of one or more such customers could have a material adverse impact on our business, financial condition and results of operations.

World Energy depends on a limited number of customers for a significant portion of its revenue. For the fiscal year ended December 31, 2020, World Energy had one customer that accounted for 73% of its revenues and another customer that accounted for 13% of its revenues. The loss of either of these customers could have a significant impact on our revenues and harm our business, results of operations and cash flows.

We may not be able to further penetrate the fleet market or enter into new markets in the future.

Our success, and our ability to increase revenue and operate profitably, depends in part on our ability to expand our customer base, further penetrating the fleet markets comprised of corporations, municipalities and public utilities along with expansion into new markets. We have an established customer base in the light and medium duty commercial and municipal fleet markets, although there is no assurance that we will be able to make additional sales to our existing or prior customers. As part of our growth plan, an increase in revenue is expected to be generated from further market penetration into the light and medium duty commercial and municipal fleet markets. In addition, as we develop new technologies, part of the growth plan involves expansion into new markets, such as the heavy duty commercial fleet market. If we are unable to meet our customers’ performance requirements or industry specifications limiting expansion into existing or new markets, our business, prospects, financial condition and operating results would be materially adversely affected.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and producing our electrified powertrain solutions and building our brand. We expect to incur significant expenses which will impact our profitability, including research and development expenses, raw material procurement costs, sales and distribution expenses as we build our brand and market our electrified powertrain solutions, and general and administrative expenses as we scale our operations and incur costs as a public company. Our ability to become profitable in the future will depend on our ability to complete the design and development of additional electrified powertrain solutions to meet projected performance metrics and successfully market our electrified powertrain solutions and services. Additionally, for us to become profitable, we must develop powertrain solutions that are cost effective to help achieve our expected margins. If we are unable to efficiently design, produce, market, sell, distribute and service our electrified powertrain solutions, our margins, profitability and prospects would be materially and adversely affected.

Our business model requires further market penetration to drive growth and failure to expand would have a material adverse effect on our operating results and business and could result in substantial liabilities that exceed our resources.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. Our future results depend on the successful implementation of our management’s growth strategies – including the launch of new products and services through our XL Grid and EaaS offerings - and are based on assumptions and events over which we have only partial or no control. These initiatives and products may not generate as much revenue, cost more to bring to market, and create greater liabilities than we anticipate. We will continue to encounter risks and difficulties frequently experienced by early stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. Any investment in us is therefore highly speculative and could result in the loss of your entire investment.

We may require continued capital investment.

We should have sufficient capital in the near future for the design, development and manufacture of electrified powertrain solutions. However, we may require additional capital investment in the future to fund operations, continue research and development and improve infrastructure. There can be no assurance that we will have access to the capital we need on favorable terms when required or at all. If we cannot raise additional funds when we need them, our financial condition and business could be materially adversely affected.

If we fail to manage our growth effectively, including failing to attract and integrate qualified personnel, we may not be able to develop, produce, market and sell our electrified powertrain solutions successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. We expect our future expansion to include:

●	expanding the management team;

●	hiring and training new personnel;

●	forecasting production and revenue;

●	controlling expenses and investments in anticipation of expanded operations;

●	establishing or expanding design, production, sales and service facilities;

●	implementing and enhancing administrative infrastructure, systems and processes;

●	expanding into international markets; and

●	acquiring other businesses.

We intend to continue to hire a significant number of additional personnel, including controls and systems engineers, design and development engineers and production personnel for our electrified powertrain solutions. Because our electrified powertrain solutions are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in electrified vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training any newly hired employees. Competition for individuals with experience designing and producing electrified vehicles and their software is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business, prospects, financial condition and operating results.

Our success will depend on our ability to economically source and coordinate the installation of electrified powertrain solutions at scale, and our ability to develop and produce electrified powertrain solutions of sufficient quality and appeal to customers on schedule and at scale is unproven.

Our business depends in large part on our ability to execute our plan to develop, produce, assemble, market, sell, install and service our electrified powertrain solutions. In particular, we rely on Parker Hannifin Corporation to supply all of our motors. We further rely on other third parties to supply wire harnesses and inverters, each of which are used in our electrified powertrain solutions. We currently source all components and assemble them into systems which are sent to our upfitter partners. These upfitter partners then install and commission our electrified powertrain solutions. While these arrangements can lower operating costs and enable rapid increases in installations, they also reduce our direct control over installation. Such diminished control may have an adverse effect on the quality or quantity of products or services, or our flexibility to respond to changing conditions.

We rely on single-source suppliers to supply and produce certain components and rely on upfitter partners for installation of our electrified powertrain solutions. Any failure of these suppliers or partners to perform could require us to seek alternative suppliers or to expand our production capabilities, which could incur additional costs and have a negative impact on our cost or supply of components or finished goods. In addition, production, logistics in supply or production areas, or transit to final destinations can be disrupted for a variety of reasons including, but not limited to, natural and man-made disasters, information technology system failures, commercial disputes, military actions, economic, business, labor, environmental, public health or political issues or international trade disputes.

We, along with our supply chain and upfitter partners, have limited experience to date in high volume production of our electrified powertrain solutions. We do not know if the sources of component supply and/or upfitters at scale will remain reliable to enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our electrified powertrain solutions. Even if we and our upfitter partners are successful in developing our high volume production capability and processes and in reliably sourcing our component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or in time to meet our vehicle commercialization schedules or to satisfy the requirements of customers. Any failure to develop such production processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, prospects, financial condition and operating results.

We may experience significant delays in the design, production and launch of our electrified powertrain solutions, which could harm our business, prospects, financial condition and operating results.

Any delay in the financing, design, production and launch of our electrified powertrain solutions could materially damage our brand, business, prospects, financial condition and operating results. There are often delays in the design, production and commercial release of new products, and to the extent these delays postpone the launch of our electrified powertrain solutions, our growth prospects could be adversely affected as we may fail to grow our market share. We integrate electrified solutions into OEM vehicles, and if the OEM makes unexpected changes to the function of the vehicle, this could significantly delay the development and therefore launch of our electrified powertrain solutions. We will rely on upfitter partners to install our electrified powertrain solutions, and if they are not able to produce product at scale or meet our specifications, we may need to expand our production capabilities, which would cause us to incur additional costs. Furthermore, we rely on third-party suppliers for the provision and development of many of the key components and materials used in our electrified powertrain solutions, and to the extent they experience any delays, we may need to seek alternative suppliers. If we experience delays by our suppliers, we could experience delays in delivering on our timelines.

If we are unable to successfully produce our electrified powertrain solutions, our business will be harmed.

There are numerous potential ways we could be unable to produce our electrified powertrain solutions. Our suppliers’ production facilities, which are used to produce components for our electrified powertrain solutions, would be costly to replace and could require substantial lead time to replace and qualify for use. Our suppliers’ production facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for us to produce our electrified powertrain solutions for some period of time. The inability to produce our electrified powertrain solutions or the backlog that could develop if our production facilities and the production facilities of our outsourcing partners and suppliers are inoperable for even a short period of time may result in the loss of customers or harm our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to our on acceptable terms, if at all.

We are dependent on vehicle OEMs, upfitters and body builders to bring our electrified powertrain solutions to market, all of which are subject to risks.

Because we do not manufacture complete vehicles, we are dependent on vehicle OEMs and body builders to provide vehicle chassis for our electrified powertrain solutions. We rely on upfitters for the installation of our electrified powertrain solutions. Reliance on OEMs, body builders and upfitters for the production and installation of our electrified powertrain solutions is subject to risks with respect to operations that are outside our control. By way of example, the current global microchip shortage has significantly limited the availability of chassis from several vehicle OEMs in the current year. If OEMs or body builders are not able to produce vehicle chassis and provide them to us or upfitters, or a change in governmental regulations or policies occurs, we would need to develop our own vehicle on which to install our electrified powertrain solutions. Either case could have a negative impact on our ability to sell our electrified powertrain solutions at anticipated prices or margins or in expected timeframes. Additionally, we may permit returns of vehicles installed with our electrified powertrain solutions, which may result in significant additional costs to us if we are required to convert the vehicles back to their original form. There is risk of potential disputes with our upfitters, and we could be affected by negative publicity related to our upfitter partners whether or not such publicity is related to their collaboration with us. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our upfitter partners’ workmanship. In addition, although we are involved in each step of the supply chain, production and installation processes, because we also rely on our upfitter partners and suppliers to meet our quality standards, there can be no assurance that the final product will meet expected quality standards.

We may be unable to enter into new agreements or extend existing agreements with upfitter partners on terms and conditions acceptable to us and therefore may need to contract with other third parties or significantly add to our own production capacity. There can be no assurance that in such event we would be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that our electrified powertrain solutions produced at facilities of new producers comply with our quality standards and regulatory requirements, may be greater than anticipated. Any of the foregoing could adversely affect our business, prospects, financial condition and operating results.

Our ability to sell electrified powertrain solutions depends on compatibility with various OEM vehicle models and characteristics. The pace of change of these models and changing model availability is outside of our control and could create adverse conditions and materially affect our financial results.

We are dependent on our suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of our systems for powertrains at prices and volumes, performance and specifications acceptable to us could have a material adverse effect on our business, prospects, financial condition and operating results.

We rely on third-party suppliers for the provision and development of certain key components and materials used in our electrified powertrain solutions. While we plan to obtain components from multiple sources whenever possible, some of the critical components used in our vehicles will be purchased by us from a single source or a limited number of sources. For example, we purchase all of our motors from a single supplier, Parker Hannifin Corporation.

Our third-party suppliers may not be able to meet their product specifications and performance characteristics, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our third-party suppliers may be unable to obtain required certifications for their products which we plan to use or provide warranties that are necessary for our solutions. If we are unable to obtain components and materials used in our electrified powertrain solutions from our suppliers or if our suppliers decide to create or supply a competing product, our business could be adversely affected. While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term (or at all) or at prices or quality levels that are favorable to us, which could have a material adverse effect on our business, prospects, financial condition and operating results.

Our manufacturing operations are dependent upon third-party suppliers, including, in certain cases, single-source suppliers, making us vulnerable to supply shortages.

Third-party suppliers provide us with raw materials, parts and manufactured components (“Third Party Supplies”). Any delay in receiving Third Party Supplies could impair our ability to deliver products to our customers and, accordingly, could have an adverse effect on our business, financial condition, results of operations, and cash flows. The volatility in the financial markets and uncertainty in the automotive sector could result in exposure related to the financial viability of certain of our suppliers. Suppliers may also exit certain business lines, causing us to find other suppliers for materials or components. Finding new suppliers could potentially delay our ability to timely deliver products to customers and such new suppliers may also change the terms on which they are willing to provide products to us, any of which could adversely affect our financial condition and results of operations. In addition, many of our suppliers have unionized workforces that could be subject to work stoppages as a result of labor relations issues. The outbreak of COVID-19 resulted in work stoppages at certain suppliers that are part of our supply chain. The ongoing impact of the COVID-19 pandemic could result in additional work stoppages at our suppliers in the future. All manufacturing operations at our plants are subject to change based on market conditions, component supplier disruptions, government regulations, and the continued spread and impact of the COVID-19 pandemic. If work stoppages were to be implemented, there could be resulting supply shortages that could impact our ability to deliver our products to our customers on schedule and, accordingly, could have an adverse effect on our business, financial condition, results of operations, and cash flows. Some of our suppliers are the sole source for a particular supply item (e.g., the majority of motors, certain batteries, and inverters) and cannot be quickly or inexpensively re-sourced to another supplier due to long lead times and contractual commitments that might be required by another supplier in order to provide the component or materials. Even as production resumes by us and our suppliers, production volumes may be volatile and we may need to modify our production environment to ensure the health and safety of our workers and customers. If we are unsuccessful in managing a re-start of our production, our results of operations may be materially affected. In addition to the risks described above regarding interruption of Third Party Supplies, which are exacerbated in the case of single-source suppliers, the exclusive supplier of a component potentially could exert significant bargaining power over price, quality, warranty claims or other terms relating to a component. Additionally, our suppliers may prioritize their resources for any long-term commitments to third parties or larger customers and to our detriment. We may not be in a position to find alternate suppliers in a timely manner to continue to operate consistent with our obligations to or expectations of our customers.

Our future growth is dependent upon the fleet industry’s willingness to adopt xEVs.

Our growth is highly dependent upon the adoption of xEVs by the commercial and municipal fleet industry. If the market for xEVs and our electrified powertrain solutions does not develop at the rate or in the manner or to the extent that we expect, or if critical assumptions we have made regarding the efficiency of our electrified powertrain solutions are incorrect or incomplete, our business, prospects, financial condition and operating results will be harmed. The fleet market for xEVs is characterized by rapidly changing technologies, price competition, numerous competitors including OEMs, evolving government regulation and industry standards and uncertain customer demands and behaviors.

Factors that may influence the fleet market adoption of xEVs vehicles include:

●	perceptions about xEV quality, safety, design, performance, reliability and cost, especially if adverse events or accidents occur that are linked to the quality or safety of xEVs;

●	the perceived willingness of vehicle OEMs to honor factory warranties on vehicles equipped with our powertrain solutions;

●	perceptions about vehicle safety in general, including the use of advanced technology, such as vehicle electronics, batteries and regenerative braking systems;

●	the decline of vehicle efficiency and/or range resulting from deterioration over time in the ability of the battery to hold a charge;

●	changes or improvements in the fuel economy of internal combustion engines, the vehicle and the vehicle controls or competitors’ electrified systems;

●	the availability of service, charging and fueling and other associated costs for xEVs;

●	volatility in the cost of energy, electricity, oil and gasoline could affect buying decisions;

●	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy, including new regulations mandating zero tailpipe emissions compared to overall carbon reduction;

●	the availability of tax and other governmental incentives to purchase and operate xEVs or future regulation requiring increased use of nonpolluting trucks; and

●	macroeconomic factors.

As an example, , travel restrictions and social distancing efforts in response to the COVID-19 pandemic have negatively impacted and will continue to negatively impact the commercial fleet industry, for an unknown, but potentially lengthy, period of time. Additionally, we may become subject to regulations that may require us to alter the design of our electrified powertrain solutions, which could negatively impact customer interest in our products.

We may in the future experience additional competition in current and potential future markets.

We work closely with traditional vehicle manufacturers to provide electrification solutions for their standard gas-powered vehicles. As a result, we have historically considered our relationship to such companies to be that of a market partner as opposed to a competitor. But as the vehicle electrification market continues to expand, traditional vehicle manufacturers may develop and market xEV solutions in larger vehicles or all electric versions of the same vehicles being deployed with our systems. In particular, Tesla, Inc. (“Tesla”), Hyliion, Inc. (“Hyliion”) and Nikola Corporation (“Nikola”) have announced their plans to bring Class 8 long haul battery electric vehicles and fuel cell electric vehicles to the market over the coming years. Cummins Inc., Daimler AG, Dana Incorporated, Navistar International Corporation, PACCAR Inc., Volvo Group, XOS Trucks and other commercial vehicle manufacturers have also announced their plans to bring Class 8 battery electric vehicles or fuel cell electric vehicles to the market.

In the event that traditional vehicle manufacturers develop xEV solutions that compete with vehicles outfitted with our electrification solutions, we will experience increased industry competition. Competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their electric vehicles. Additionally, such competitors may have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other resources than we do. We may experience competition with respect to recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as further competition in acquiring technologies complementary to, or necessary for, our products. Additional mergers and acquisitions may result in even more resources being concentrated in our competitors. There are no assurances that customers will choose our electrified systems or vehicles over those of our competitors, and future competition could have a material adverse effect on our business, financial condition and results of operations.

We, the OEMs and our suppliers are subject to substantial regulation, and unfavorable changes to, or failure by us, the OEMs or our suppliers to comply with, these regulations could substantially harm our business and operating results.

Our electrified powertrain solutions, and the sale of motor vehicles in general, are subject to substantial regulation under international, federal, state and local laws. OEMs and our suppliers also are currently, or may in the future, become subject to such regulations. We continue to evaluate requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, sell or service our electrified powertrain solutions in the jurisdictions in which we plan to operate and intend to take such actions necessary to comply. We may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell or service our electrified powertrain solutions in any of these jurisdictions. If we, OEMs or our suppliers are unable to obtain or comply with any of the licenses, approvals, certifications or other governmental authorizations necessary to carry out our operations in the jurisdictions in which they currently operate, or those jurisdictions in which they plan to operate in the future, our business, prospects, financial condition and operating results could be materially adversely affected. We expect to incur significant costs in complying with these regulations. Regulations related to the vehicle industry are evolving and we face risks associated with changes to these regulations, including but not limited to:

●	increased subsidies for corn and ethanol production, which could reduce the operating cost of vehicles that use ethanol or a combination of ethanol and gasoline;

●	low oil prices; and

●	increased support from local, state and federal governments for other alternative fuel systems, such as but not limited to hydrogen, natural gas and bio-fuels, which could have an impact on the acceptance of our electrified powertrain solutions.

To the extent the laws change, our electrified powertrain solutions and our suppliers’ products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

We are exposed to the credit risk of some of our direct customers, which subjects us to the risk of non-payment for our products.

We distribute our electrified powertrain solutions through a network of upfitters, OEMs and OEM dealers, some of which may not be well-capitalized and may be of a lower credit quality. This direct customer network subjects us to the risk of non-payment for our electrified powertrain solutions. In addition, during periods of economic downturn in the global economy, our exposure to credit risks from our direct customers may increase, and our efforts to monitor and mitigate the associated risks may not be effective. In the event of non-payment by one or more direct customers, our business, financial condition and results of operations could be materially adversely affected.

We may need to raise additional funds, which may not be available to us on favorable terms or at all. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.

The design, production, sale and servicing of our electrified powertrain solutions is capital-intensive. We currently expect that no additional capital will be needed to achieve profitability. However, we may subsequently determine that additional funds are necessary earlier than anticipated. This capital may be necessary to fund our ongoing operations, continue research, development and design efforts, acquire companies or technologies and improve infrastructure. We may raise additional funds through the issuance of equity, equity related or debt securities or through obtaining credit from government or financial institutions. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be materially adversely affected.

If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts and within our industry, or are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.

Customers may be less likely to purchase our electric powertrain solutions if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as customer unfamiliarity with our electric powertrain solutions, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of hybrid electric vehicles or our other services and our production and sales performance compared with market expectations.

If we are unable to address the service requirements of our customers, our business, prospects, financial condition and operating results may be materially and adversely affected.

With further market penetration and expansion into new markets, we plan to increase our servicing network of our electrified powertrain solutions. Servicing xEVs is different than servicing traditional vehicles and requires specialized skills, including high voltage training and servicing techniques. We partner with upfitters to perform some or all of the servicing on our electrified powertrain solutions, and will need to expand our service network. There can be no assurance that we will be able to enter into an acceptable arrangement with any such third-party provider. Our customers will also depend on our customer support team to resolve technical and operational issues relating to the integrated software underlying our electrified powertrain solutions. Our ability to provide effective customer support is largely dependent on our ability to attract, train and retain qualified personnel with experience in supporting customers on platforms such as ours. As we continue to grow, additional pressure may be placed on our customer support team, and we may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. We also may be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our operating results. If we are unable to successfully address the service requirements of our customers or establish a market perception that we do not maintain high-quality support, we may be subject to claims from our customers, including loss of revenue or damages, and our business, prospects, financial condition and operating results may be materially and adversely affected.

We are highly dependent on the services of Dimitri N. Kazarinoff, our Chief Executive Officer, and Thomas  (Tod) J. Hynes III, our President, and if we are unable to retain Mr. Kazarinoff or Mr. Hynes, attract and retain key employees and hire qualified management, technical and vehicle engineering personnel, our ability to compete could be harmed.

Our success depends, in part, on our ability to retain our key personnel. We are highly dependent on the services of Dimitri N. Kazarinoff, our Chief Executive Officer, and Tod Hynes, our President. Mr. Kazarinoff and Mr. Hynes are the source of many, if not most, of the ideas and execution driving our company. If Mr. Kazarinoff or Mr. Hynes were to discontinue their service to us due to death, disability or any other reason, we would be significantly disadvantaged. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business.

Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand and competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could adversely affect our business, including the execution of our global business strategy. We do not maintain, and we do not expect to maintain in the future, key man life insurance policies with respect to Dimitri N. Kazarinoff or Tod Hynes. Any failure by our management team and our employees to perform as expected may have a material adverse effect on our business, prospects, financial condition and operating results.

We face significant barriers to enter new markets, and if we cannot successfully overcome those barriers, our business will be negatively impacted.

The commercial trucking industry has traditionally been characterized by significant barriers to entry, including the ability to meet performance requirements or industry specifications, acceptance by OEMs and end users, investment costs of design and production, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales capabilities. If we are not able to overcome these barriers, our business, prospects, financial condition and operating results will be negatively impacted and our ability to grow our business will be harmed.

Future product recalls could materially adversely affect our business, prospects, financial condition and operating results.

In 2019 we experienced two recalls that were subsequently remediated. In the future, we may voluntarily or involuntarily initiate a recall if any of our products (including the batteries we design, develop and include in our systems) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image, as well as our business, prospects, financial condition and operating results.

Increases in costs, disruption of supply or shortage of our components, particularly battery cells, could harm our business.

In the production of our electrified powertrain solutions, we have experienced, and in the future may again experience, increases in the cost or a sustained interruption in the supply or shortage of our components. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. The prices for our components fluctuate depending on market conditions and global demand and could adversely affect our business, prospects, financial condition and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for battery cells. These risks include:

●	the inability or unwillingness of current battery manufacturers to build or operate battery cell production facilities to supply the numbers of battery cells required to support the growth of the electric vehicle industry as demand for such cells increases;

●	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

●	an increase in the cost of raw materials.

Any disruption in the supply of battery cells could temporarily disrupt production of our electrified powertrain solutions until a different supplier is fully qualified. Moreover, battery cell manufacturers may refuse to supply electric vehicle manufacturers if they determine that the vehicles are not sufficiently safe. Furthermore, fluctuations or shortages in petroleum and other economic conditions have in the past and may again in the future cause us to experience significant increases in freight charges. Substantial increases in the prices for raw materials have in the past and may again in the future increase the cost of our components and consequently, the costs of products. There can be no assurance that we will be able to recoup increasing costs of our components by increasing prices, which could reduce our margins.

Vehicles equipped with our electrified powertrain solutions make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs within our electrified powertrain solutions make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of our vehicles or other battery packs that we produce could occur, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our vehicles, could seriously harm our business and reputation.

In addition, we store battery packs in our facility prior to sending such battery packs to upfitters for installation on vehicles. Any mishandling of battery cells may cause disruption to the operation of our facilities. While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt our operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.

We have been, and may in the future be, adversely affected by the global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm our business, prospects, financial condition and operating results.

There has been a widespread worldwide impact from the COVID-19 pandemic, and we have been, and may in the future be, adversely affected as a result. Numerous government regulations and public advisories, as well as shifting social behaviors, have temporarily limited or closed non-essential transportation, government functions, business activities and person-to-person interactions, and the duration of such trends is difficult to predict. Reduced operations and production line shutdowns at vehicle OEMs due to COVID-19, limitations on travel by our personnel and personnel of our customers, and future delays or shutdowns of vehicle OEMs or our suppliers could impact our ability to meet customer orders. We also instituted certain temporary cost reduction measures such as reducing or deferring discretionary spending.

Our operations and timelines may also be affected by global economic markets and levels of consumer comfort and spending, which could impact demand in the worldwide transportation industries. Because the impact of current conditions on an ongoing basis is yet largely unknown, is rapidly evolving and has been varied across geographic regions, this ongoing assessment will be particularly critical to allow us to accurately project demand and infrastructure requirements globally and deploy our workforce and other resources accordingly. If current global market conditions continue or worsen, or if we cannot or do not resume reduced operations at a rate commensurate with such conditions or resume full operational capacity and are later required to or choose to reduce such operations again, our business, prospects, financial condition and operating results could be materially harmed.

Our financial condition and results of operations for fiscal 2021 and future periods may be adversely affected by the recent COVID-19 outbreak or other outbreak of infectious disease or similar public health threat.

COVID-19 continues to spread globally and has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and shutdowns. These measures have impacted and may continue to impact our workforce and operations, the operations of our customers, and those of our respective suppliers. We have experienced some disruptions in supply from some of our suppliers. Additionally, we have experienced a shift in customer demand. There is considerable uncertainty regarding such measures and potential future measures. Restrictions on access to our support operations or workforce, or similar limitations for our vendors and suppliers, and restrictions or disruptions of transportation, such as reduced availability of air transport, port closures, and increased border controls or closures, could limit our capacity to meet customer demand, lead to increased costs and have a material adverse effect on our financial condition and results of operations.

The outbreak has significantly increased economic and demand uncertainty. These uncertainties also make it more difficult for us to assess the quality of our product order backlog and to estimate future financial results. The current outbreak of COVID-19 has caused an economic slowdown, and it is increasingly likely that its continued spread will lead to a global recession, which could have a material adverse effect on demand for our products and on our financial condition and results of operations.

The spread of COVID-19 has caused us to modify our business practices and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, partners, and suppliers. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus, and our ability to perform critical functions could be harmed. In addition, in light of concerns about the spread of COVID-19, our workforce has at times been operating at reduced levels at our facilities, which may continue to have an adverse impact on our ability to timely meet future customer orders.

The duration of the business disruption and related financial impact cannot be reasonably estimated at this time. However, it may materially affect our ability to obtain materials, deliver products in a timely manner, and it also may impair our ability to meet customer demand for products, result in lost sales, additional costs, or penalties, or damage our reputation. The extent to which COVID-19 or any other health epidemic will further impact our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

Additionally, we have experienced and may continue to experience demand uncertainty as a result of COVID-19. This demand uncertainty has continued into fiscal year 2021, with delays in the government response and postponements of purchases of our products by municipal departments due to major budget shortfalls. In addition, we believe that the impact of the global microchip shortage that the entire industry is currently experiencing will adversely impact our operating results in fiscal year 2021. Given the uncertainty related to vaccination speed and rates and potential impacts of new variants of COVID-19, there continues to be pandemic related risk to our results. The extent to which these impacts on demand may continue, and the effect they may have on our business and operating results, will depend upon future developments that are highly uncertain and cannot be accurately predicted.

Our insurance strategy may not be adequate to protect us from all business risks.

In the ordinary course of business, we may be subject to losses resulting from products liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. While we currently carry commercial general liability, commercial automobile liability, excess liability and workers’ compensation policies, we may not maintain sufficient insurance coverage, and in some cases, we may not maintain any at all. Additionally, the policies that we do have may include significant deductibles, and we cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. A loss that is uninsured or exceeds policy limits may require us to pay substantial amounts, which could materially adversely affect our financial condition and operating results.

We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

We have entered into strategic alliances, and may in the future enter into additional strategic alliances or joint ventures or minority equity investments, in each case with various third parties for the production of our electrified powertrain solutions as well as with other collaborators with capabilities on data and analytics, engineering and installation channels. These alliances subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

Strategic business relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to continue to identify or secure suitable business relationship opportunities in the future or our competitors may capitalize on such opportunities before we do. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects, financial condition and operating results could be materially adversely affected.

When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect and, given prevailing investment interest in the vehicle electrification sector, may command inflated purchase consideration, excessive growth investment and/or generate significant near term operating losses. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

We are subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in our electrified powertrain solutions and customer data processed by our or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business.

We are at risk for interruptions, outages and breaches of: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; (b) facility security systems, owned by us or our third-party vendors or suppliers; (c) transmission control modules or other in-product technology, owned by us or our third-party vendors or suppliers; (d) the integrated software in our electrified powertrain solutions; or (e) customer or driver data that our processes or our third-party vendors or suppliers process on our behalf. Such cyber incidents could: materially disrupt operational systems; result in loss of trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of our facilities; or affect the performance of transmission control modules or other in-product technology and the integrated software in our electrified powertrain solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect ourselves against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our electric powertrain solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect our business, prospects, financial condition and operating results. In addition, our insurance coverage for cyberattacks may not be sufficient to cover all the losses we may experience as a result of a cyber-incident.

We also collect, store, transmit and otherwise process customer, driver and employee and others’ data as part of our business and operations, which may include personal data or confidential or proprietary information. We also work with partners and third-party service providers or vendors that collect, store and process such data on our behalf and in connection with our products and services. There can be no assurance that any security measures that we or our third-party service providers or vendors have implemented will be effective against current or future security threats. While we have developed systems and processes designed to protect the availability, integrity, confidentiality and security of our and our customers’, drivers’, employees’ and others’ data, our security measures or those of our third-party service providers or vendors could fail and result in unauthorized access to or disclosure, acquisition, encryption, modification, misuse, loss, destruction or other compromise of such data. If a compromise of such data were to occur, we may become liable under our contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Laws in all 50 states require us to provide notice to customers, regulators, credit reporting agencies and others when certain sensitive information has been compromised as a result of a security breach. Such laws are inconsistent and compliance in the event of a widespread data breach could be costly. Depending on the facts and circumstances of such an incident, these damages, penalties, fines and costs could be significant. Such an event could harm our reputation and result in litigation against us. Any of these results could materially adversely affect our business, prospects, financial condition and operating results.

Any unauthorized control or manipulation of the information technology systems in our electrified powertrain solutions could result in loss of confidence in us and our electrified powertrain solutions and harm our business.

Our electrified powertrain solutions contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our electrified powertrain solutions and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks and systems to gain control of or to change our electrified powertrain solutions’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicles. Future vulnerabilities could be identified and our efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of our electrified powertrain solutions, or any loss of customer data, could result in legal claims or proceedings and remediation of such problems could result in significant, unplanned capital expenditures. In addition, regardless of their veracity, reports of unauthorized access to our electrified powertrain solutions or data, as well as other factors that may result in the perception that our electrified powertrain solutions or data are capable of being “hacked,” could negatively affect our brand and harm our business, prospects, financial condition and operating results.

We are subject to evolving laws, regulations, standards and contractual obligations related to data privacy and security, and our actual or perceived failure to comply with such obligations could harm our reputation, subject us to significant fines and liability or adversely affect our business.

We intend to use our in-vehicle services and functionality to log information about each vehicle’s use in order to aid our in-vehicle diagnostics and servicing. Our customers or their drivers may object to the use of this data, which may increase our vehicle maintenance costs and harm our business prospects. Collection of our customers’, employees’ and others’ information in conducting our business may subject us to various legislative and regulatory burdens related to data privacy and security that could require notification of data breaches, restrict our use of such information and hinder our ability to acquire new customers or market to existing customers. The regulatory framework for data privacy and security is rapidly evolving, and we may not be able to monitor and react to all developments in a timely manner. For example, California requires connected devices to maintain minimum information security requirements. As legislation continues to develop, we will likely be required to expend significant additional resources to continue to modify or enhance our protective measures and internal processes to comply with such legislation. In addition, non-compliance with these laws or a significant breach of our third-party service providers’ or vendors’ or our own network security and systems could have serious negative consequences for our business and future prospects, including possible fines, penalties and damages, reduced customer demand for our vehicles and harm to our reputation and brand.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in building our production facilities.

Our operations are and will be subject to international, federal, state and local environmental laws and regulations, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and we have limited experience complying with them. Moreover, we expect that we will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, financial condition and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

Contamination at properties we own or operate, properties we formerly owned or operated or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining required permits and approvals that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business, prospects, financial condition and operating results.

Our electrified powertrain solutions could face competition from original equipment manufacturers and other providers of electrification solutions that enter the commercial vehicle electrification market.

The vehicle electrification market has expanded significantly since we were founded in 2009. While we currently face limited direct competition in the commercial vehicle electrification market, which includes companies such as Hyliion, Workhorse Group Inc. (“Workhorse”), Nikola and Lordstown, because we source all of our components from third party suppliers, some of which under non-exclusive contracts, it is possible that competitors may enter the market in the future. In addition, OEMs that have traditionally focused on the consumer market may expand into the commercial markets. If these companies or other OEMs or providers of electrification solutions expand into the commercial markets, we will face increased direct competition, which could have a material adverse effect on our product prices, market share, revenue and profitability.

The performance characteristics of our electrified powertrain solutions, including fuel economy and emissions levels, may vary, including due to factors outside of our control.

The performance characteristics of our electrified powertrain solutions may vary due to factors outside of our control. For instance, the estimated fuel savings and fuel economy of vehicles installed with our electrified powertrain solutions may vary depending on factors including, but not limited to, drive cycle, speed, terrain, hardware efficiency, payload, vehicle and weather conditions. In addition, GHG emissions of vehicles installed with our electrified powertrain solutions may also vary due to external factors, including the type of fuel, drive cycle, the efficiency and certification of the engine and where the engine is being operated. Additionally, the total emissions generated is subject to how the electricity used to charge our plug in products is generated, which is also outside of our control. These external factors, as well as any operation of our electrified powertrain solutions other than as intended, may result in emissions levels that are greater than we expect. Due to these factors, there can be no guarantee that the operators of vehicles using our electrified powertrain solutions will realize the expected fuel savings and fuel economy and GHG emission reductions.

Our suppliers may rely on complex machinery for our component production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

Our suppliers may rely on complex machinery for the production and assembly of components used in our electrified powertrain solutions, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Some of our suppliers’ production facilities consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, they may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition or operating results.

Our XL Grid business depends in part on support from gas and electric utilities for energy efficiency, and a decline in such support could harm our business.

Our XL Grid energy efficiency services business depends in large part on government legislation and policies that support energy efficiency projects and that enhance the economic feasibility of our energy efficiency services for customers. Several of the states in which we operate support our customers’ investments in energy efficiency through legislation and regulations that provide financial incentives for customers to procure our energy efficiency services.

Our customers frequently depend on these programs to help justify the costs associated with, and to finance energy efficiency projects. If any of these incentives are adversely amended, eliminated or not extended beyond their current expiration dates, or if funding for these incentives is reduced, it could adversely affect our ability to complete projects for our existing customers and obtain project commitments from new customers.

Failure of our subcontractors to properly perform their services in a timely manner could cause delays in the delivery of our XL Gird energy efficiency projects which could damage our reputation, have a negative impact on our relationships with our customers and adversely affect our growth.

Our success depends on our ability to provide quality, reliable energy efficiency services in a timely manner, which in part requires the proper removal and installation of lighting, mechanical and electrical systems by our subcontractors upon which we depend. Substantially all of our energy efficiency solutions are installed by subcontractors. Any delays, malfunctions, inefficiencies or interruptions in our energy efficiency services caused by improper installation by our subcontractors could cause us to have difficulty retaining current customers and attracting new customers. Such delays could also result in additional costs that could affect the profit margin of our projects. In addition, our brand, reputation and growth could be negatively impacted.

Our XL Grid energy efficiency activities and operations are subject to numerous health and safety laws and regulations, and if we violate such regulations, we could face penalties and fines.

We are subject to numerous health and safety laws and regulations in each of the jurisdictions in which we operate. These laws and regulations require us to obtain and maintain permits and approvals and implement health and safety programs and procedures to control risks associated with our energy efficiency projects. If our compliance programs are not successful, we could be subject to penalties or to revocation of our permits, which may require us to curtail or cease operations of the affected projects. Violations of laws, regulations and permit requirements may also result in criminal sanctions or injunctions.

Our costs of complying with current and future health and safety laws, regulations and permit requirements, and any liabilities, fines or other sanctions resulting from violations of them, could adversely affect our business, financial condition and operating results.

Our XL Grid energy efficiency retrofitting process often involves responsibility for the removal and disposal of components containing hazardous materials and at times requires that our subcontractors work in hazardous conditions, either of which could give rise to a claim against us.

When we retrofit a customer’s facility, we typically assume responsibility for removing and disposing of its existing lighting fixtures. Certain components of these fixtures contain trace amounts of mercury and other hazardous materials. Older components may also contain trace amounts of polychlorinated biphenyls, or PCBs. We utilize licensed and insured hazardous wastes disposal companies to remove and/or dispose of such components. Failure to properly handle, remove or dispose of the components containing these hazardous materials in a safe, effective and lawful manner could give rise to liability for us, or could expose our workers or other persons to these hazardous materials, which could result in claims against us. A successful personal injury claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages and could materially adversely affect our results of operations and financial condition.

We have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements and have other adverse consequences.

As a private company, we had not been required to document and test our internal controls over financial reporting nor had management been required to certify the effectiveness of our internal controls and our auditors had not been required to opine on the effectiveness of our internal control over financial reporting. Similarly, we had not been subject to the SEC’s internal control reporting requirements. Following the Business Combination, we became subject to these requirements.

In the course of preparing the financial statements for the year ended December 31, 2019 and 2020, we identified material weaknesses in internal control over financial reporting, which relate to the accounting for equity instruments, in addition to insufficient technical accounting resources and lack of segregation of duties. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis. These deficiencies could result in misstatements to our financial statements that would be material and would not be prevented or detected on a timely basis.

Our management has concluded that these material weaknesses in our internal control over financial reporting are due to the fact that, prior to the Business Combination, we were a private company with limited resources. We did not have the necessary business processes and related internal controls, or the appropriate resources or level of experience and technical expertise, that would be required to oversee financial reporting processes or to address the accounting and financial reporting requirements. Our management is in the process of developing a remediation plan. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in further material misstatements to our annual or interim financial statements that would not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could be adversely affected and we could become subject to litigation or investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources.

Insufficient warranty reserves to cover future warranty claims could materially adversely affect our business, prospects, financial condition and operating results.

As our business expands the sale of our electrified powertrain solutions, we will need to increase warranty reserves to cover warranty-related claims. If our warranty reserves are inadequate to cover future warranty claims on our vehicles, our business, prospects, financial condition and operating results could be materially and adversely affected. We may become subject to significant and unexpected warranty expenses as well as claims from our customers, including loss of revenue or damages. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.

Inability to leverage vehicle and customer data could impact our software algorithms and impact research and development operations.

We rely on data collected from the use of fleet vehicles outfitted with our products, including vehicle data and data related to battery usage statistics. We use this data in connection with our software algorithms and the research, development and analysis of our products. Our inability to obtain this data or the necessary rights to use this data could result in delays or otherwise negatively impact our research and development efforts.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.

We plan to include in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance over-the-road performance for cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We utilize reputable third-party service providers or vendors for all of our data other than our source code, and these providers could also be vulnerable to harms similar to those that could damage our systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our third-party cloud hosting providers could result in lengthy interruptions in our data services. In addition, our in-vehicle services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in our business or the failure of our systems.

Our electrified powertrain solutions rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

Our electrified powertrain solutions rely on software and hardware, including software and hardware developed or maintained internally or by third parties, that is highly technical and complex and will require modification and updates over the life of the vehicle. In addition, our electrified powertrain solutions depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware may contain errors, bugs, vulnerabilities, design defects or technical limitations, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities within our software or hardware may be difficult to detect and may only be discovered after the code has been released for external or internal use. Although we attempt to remedy any issues we observe in our products as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not resolve issues to the satisfaction of our customers. Additionally, even if we are able to deploy updates to the software addressing any issues, our over-the-air update procedures may fail to properly update the software. In such an instance, affected vehicles would need to be brought to an upfitter or to one of our service team members for updates to be installed, and the software would remain subject to vulnerabilities until such time as the updates are installed. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, we may suffer damage to our reputation, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

If our electrified powertrain solutions fail to perform as expected, our ability to develop, market and sell our electrified powertrain solutions could be harmed.

Our electrified powertrain solutions may contain defects in design and production that may cause them not to perform as expected or may require repair. There can be no assurance that we will be able to detect and fix any defects in our electrified powertrain solutions. We may experience recalls in the future, which could adversely affect our brand and could adversely affect our business, prospects, financial condition and operating results. Our electrified powertrain solutions may not perform consistent with customers’ expectations or consistent with other vehicles which may become available. Any product defects or any other failure of our electrified powertrain solutions and software to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, negative publicity, product liability claims and significant warranty and other expenses and could have a material adverse impact on our business, prospects, financial condition and operating results. Additionally, problems and defects experienced by other electrified powertrain fleet solutions could by association have a negative impact on perception and customer demand for our electrified powertrain solutions.

Developments in alternative technology or improvements in the internal combustion engine may adversely affect the demand for our electrified powertrain solutions.

Significant developments in alternative technologies, such as battery cell technology, advanced diesel, ethanol or natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business, prospects, financial condition and operating results in ways we do not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to our electrified powertrain solutions. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new electrified powertrain solutions, which could result in the loss of competitiveness, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in alternate technology. As technologies change, we plan to upgrade or adapt our electrified powertrain solutions with the latest technology, in particular battery cell technology. However, our electrified powertrain solutions may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our electrified powertrain solutions.

Our beliefs regarding the ability of our electrified powertrain solutions to limit carbon intensity and reduce GHG emissions and contribute to global decarbonization may be based on materially inaccurate assumptions.

We believe that our electrified powertrain solutions, to the extent adopted, may have the ability to limit carbon intensity and reduce GHG emissions from fleet operations; however, these beliefs are based on certain assumptions, including, but not limited to, our projections of the fuel types used, drive cycle and our electrified powertrain solutions’ efficiencies and performance. To the extent our assumptions are materially incorrect or incomplete, it could adversely impact our business, prospects, financial condition and operating results. In addition, if our assumptions regarding the ability of our solutions to limit carbon intensity and reduce GHG emissions from trucking operations are materially incorrect or incomplete, or if our beliefs regarding the availability of our products are materially incorrect or incomplete, it is possible that our competitors’ technology may be better at limiting carbon intensity and reducing GHG emissions in certain circumstances and in certain markets.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

As a public company, we are incurring and expect to continue to  incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board advisors or as executive officers.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. We are in the process of upgrading our finance and accounting systems to an enterprise system suitable for a public company, and a delay could impact our ability or prevent we from timely reporting our operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Changes in U.S. trade policy, including the imposition of tariffs and the resulting consequences, could adversely affect our business, prospects, financial condition and operating results.

The U.S. government has adopted a new approach to trade policy and in some cases has attempted to renegotiate or terminate certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods, including steel and certain commercial vehicle parts, which have begun to result in increased costs for goods imported into the U.S. In response to these tariffs, a number of U.S. trading partners have imposed retaliatory tariffs on a wide range of U.S. products, which makes it more costly for us to export our products to those countries. If we are unable to pass price increases on to our customer base or otherwise mitigate the costs, or if demand for our exported products decreases due to the higher cost, our operating results could be materially adversely affected. In addition, further tariffs have been proposed by the U.S. and our trading partners and additional trade restrictions could be implemented on a broader range of products or raw materials. The resulting environment of retaliatory trade or other practices could have a material adverse effect on our business, prospects, financial condition, operating results, customers, suppliers and the global economy.

We intend in the future to expand internationally and will face risks associated with our international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

We will face risks associated with our future international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business. We anticipate having international operations which would subject us to the legal, political, regulatory and social requirements and economic conditions in any future jurisdictions. Additionally, as part of our growth strategy, we intend to expand our sales and servicing programs internationally. However, we have no experience to date selling and servicing our electrified powertrain solutions internationally except for in Canada, and such expansion would require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our electrified powertrain solutions and require significant management attention. These risks include:

●	conforming our electrified powertrain solutions to various international regulatory requirements where our electrified powertrain solutions are sold, or homologation;

●	difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell or service our electrified powertrain solutions in any of these jurisdictions;

●	difficulty in staffing and managing foreign operations;

●	difficulties attracting customers in new jurisdictions;

●	foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon our in the U.S., and foreign tax and other laws limiting our ability to repatriate funds to the U.S.;

●	fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities our undertakes;

●	U.S. and foreign government trade restrictions, tariffs and price or exchange controls;

●	foreign labor laws, regulations and restrictions;

●	changes in diplomatic and trade relationships;

●	political instability, natural disasters, global health concerns, including health pandemics such as the COVID-19 pandemic, war or events of terrorism; and

●	the strength of international economies.

If we fail to successfully address these risks, our business, prospects, financial condition and operating results could be materially harmed.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We could face criminal liability and other serious consequences for violations, which could harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct or will conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

We are subject to governmental export and import control laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, prospects, financial condition and operating results.

Our products and solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of our products and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on our and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes in our products or solutions or changes in applicable export or import laws and regulations may create delays in the introduction and sale of our products and solutions in international markets, increase costs due to changes in import and export duties and taxes, prevent our customers from deploying our products and solutions or, in some cases, prevent the export or import of our products and solutions to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of our products and solutions or in our decreased ability to export or sell our products and solutions to customers. Any decreased use of our products and solutions or limitation on our ability to export or sell our products and solutions would likely adversely affect our business, prospects, financial condition and operating results.

Regulatory requirements may have a negative effect upon our business.

All vehicles sold must comply with international, federal, and state motor vehicle safety standards. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Our products may be subject to substantial regulation under federal, state, and local laws and standards. These regulations include those promulgated by the U.S. EPA, the National Highway Traffic Safety Administration, Pipeline and Hazardous Materials Safety Administration and various state boards, and compliance certification is required for each new model year. These laws and standards are subject to change from time to time and we could become subject to these regulations in the future. In addition, federal, state, and local laws and industrial standards for electric vehicles are still developing. Compliance with these regulations could be challenging, burdensome, time consuming, and expensive. If compliance results in delays or substantial expenses, our business could be materially adversely affected.

Unfavorable publicity, or a failure to respond effectively to adverse publicity, could harm our reputation and adversely affect our business.

As an early stage company, maintaining and enhancing our brand and reputation is critical to our ability to attract and retain employees, partners, customers and investors, and to mitigate legislative or regulatory scrutiny, litigation and government investigations.

Recent significant negative publicity has adversely affected our brand and reputation and our stock price. Negative publicity may result from allegations of fraud, improper business practices, employee misconduct or any other matters that could give rise to litigation and/or governmental investigations. Unfavorable publicity relating to us or those affiliated with us has and may in the future adversely affect public perception of the entire company. Adverse publicity and its effect on overall public perceptions of our brand, or our failure to respond effectively to adverse publicity, could have a material adverse effect on our business.

In March 2021, an entity published an article containing certain allegations against us. This article and the public response to such article, as well as other negative publicity, have adversely affected our brand and reputation as well as our stock price, which makes it difficult for us to attract and retain employees, partners and customers, reduces confidence in our products and services, harms investor confidence and the market price of our securities, invites legislative and regulatory scrutiny and has resulted in shareholder derivative suits. As a result, customers, potential customers, partners and potential partners may in the future fail to award us additional business or cancel or seek to cancel existing contracts or otherwise, direct future business to our competitors, and investors may invest in our competitors instead.

We have been named a defendant in stockholder class action lawsuits. This, and potential similar or related lawsuits, could result in substantial damages and may divert management’s time and attention from our business.

On March 8, 2021, the Suh Complaint was filed in federal district court for the Southern District of New York against us and certain of our current officers and directors. On March 12, 2021, the Kumar Complaint was filed in federal district court for the Southern District of New York against us and certain of our current officers and directors. Both the Suh Complaint and the Kumar Complaint allege that certain public statements made by the defendants between October 2, 2020 and March 2, 2021 violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. Those cases were consolidated and a lead plaintiff appointed in June 2021, and an amended complaint was filed on July 20, 2021. The defendants filed a motion to dismiss the amended complaint on August 26, 2021. The plaintiffs filed an opposition to the motion to dismiss on October 4, 2021. The defendants’ reply brief, if any, is due to be filed on or before October 25, 2021. We believe that the allegations asserted in the Suh Complaint and Kumar Complaint are without merit, and we intend to vigorously defend both lawsuits.

On May 13, 2021, a stockholder filed an action pursuant to Section 220 of the DGCL seeking to inspect the books and records of the Company. Subsequent to the filing of the action, additional stockholders of the Company have served similar demands to inspect the books and records of the Company. The Company presently is negotiating the scope of document production with the stockholders’ counsel.

On September 20, 2021, the Laidlaw Complaint was filed in the Delaware Court of Chancery against, certain of our current officers and directors, and the company’s sponsor, Pivotal Investment Holdings II LLC. The Laidlaw Complaint alleges various breaches of fiduciary duty, and aiding and abetting breaches of fiduciary duty, for purported actions relating to the negotiation and approval of the December 21, 2020 merger and organization of Legacy XL to become XL Fleet Corp., and purportedly materially misleading statements made in connection with the merger. We believe that the allegations asserted in the Laidlaw Complaint are without merit, and we intend to vigorously defend the lawsuit.

On October 19, 2021, the Janmohamed Complaint was filed in the Delaware Court of Chancery against certain of our current officers and directors, and the company’s sponsor, Pivotal Investment Holdings II LLC. The Janmohamed Complaint alleges various breaches of fiduciary duty, and aiding and abetting breaches of fiduciary duty, for purported actions relating to the negotiation and approval of the December 21, 2020 merger and organization of Legacy XL to become XL Fleet Corp., and purportedly materially misleading statements made in connection with the merger. We believe that the allegations asserted in the Janmohamed Complaint are without merit, and we intend to vigorously defend the lawsuit.

These lawsuits and any other similar or related lawsuits are subject to inherent uncertainties, and the actual costs to be incurred relating to the lawsuits will depend upon many unknown factors. The outcome of these lawsuits is necessarily uncertain, and we could be forced to expend significant resources in the defense of these lawsuits, and we may not prevail. Monitoring and defending against legal actions is time-consuming for our management and detracts from our ability to fully focus our internal resources on our business activities, which could result in delays of our testing or our development and commercialization efforts. In addition, we may incur substantial legal fees and costs in connection with these lawsuits. We are also generally obligated, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these and similar lawsuits. We are not currently able to estimate the possible cost to us from these matters, as these lawsuits are currently at an early stage and we cannot be certain how long it may take to resolve these matters or the possible amount of any damages that we may be required to pay. It is possible that we could, in the future, incur judgments or enter into settlements of claims for monetary damages. Decisions adverse to our interests in these lawsuits could result in the payment of substantial damages, or possibly fines, and could have a material adverse effect on our cash flow, results of operations and financial position. In addition, the uncertainty of the currently pending litigation could lead to increased volatility in our stock price.

We may need to defend ourselves against patent, copyright or trademark infringement claims or trade secret misappropriation claims, which may be time-consuming and cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop or sell our electrified powertrain solutions, which could make it more difficult for us to operate our business. We may receive inquiries from patent, copyright or trademark owners inquiring whether we infringe upon their proprietary rights. We may also be the subject of allegations that we have misappropriated their trade secrets or other proprietary rights. Companies owning patents or other intellectual property rights relating to battery packs, electric motors, or electronic power management systems may allege infringement or misappropriation of such rights. In response to a determination that we have infringed upon or misappropriated a third party’s intellectual property rights, we may be required to do one or more of the following:

●	cease development, sales or use of our products that incorporate the asserted intellectual property;

●	pay substantial damages;

●	obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or at all; or

●	redesign one or more aspects or systems of our electrified powertrain solutions.

A successful claim of infringement or misappropriation against us could materially adversely affect our business, prospects, financial condition and operating results. Any litigation or claims, whether valid or invalid, could result in substantial costs and diversion of resources.

Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.

Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, prospects, financial condition and operating results. For example, we purchase many of the components for our hybrid systems from third party manufacturers and may not be able to prevent competitors from using these third party components. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology.

The protection of our intellectual property rights will be important to our future business opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

●	any patent applications that we submit may not result in the issuance of patents;

●	the scope of our issued patents, including our patent claims, may not be broad enough to protect our proprietary rights;

●	our issued patents may be challenged or invalidated by our competitors;

●	our employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to us;

●	third-parties may independently develop technologies that are the same or similar to ours;

●	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and

●	current and future competitors may circumvent our intellectual property.

Patent, trademark, copyright and trade secret laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the U.S. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the U.S.

Also, while we have registered trademarks in an effort to protect our investment in our brand and goodwill with customers, competitors may challenge the validity of those trademarks and other brand names in which we have invested. Such challenges can be expensive and may adversely affect our ability to maintain the goodwill gained in connection with a particular trademark.

Our intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around issued patents, which may adversely affect our business, prospects, financial condition and operating results.

Changes in tax laws may materially adversely affect our business, prospects, financial condition and operating results.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the Internal Revenue Service (the “IRS”) with respect to the Tax Act may affect our, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, we are uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

We have incurred losses during our history and do not expect to become profitable in the near future, and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2020, we had U.S. federal and state net operating loss carryforwards of approximately $80.6 million and $27.5 million, respectively.

Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of the Company. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the reverse recapitalization or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from the reverse recapitalization or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a full valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business, prospects, financial condition and operating results may be adversely affected.

We have previously applied and may again in the future apply for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from federal, state and foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives.

Risks Related to Ownership of Our Securities

Concentration of ownership among our existing executive officers, directors and their respective affiliates may prevent new investors from influencing significant corporate decisions.

Our executive officers, directors and their respective affiliates as a group beneficially own approximately 14.3% of our outstanding Common Stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation (“Certificate of Incorporation”) and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

The price of our Common Stock may be volatile.

The price of our Common Stock may fluctuate due to a variety of factors, including:

●	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in industry;

●	mergers and strategic alliances in the industry in which we operate;

●	market prices and conditions in the industry in which we operate;

●	changes in government regulation;

●	potential or actual military conflicts or acts of terrorism;

●	announcements concerning us or our competitors;

●	the general state of the securities markets;

●	threatened or actual lawsuits, investigations or other legal proceedings; and

●	short-selling activity related to our Common Stock.

These market and industry factors may materially reduce the market price of our Common Stock, regardless of our operating performance. In addition, we believe there has been and may continue to be substantial trading in derivatives of our Common Stock, including short selling activity or related similar activities, which are beyond our control and which may be beyond the full control of the SEC and Financial Institutions Regulatory Authority or “FINRA”. While the SEC and FINRA rules prohibit some forms of short selling and other activities that may result in stock price manipulation, such activity may nonetheless occur without detection or enforcement. There can be no assurance that should there be any illegal manipulation in the trading of our stock, it will be detected, prosecuted or successfully eradicated. Significant short selling market manipulation could cause our Common Stock trading price to decline, to become more volatile, or both.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Common Stock.

We expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. For example, in March 2021, an entity published an article containing certain allegations against us that we believe has negatively impacted the trading price of our Common Stock. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our Common Stock could be adversely affected.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, the price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We may issue additional Common Stock or preferred stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue a substantial number of additional shares of common or preferred stock, including under our equity incentive plan. Any such issuances of additional shares of common or preferred stock:

●	may significantly dilute the equity interests of our investors;

●	may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

●	could cause a change in control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for our Common Stock.

We may issue additional shares of Common Stock or other equity securities without stockholder approval, which will dilute existing stockholders’ interests and may depress the market price of our Common Stock.

As of June 30, 2021, we have options, RSUs and warrants outstanding to purchase up to an aggregate of  16,078,749 shares of our Common Stock, including, Private Placement Warrants to purchase 4,233,333 shares and options, RSUs and warrants to purchase up to 11,845,416 shares. We also had the ability to initially issue up to 12,800,000 shares of Common Stock under the XL Fleet Corp. 2020 Equity Incentive Plan (the “2020 Plan”). Pursuant to the 2020 Plan, the number of shares available for issuance automatically increases annually on the first day of each fiscal year during the period beginning with the fiscal year immediately following the fiscal year during which the 2020 Plan is first approved by the our stockholders, and ending on the second day of fiscal year 2030, in an amount equal to the lesser of: (a) 5% of the number of outstanding shares of Common Stock on such date; and (b) an amount determined by the plan administrator. We may issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of Common Stock or other equity securities of equal or senior rank would have the following effects:

●	our existing stockholders’ proportionate ownership interest in our will decrease;

●	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

●	the relative voting strength of each previously outstanding share of Common Stock may be diminished; and

●	the market price of our shares of Common Stock may decline.

General Risk Factors

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 7,666,667 public warrants and 4,233,333 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our consolidated balance sheet as of December 31, 2020 contained in our Annual Report on Form 10-K, as amended, are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

As discussed under “Risks Related to Owning Our Securities – The Price of our Common Stock may be volatile,” the price of our Common Stock may fluctuate. The volatility of the Common Stock directly impacts the fair value of the Warrants; hence, continued volatility in the price of our Common Stock could result in a corresponding volatility in the fair value of the liability associated with the Warrants.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following this issuance of the SEC Statement, on April 22, 2021, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited financial statements as of and for the year ended December 31, 2020 (the “Restatement”). See “—Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Statement, after consultation with our independent registered public accounting firm, we concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020. See “—Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of the Restatement, we identified a material weakness in our internal controls over financial reporting.

As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this Prospectus, we have no knowledge of any such litigation or dispute, other than those related to the matters described under the heading “Business – Legal Proceedings”. However, we can provide no assurance that additional litigation or disputes will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a Business Combination.

We intend to pursue acquisitions, investments, joint ventures and dispositions, which could adversely affect our results of operations.

Our growth strategy includes the acquisition of, and investment in, businesses that offer complementary products, services and technologies, augment our market coverage, or enhance our technological capabilities, such as our recent acquisition of World Energy Efficiency Services, LLC, or World Energy. We may also enter into strategic alliances or joint ventures to achieve these goals. We may not be able to identify suitable acquisition, investment, alliance, or joint venture opportunities, or to consummate any such transactions. In addition, our original estimates and assumptions used in assessing any transaction may be inaccurate and we may not realize the expected financial or strategic benefits of any such transaction, including our recent acquisition of World Energy.

Any future growth through acquisitions will depend in part upon the continued availability of suitable acquisition candidates at attractive prices, terms and conditions, as well as sufficient liquidity and credit to fund these acquisitions. We may incur significant additional debt from time to time to finance any such acquisitions, which could increase the risks associated with our leverage, including our ability to service our debt. Acquisitions involve risks that business judgments made concerning the value, strengths and weaknesses of businesses acquired may prove to be incorrect. Future acquisitions and any necessary related financings also may involve significant transaction-related expenses, which could include severance, lease termination, transaction and deferred financing costs, among others.

We may experience, challenges in integrating operations and information technology systems acquired from other companies. This could result in the diversion of management’s attention from other business concerns and the potential loss of our key employees or clients or those of the acquired operations. The integration process itself may be costly and may adversely impact our business and the acquired company’s business as it requires coordination of geographically diverse organizations and implementation of accounting and information technology systems.

We complete acquisitions with the expectation that they will result in various benefits, but the anticipated benefits of these acquisitions are subject to a number of uncertainties, including the ability to timely realize accretive benefits, the level of attrition from professionals licensed or associated with the acquired companies and whether we can successfully integrate the acquired business. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could in turn materially and adversely affect our overall business, financial condition and operating results.

Our charter contains anti-takeover provisions that could adversely affect the rights of our stockholders.

Our Certificate of Incorporation contains provisions to limit the ability of others to acquire control of our or cause us to engage in change-of-control transactions, including, among other things:

●	provisions that authorize our board of directors, without action by our stockholders, to issue additional shares of Common Stock and preferred stock with preferential rights determined by our board of directors;

●	provisions that permit only a majority of our board of directors to call stockholder meetings and therefore do not permit stockholders to call stockholder meetings;

●	provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of stockholders to propose matters for consideration at stockholder meetings;

●	provisions limiting stockholders’ ability to act by written consent; and

●	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving our stockholders of an opportunity to sell their Common Stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With our staggered board of directors, at least two annual or special meetings of stockholders will generally be required in order to effect a change in a majority of our directors. Our staggered board of directors can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to gain control of our board of directors in a relatively short period of time.

Our Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Certificate of Incorporation requires us, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that we find favorable for disputes with our or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, our may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Certificate of Incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

A significant portion of our total outstanding shares of our Common Stock are restricted from immediate resale, but may be resold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. In connection with the consummation of the Business Combination, certain of Legacy XL’s stockholders and each initial stockholder of Pivotal entered into lockup agreements with us which provides that the Common Stock issued to such holders in connection with the Business Combination is subject to a 12-month lock-up period during which the holders have agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of their shares, which period may be earlier terminated if the reported closing sale price of our Common Stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading day period commencing at least 150 days following the consummation of the Business Combination, subject to certain exceptions.

Furthermore, under a registration rights agreement and the Subscription Agreements, we filed a registration statement after the Closing to register the resale of any shares of Common Stock issued to the Sponsor, the Subscribers pursuant to the Subscription Agreements and certain of the stockholder parties.

We may become involved in legal proceedings and other matters that, if adversely adjudicated or settled, could adversely affect our financial results.

From time to time, we may be named in lawsuits or other legal proceedings relating to our business. In particular, the nature of our business subjects us to the risk of lawsuits filed by customers, stockholders, competitors, business partners and others in the ordinary course of business.

As with all legal proceedings, no assurances can be given as to the outcome of these matters. Moreover, legal proceedings can be expensive and time consuming, and we may not be successful in defending or prosecuting these lawsuits, which could result in settlements or damages that could adversely affect our business, financial condition and results of operations.

Our employees and independent contractors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have an adverse effect on our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and operating results.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

As a public company, we will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those that were required of us as a private company. We will need to continue to implement additional finance, accounting, and business operating systems, procedures, and controls as we grow our business and organization and to satisfy existing reporting requirements. If we fail to maintain or implement adequate controls, if we are unable to complete the required Section 404 assessment as to the adequacy of our internal control over financial reporting in future Form 10-K filings, or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting in future Form 10-K filings, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC, the Nasdaq or other regulatory authorities, which could require additional financial and management resources.

Industry disruptions and changes in practice could impact our operating results.

A work stoppage or slowdown, including due to the COVID-19 pandemic, at one or more of our or our outsourcing partners’, suppliers and vehicle OEMs has in the past due to the COVID-19 pandemic and could again in the future have a material adverse effect on our business. The Company expects to continue to experience production line shutdowns / slowdowns at vehicle OEMs, and some of our customers will not purchase our electric propulsion systems without OEM vehicle chassis on which to install those systems. Also, a significant disruption in the supply of a key component due to a work stoppage at one of our suppliers could have a material adverse effect on our business. We also believe that the impact of the global microchip shortage that the entire industry is currently experiencing will adversely impact our operating results in fiscal year 2021. Lastly, Ford’s recent cancellation of the eQVM program industry wide is adversely impacting upfitter partners’ ability and willingness to install ours systems. This could have an adverse impact on our operating results in fiscal year 2021.

Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact the price of our Common Stock.

Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the price of our Common Stock or other reasons may in the future cause us to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our board of director’s attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, the price of our Common Stock and could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Our financial results may vary significantly from period to period due to fluctuations in our operating costs and other factors.

We expect our period-to-period financial results to vary based on our operating costs, which we anticipate will fluctuate with the pace at which we continue to design, develop and produce new products and increase production capacity. Additionally, our revenues from period to period may fluctuate as we introduce existing products to new markets for the first time and as we develop and introduce new products. As a result of these factors, we believe that quarter-to-quarter comparisons of our financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our financial results may not meet the expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of our Common Stock could fall substantially, either suddenly or over time.

USE OF PROCEEDS

All of the Common Stock and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $48.68 million from the exercise of the Private Placement Warrants, assuming the exercise in full of all of the Private Placement Warrants for cash. We expect to use the net proceeds, if any, from the exercise of the Private Placement Warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. We will have broad discretion over the use of proceeds from the exercise of the Private Placement Warrants. There is no assurance that the holders of the Private Placement Warrants will elect to exercise any or all of such Private Placement Warrants. To the extent that the Private Placement Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Private Placement Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Private Placement Warrants offered hereby is determined by reference to the exercise price of the Private Placement Warrants of $11.50 per share.

We cannot currently determine the price or prices at which shares of our Common Stock or Private Placement Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock is currently listed on the NYSE under the symbol “XL”. Prior to the consummation of the Business Combination, Pivotal’s Units, Pivotal’s Class A Common Stock and Pivotal’s Public Warrants were listed on the NYSE under the symbols “PIC.U”, “PIC” and “PIC WS,” respectively. Upon consummation of the Business Combination, Pivotal’s Units automatically separated into the component securities, Pivotal’s Class A Common Stock was reclassified as Common Stock and Pivotal’s Public Warrants were reclassified as our Public Warrants. On January 28, 2021, we announced the redemption of the Public Warrants. As a result of the ensuing exercises of the Public Warrants and the redemption of the remaining Public Warrants, we had no Public Warrants outstanding as of March 1, 2021. As of October 18, 2021, there were 141 holders of record of our Common Stock and 5 holders of record of our Private  Placement Warrants and Legacy XL Warrants.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors (the “Board”) and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

In connection with the Business Combination, our stockholders approved the 2020 Plan on December 21, 2020, which became effective immediately upon the Closing. In addition, in connection with the Business Combination we assumed the Legacy XL 2010 Equity Incentive Plan (the “2010 Plan”) and all options outstanding under the 2010 Plan.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under the 2020 Plan and the 2010 Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of Common Stock underlying the 2020 Plan and the 2010 Plan. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our financial condition and results of operations. This discussion and analysis should be read together with our results of operations and financial condition and the audited and unaudited consolidated financial statements and related notes that are included elsewhere in this prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

As used in this discussion and analysis, references to “XL,” “the company,” “we,” “us” or “our” refer only to XL Fleet Corp. and its consolidated subsidiaries.

Overview

We aprovide fleet electrification solutions for commercial vehicles in North America, offering our systems for vehicle electrification (“Drive Systems”) and through our XL Grid offerings, providing infrastructure solutions such as charging stations to enable customers to effectively plug in their electrified vehicles. XL Fleet has over 4,400 electrified powertrain systems sold and having driven over 160 million miles by over 235 fleets as of June 30, 2021. Our vision is to become a world leader in fleet electrification solutions, with a mission of accelerating the adoption of fleet electrification systems through cost effective, customer tailored and comprehensive solutions.

In over 10 years of operations, we believe that we have built one of the largest end-use commercial fleet customer bases of any Class 2-6 vehicle electrification company in North America. Our fleet electrification solutions for commercial vehicles provide the market with cost-effective hybrid and plug-in hybrid solutions with on-board telematics that are available for sale and deployment across a broad range of popular vehicle chassis from the world’s leading OEMs. We launched our infrastructure division in December 2020 and with the acquisition of World Energy Efficiency Services, LLC (“World Energy”) in May 2021, we are able to offer comprehensive solutions to commercial fleets to sustainably transform their operations. Through the capabilities we acquired with World Energy, we are able to provide turnkey energy efficiency, renewable technology, electric vehicle charging stations and other energy solutions throughout New England, which adds capability and capacity to our XL Grid division. We believe we are positioned to capitalize on our market position as we expand our product offering into additional propulsion technologies including full battery electric, heavier vehicles such as Class 7-8 vehicles, and additional vehicle models in Class 2-6. Our agreement with and investment in eNow, Inc. in July 2021 gives us access to electrification of the refrigerated semi-trailer market and we have begun work on a number of full EV Drive Systems (“XL ELECTRIC™”) including our announced agreement with Curb Tender for Class 6 refuse applications. We currently sell most of our Drive Systems through a network of commercial vehicle upfitters, which we estimate has the capacity to process over 100,000 commercial vehicles a year. We are also developing systems and solutions for application on vehicles outside of North America and expect such international sales to commence in 2022.

Our current electrified Drive Systems are comprised of an electric motor that is mounted onto the vehicle’s drive shaft, an inverter motor controller, and a lithium-ion battery pack to store energy to be used for propulsion. We deploy our electrified Drive Systems (XLH™ and XLP™) onto the chassis of vans, pickups, shuttle buses, delivery trucks, and many other commercial vehicles produced by OEMs such as Ford, GMC, Chevrolet and Isuzu. This technology can be installed as the vehicles are being manufactured by industry standard second stage manufacturers, known as upfitters, in less than one day, with no negative impact on the vehicles’ operational performance or factory warranties and with reduced maintenance cost. Our electrified powertrain systems capture and store energy during braking and subsequently deploy that energy into the driveline during acceleration, operating in parallel with the existing OEM drive train. In addition, our plug-in hybrid system offers the ability to supplement this energy via a connection with an AC electricity source, including a level 1 or level 2 charger. Our systems enable vehicles to burn less fuel and emit less CO2, resulting in increases of up to a 25-50% MPG improvement and up to a 20-33% reduction in GHG emissions. To date, vehicles deploying our electrification solutions have driven over 160 million miles.

With our acquisition of World Energy, we became a provider of energy efficiency, renewable technology, electric vehicle charging station and other energy solutions to customers across the New England region. By leveraging our comprehensive solutions in combination with utility incentive programs, project management and financing, we assist companies throughout all aspects of the fleet vehicle electrification process. We provide full-service electric vehicle charger installations, including the assessment of a location’s electrical infrastructure, site layout of the charging area plan and equipment installation. We believe that the availability of robust electric vehicle charging and infrastructure solutions is critical to meeting the long-term fleet electrification goals of our customers which in turn will translate into growth opportunities for the Company.

Recent Developments

Acquisition of World Energy: On May 17, 2021 (“Closing Date”), we acquired 100% of the membership interests of World Energy for $8.1 million in cash paid on the Closing Date, inclusive of an estimated $0.1 million dollar adjustment for closing date networking capital. In addition, we are obligated to issue shares of the Company’s common stock valued at $7.0 million. The purchase price is subject to an additional earn out payment of $1.0 million payable if World Energy achieves its targeted 2021 revenue. With respect to the share component of the purchase price, 231,002 shares were issued at the Closing Date, with the balance issuable in three installments on the 6, 24 and 30 month anniversary of the Closing Date, provided that the senior executives of World Energy remain employed with us. World Energy provides turnkey energy efficiency, renewable technology, electric vehicle charging stations and other energy solutions throughout New England. We completed the acquisition to further the strategy of our XL Grid business to provide a suite of charging and power solutions to support fleet electrification.

Minority investment in eNow: On July 15, 2021, we purchased $3 million in convertible notes in eNow, Inc. (“eNow”), a provider of solar and battery power systems that enable fully-electric transport refrigeration units (“eTRUs”) for commercial semi-trailers. Additionally, we have the right to acquire eNow at a pre-determined valuation and have a right of first refusal with respect to competing offers to acquire eNow, which expire if unexercised as of December 31, 2021. XL Fleet and eNow have also entered into a Development and Supply Agreement pursuant to which we are the exclusive provider of high voltage batteries for use in eNow eTRUs.

Public Health Emergency of International Concern: On March 11, 2020, the World Health Organization characterized the outbreak of the novel coronavirus (“COVID-19”) as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, we have taken appropriately cautious steps to protect our workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, beginning in late March 2020, we implemented work from home policies where practical at our facilities. Effective June 30, 2021 all 150 employees were working full-time from one of our five offices or from home. Current COVID policies include universal facial covering requirements if not vaccinated, rearranging facilities to follow social distancing protocols, employees self-screening before going into the office, enhanced cleaning procedures, ability to go mask-free if proof of vaccination is provided to Human Resources, and strict quarantine protocols for any suspected or confirmed employee cases. However, the COVID-19 pandemic and the continued precautionary actions taken related to COVID-19 have adversely impacted, and are expected to continue to adversely impact, our operations, our contractors and the automotive original equipment manufacturers.

We have experienced, and expect to continue to experience, reduced operations and production line shutdowns at vehicle OEMs due to COVID-19, limitations on travel by our personnel and personnel of our customers, and future delays or shutdowns of vehicle OEMs or our suppliers.

The COVID-19 pandemic and the protocols and procedures we have implemented in response to the pandemic have caused some delays in operational activities. The full impact of the COVID-19 pandemic on its business and results of operations subsequent to June 30, 2021 will depend on future developments, such as the ultimate duration and scope of the outbreak and its impact on its operations and impact on its customers and industry partners.

As the COVID-19 pandemic continues to evolve, we believe the extent of the impact to our business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the COVID-19 pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond our knowledge and control, and as a result, at this time we are unable to predict the cumulative impact, both in terms of severity and duration, that the COVID-19 pandemic will have on our business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although we have made our estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, we may be subject to future impairment losses related to long-lived assets as well as changes to recorded reserves and valuations. In addition, we believe that the impact of the global microchip shortage that the entire vehicle industry is currently experiencing will adversely impact our operating results in fiscal year 2021.

Public Company Costs

As a consequence of the Merger, we are an NYSE-listed company, which required us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Additionally, we expect our capital and operating expenditures will increase significantly in connection with ongoing activities as we:

●	increase our investment in marketing, advertising, sales and distribution infrastructure for our existing and future products and services;

●	develop additional new products and enhancements to existing products;

●	obtain, maintain and improve our operational, financial and management performance;

●	hire additional personnel;

●	obtain, maintain, expand and protect our intellectual property portfolio; and

●	operate as a public company.

Comparability of Financial Information

Our historical operations and statements of assets and liabilities may not be comparable to our operations and statements of assets and liabilities as a result of the Business Combination.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors—Risks Related to our Business and Industry”.

We are provide fleet electrification which represents a very large market opportunity as the commercial fleet industry transforms to more sustainable operations in the coming decades. To capitalize on this opportunity, we have a strategy to leverage our existing products and sales channels to market while also expanding our product line through new product development and expanding our capability to market and sell those products. Key factors affecting our operating results include our ability to increase sales of our current product offerings, expand our product offerings in the future and to realize customer demand for such product offerings. We believe that the size of our sales opportunity pipeline and committed backlog are important indicators of future performance. There are challenges and risks to our plan to capture these opportunities, such as:

●	system architecture design choices must provide adequate functionality and value for customers;

●	component sourcing agreements must deliver targets for cost reduction while maintaining high quality and reliability;

●	design, development and validation of new product systems must be on time and on budget to meet the opportunity in the market and capacity to develop and commercialize these new products will have to be increased;

●	sales and marketing efforts must be effective in forging the relationships to deliver these products to market and generate demand from the end users and channel partners. We will need to increase our capabilities in market segment analysis and understanding as it relates to system requirements and functionality.

●	OEMs and principal equipment component suppliers must be able to provide ample supply throughout the year to meet our sales goals. We have experienced interruptions in OEM vehicle supply amid a worldwide microchip shortage which caused the OEMs to stop taking fleet orders for much of the first half of the year 2021 and possibly through the second half of 2021. Some of our customers will not purchase our electric propulsion systems without OEM vehicle chassis on which to install those systems. This has had and may continue to have an adverse impact on our operating results in fiscal year 2021 and may continue to do so in 2022; This is causing a prolonged disruption to sales of our electrified Drive Systems. We have flexibility to also provide our Drive Systems as a retrofit for existing fleet vehicles and a good portion of our second quarter 2021 Drive System shipments were for retrofits. We will continue to develop new sales opportunities through creative access to new vehicles for our customers as well as providing retrofits where applicable. We re-entered the California market with CARB approval in June 2021 for certainTransit HEV systems and we expect additional EOs from CARB for other applications over the coming months. We have seen positive signs in terms of increased budgets from municipal customers, but we believe the OEM chip shortage is hindering the rebound in that area of the market, despite budget availability.

●	energy-efficiency upgrades must translate into bottom-line savings for our clients; and

●	our success will depend on our ability to make it easier, cheaper and simpler for companies to electrify their fleets.

Key Components of Statements of Operations

Research and Development Expense

Research and development expenses consist primarily of costs incurred for the discovery and development of our electrified powertrain offerings and assessment of charging infrastructure technologies, which include:

●	personnel-related expenses including salaries, benefits, travel and share-based compensation, for personnel performing research and development activities;

●	fees paid to third parties such as consultants and contractors for outsourced engineering services;

●	expenses related to prototype materials, supplies and third-party services; and

●	depreciation for equipment used in research and development activities.

We expect our research and development costs to increase substantially for the foreseeable future as we expect to use a significant portion of the proceeds from the business to accelerate development of product enhancements and additional new products.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist of personnel-related expenses for our corporate, executive, finance, sales, marketing and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, sales and marketing. Personnel-related expenses consist of salaries, benefits and share-based compensation. We expect our selling, general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC that may include legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Other (Income) Expense, Net

Other income and expense consists of interest expense net of interest income, loss on extinguishment of debt, change in fair value of warrant liability, and change in fair value of convertible notes payable derivative liabilities.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial position and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, we evaluate estimates, which include estimates related to stock-based compensation expense, and reported amounts of revenues and expenses during the reported period. We base our estimates on historical experience and other market-specific or other relevant assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from those estimates or assumptions.

Results of Operations

Comparison of the Three Months Ended June 30, 2021 and 2020

The consolidated statements of operations for the three months ended June 30, 2021 and 2020 are presented below:

	Three Months Ended June 30,		$	%
	2021	2020	Change	Change
(In thousands)
Revenues	$3,694	$1,912	1,782	93.2
Cost of revenues	2,732	1,868	864	46.3
Gross profit	962	44	918	2,086.4
Operating expenses:
Research and development	2,809	637	2,172	341.0
Selling, general and administrative expenses	10,822	3,003	7,819	260.4
Loss from operations	(12,669)	(3,596)	(9,073)	252.3
Other (income) expense:
Interest expense, net	10	1,729	(1,719)	(99.4)
Loss on asset disposal	21	-	21	-
Change in fair value of obligation to issue shares of common stock to sellers of World Energy	514	-	514	-
Change in fair value of warrant liability	(2,726)	-	(2,726)	-
Change in fair value of convertible notes payable derivative liability	-	8,174	(8,174)	(100.0)
Other income	(19)	-	(19)	-
Net (loss) income	$(10,469)	$(13,499)	3,030	(22.4)

Revenues

Revenues increased by $1.8 million, or 93.2%, to $3.7 million in the three months ended June 30, 2021 from $1.9 million for the three months ended June 30, 2020. The increase was primarily due to the addition of energy infrastructure solutions revenues, which through the May 17, 2021 acquisition of World Energy, became part of our XL Grid platform generating $2.4 million of revenue across over 70 unique projects. This increase was partially offset by a net decrease of $0.6 million in revenues from the sale of our Drive Systems. Interruptions in OEM vehicle supply amid a worldwide microchip shortage has caused OEMs to stop taking fleet orders for much of the first half of the year 2021 and some OEMs are telling large fleets they will receive zero new vehicles in 2021.

Cost of Revenues

Cost of revenues increased by $0.9 million, or 46.3%, to $2.7 million in the three months ended June 30, 2021 from $1.9 million for the three months ended June 30, 2020. Cost of revenues increased by $1.4 million for energy infrastructure projects completed (associated with our recent acquisition), $0.1 million for write-offs and allowances for Drive Systems inventory and $0.1 million for overhead allocation for Drive Systems. These increases were offset by a decrease in the costs of revenue of $0.7 million of Drive Systems, due to a decrease in sales.

Gross Profit (Loss)

Gross profit increased by $0.9 million, to $1.0 million in the three months ended June 30, 2021 from $0.0 million for the three months ended June 30, 2020. The gross profit increased by $1.0 million on the sales of infrastructure projects. This is offset by a decrease of $0.1 million for gross profit on the sale of Drive Systems.

Research and Development

Research and development expenses increased by $2.2 million, or 341.0%, to $2.8 million in the three months ended June 30, 2021 from $0.6 million for the three months ended June 30, 2020. The increase was primarily due to additional employee compensation costs of $1.0 million, professional service expenses of $0.3 million, facilities and production costs of $0.1 million and technology expenses of $0.1 million. The increase was primarily due to the hiring of 21 additional engineering staff to support sales growth and to further develop and broaden our Drive Systems product lines.

Selling, General and Administrative

Selling, general, and administrative expenses increased by $7.8 million, or 260.4%, to $10.8 million in the three months ended June 30, 2021 from $3.0 million for the three months ended June 30, 2020. The increase consisted principally of an increase in legal, accounting and other professional fees incurred in connection with meeting SEC and other financial reporting responsibilities in the amount of $3.0 million, and an increase in headcount of about 27 employees attributable to the responsibilities of becoming a public company and to build out our human resource infrastructure in the amount of $2.5 million,. The aforementioned legal, accounting and other professional fees consist of consulting fees of $2.1 million and legal fees of $0.9 million. Additionally, with the acquisition of World Energy, selling, general, and administrative expenses in the period increased by approximately $0.9 million compared to the comparable period in the prior year, consisting principally of employee compensation, benefits and professional fees.

Other (Income) Expense

Interest expense, net decreased by $1.7 million, or 99.4%, to $0.0 million in the three months ended June 30, 2021 from $1.7 million for the three months ended June 30, 2020 primarily due to the Company repaying or converting substantially all debt prior to December 31, 2020. The change in fair value of obligation to issue shares of common stock to sellers of World Energy of $514 for the three months ended June 30, 2021 was due to an increased stock price from the date of the acquisition. The change in fair value of warrant liability of $2.7 million for the three months ended June 30, 2021 was principally due to a decrease in the fair value of our Common Stock.

Comparison of the Six Months Ended June 30, 2021 and 2020

The consolidated statements of operations for the six months ended June 30, 2021 and 2020 are presented below:

	Six Months Ended June 30,		$	%
	2021	2020	Change	Change
(In thousands)
Revenues	$4,369	$3,144	1,225	39.0
Cost of revenues	4,123	3,152	971	30.8
Gross profit (loss)	246	(8)	254	(3,175.0)
Operating expenses:
Research and development	4,221	1,651	2,570	155.7
Selling, general and administrative expenses	18,780	5,494	13,286	241.8
Loss from operations	(22,755)	(7,153)	(15,602)	218.1
Other (income) expense:
Interest expense, net	21	3,025	(3,004)	(99.3)
Loss on extinguishment of debt	-	1,038	(1,038)	(100.0)
Loss on asset disposal	21	-	21	-
Change in fair value of obligation to issue shares of common stock to sellers of World Energy	514	-	514	-
Change in fair value of warrant liability	(74,731)	-	(74,731)	-
Change in fair value of convertible notes payable derivative liability	-	8,737	(8,737)	(100.0)
Other income	(25)	-	(25)	-
Net income (loss)	$51,445	$(19,953)	71,398	(357.8)

Revenues

Revenues increased by $1.2 million, or 39.0%, to $4.4 million in the six months ended June 30, 2021 from $3.1 million for the six months ended June 30, 2020. The increase was primarily due to the addition of energy infrastructure solutions revenues, which through the acquisition of World Energy, became part of our XL Grid platform generating $2.4 million of revenue across over 70 unique projects. This increase was partially offset by a net decrease of $1.2 million in revenues from the sale of our Drive Systems. Interruptions in OEM vehicle supply amid a worldwide microchip shortage has caused OEMs to stop taking fleet orders for much of the first half of the year 2021 and some OEMs are telling large fleets they will receive zero new vehicles in 2021. This is causing a prolonged disruption to sales of our electrified Drive Systems. We have flexibility to also provide our Drive Systems as a retrofit for existing fleet vehicles and a good portion of our second quarter 2021 Drive System shipments were for retrofits. We will continue to develop new sales opportunities through creative access to new vehicles for our customers as well as providing retrofits where applicable. We re-entered the California market with CARB approval in June 2021 for our Transit HEV systems and we expect additional EOs from CARB for other applications over the coming months. We have seen positive signs in terms of increased budgets from municipal customers, but we believe the OEM chip shortage is hindering the rebound in that area of the market, despite budget availability.

Cost of Revenues

Cost of revenues increased by $1.0 million, or 30.8%, to $4.1 million in the six months ended June 30, 2021 from $3.2 million for the six months ended June 30, 2020. Cost of revenues increased by $1.4 million for energy infrastructure projects completed (associated with our recent acquisition), $0.3 million for write-offs and allowances for Drive Systems inventory and $0.2 million for overhead allocation for Drive Systems. These increases were offset by a decrease in the costs of revenue of $0.9 of Drive Systems, due to a decrease in sales.

Gross Profit (Loss)

Gross profit increased by $0.3 million, to $0.3 million in the six months ended June 30, 2021 from $0.0 million for the six months ended June 30, 2020. The gross profit increased by $1.0 million on the sales of infrastructure projects. This is offset by a decrease of $0.8 million for gross profit on the sale of Drive Systems.

Research and Development

Research and development expenses increased by $2.6 million, or 155.7%, to $4.2 million in the six months ended June 30, 2021 from $1.7 million for the six months ended June 30, 2020. The increase was primarily due to additional employee compensation costs of $1.2 million, professional service expenses of $0.4 million, facilities and production costs of $0.3 million and technology expenses of $0.1 million. The increase was primarily due to the hiring of 21 additional engineering staff to support unit sales growth and to further develop and broaden our Drive Systems product lines.

Selling, General and Administrative

Selling, general, and administrative expenses increased by $13.3 million, or 241.8%, to $18.8 million in the six months ended June 30, 2021 from $5.5 million for the six months ended June 30, 2020. The increase consisted principally of an increase in legal, accounting and other professional fees incurred in connection with meeting SEC and other financial reporting responsibilities in the amount of $5.3 million, and an increase in headcount of about 27 employees attributable to the responsibilities of becoming a public company and to build out our human resource infrastructure in the amount of $4.2 million. The aforementioned legal, accounting and other professional fees consist of consulting fees of $3.5 million and legal fees of $1.8 million. Additionally, with the acquisition of World Energy, selling, general, and administrative expenses in the six-month period increased by approximately $0.9 million compared to the comparable period in the prior year, consisting principally of employee compensation and benefits and professional fees.

Other (Income) Expense

Interest expense, net decreased by $3.0 million, or 99.3%, to $0.0 million in the six months ended June 30, 2021 from $3.0 million for the six months ended June 30, 2020 primarily due to the Company repaying or converting substantially all debt prior to December 31, 2020. We incurred a loss on extinguishment of $1.0 million in connection with the amendment of certain convertible notes for the six months ended June 30, 2020. There was no loss on extinguishment of debt for the six months ended June 30, 2021. The change in fair value of obligation to issue shares of common stock to sellers of World Energy of $514 for the six months ended June 30, 2021 was due to an increased stock price from the date of the acquisition. The change in fair value of warrant liability of $74.7 million for the six months ended June 30, 2021 was principally due to a decrease in the fair value of our Common Stock.

Comparison of Years Ended December 31, 2020 and 2019

The consolidated statements of operations for the years ended December 31, 2020 and 2019 are presented below:

	Years Ended December 31,		$	%
	2020	2019	Change	Change
	(restated)		(restated)	(restated)
(In thousands, except per share and share amounts)
Revenues	$20,338	$7,215	13,123	181.9
Cost of revenues	17,594	8,075	9,519	117.9
Gross profit	2,744	(860)	3,604	419.1
Operating expenses:
Research and Development	4,445	2,874	1,571	54.7
Selling, general and admin expenses	13,593	9,835	3,758	38.2
Loss from operations	(15,294)	(13,569)	(1,725)	12.7
Other (income) expense:
Interest expense, net	6,370	2,151	4,219	196.1
Loss on extinguishment of debt	1,038	—	1,038	—
Change in fair value of warrant liabilities	35,015	—	35,015	—
Change in fair value of convertible notes payable derivative liabilities	2,889	(819)	3,708	452.7
Net loss	$(60,606)	$(14,901)	(45,705)	306.7

Revenues

Revenues increased by $13.1 million, or 181.9%, to $20.3 million in the year ended December 31, 2020 from $7.2 million for the year ended December 31, 2019. The increase was primarily due to the resolution of battery supply issues, increased end customer demand and increased order sizes. During the year ended December 31, 2020, we along with our suppliers and OEMs made improvements to our supply chain, including sourcing an additional battery supplier, which helped to counteract the negative impact of the COVID-19 pandemic on our business in prior quarters. Of the $20.3 million in revenue for the year ended December 31, 2020, approximately $17.2 million of revenue was recognized during the second half of the year, which was primarily due to the resolution of battery supply issues and seasonality in the order and delivery of fleet vehicles. Resolving the battery supply issues allowed us to increase production and fulfill orders in our outstanding backlog.

Cost of Revenues

Cost of revenues increased by $9.5 million, or 117.9%, to $17.6 million in the year ended December 31, 2020 from $8.1 million for the year ended December 31, 2019. The increase was due to higher unit volume as a result of increased customer orders and resolution of supply chain disruptions resulting from the COVID-19 pandemic and increased proportionally with the increased revenue. These supply chain disruptions were widespread in terms of shutdowns at various direct suppliers and their suppliers as well as the OEM vehicle factories that build the vehicles our customers had ordered in anticipation of the installation of our hybrid and plug in hybrid systems.

Gross Profit (Loss)

Gross profit increased by $3.6 million, or 419.1%, to $2.7 million in the year ended December 31, 2020 from a loss of $0.9 million for the year ended December 31, 2019. This increase in gross profit was primarily due to higher unit volume as discussed above as well as improved price realization per unit and cost reductions in sourcing batteries and other components.

Research and Development

Research and development expenses increased by $1.6 million, or 54.7%, to $4.4 million in the year ended December 31, 2020 from $2.9 million for the year ended December 31, 2019. The increase was primarily due to the hiring of additional engineering staff to support unit sales growth and to further develop our product line.

Selling, General and Administrative

Selling, general, and administrative expenses increased by $3.8 million, or 38.2%, to $13.6 million in the year ended December 31, 2020 from $9.8 million for the year ended December 31, 2019. The increase was primarily due to costs incurred for readiness to become a public company, including accounting, legal, and other professional fees of approximately $2 million, an increase in employee compensation of approximately $1.8 million, inclusive of an increase of stock based compensation of approximately $0.8 million. A new chief executive officer was hired in October 2019 and various other personnel were hired during the fourth quarter of 2019 and in the year ended December 31, 2020.

Other Income (Expense), Net

Interest expense, net increased by $4.2 million, or 196.1%, to $6.4 million in the year ended December 31, 2020 from $2.2 million for the year ended December 31, 2019 primarily due to the increase in the amount of convertible debt incurred in February 2020, the increase in the amount of the term loan with Silicon Valley Bank in late 2019, the draw-down in August 2020 on our revolving line of credit and the conversion of the convertible debt in December of 2020 which resulted in the accelerated amortization of the debt discount. We incurred a loss on extinguishment of $1.0 million in connection with the amendment of certain convertible notes. Specifically, during February of 2020, we entered into amendments to the agreements with certain note holders to extend the maturities of $10.0 million in face value of convertible notes to February 2021. We computed the discounted cash flows from these convertible notes as of the date of the amendment, both before and after the amendment. We determined that there was a greater than 10% change in the present value of these cash flows, and as such, the amendment qualified as an extinguishment. Pursuant to the relevant accounting guidance, we recorded a loss on extinguishment of debt of $1.0 million. The change in fair value of warrant liabilities of $35.0 million for the year ended December 31, 2020 was on account of an increase in the fair value of our common stock. The change in fair value of convertible notes payable derivative liabilities of $2.9 million for the year ended December 31, 2020 was principally on account of an increase in the fair value of our Common Stock.

Liquidity and Capital Resources

As of June 30, 2021, we had working capital of $389.4 million, including cash, cash equivalents and restricted cash of $384.8 million. We had net income of $51.4 million (a net loss of $23.3 million after adjusting for a non-cash gain of $74.7 million to recognize the change in fair value of warrant liability) for the six months ended June 30, 2021 and incurred a net loss of $20.0 million for the six months ended June 30, 2020.

During the six months ended June 30, 2021, 7,441,020 public warrants were exercised, which resulted in the issuance of 7,441,020 shares of the Company’s Common Stock, generating cash proceeds of approximately $85.6 million.

As of December 31, 2020, we had working capital of $336.2 million, including cash and cash equivalents of $329.8 million. We incurred a net loss of $60.6 million for the year ended December 31, 2020 which was impacted by a charge of $35.0 million for the change in fair value of warrant liabilities and a net loss of $14.9 million for the year ended December 31, 2019.

We expect to continue to incur net losses in the short term, as we continue to execute on our strategic initiatives to optimize our production for scale, invest in the sales and channel teams, and expand our products and services. Based on our current liquidity, no additional capital will be needed to execute our business plan over the next 12 months.

In order to fully realize our strategic objectives, we may need to raise additional capital. Our ability to access capital when needed is not assured and, if capital is not available when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition and operating results.

Silicon Valley Bank Loan and Security Agreement

Effective December 10, 2018, and as amended on August 12, 2020 and December 1, 2020, we entered into a Loan and Security Agreement for a revolving line of credit and term loan with Silicon Valley Bank. The revolving line of credit features a maximum borrowing base equal to the lesser of the defined borrowing base less any outstanding principal or a minimum aggregate principal amount of $3 million, which may increase dependent upon certain revenue targets. In November 2019, we amended the Loan and Security Agreement to extend the maturity of the revolving line of credit to December 8, 2020. In December 2020, we amended the Loan and Security Agreement to extend the maturity of the revolving line of credit to January 18, 2021. The term loan was structured to be paid in two tranche periods of up to $1 million in each period, or up to $2 million in total. The revolving line of credit bears interest at a floating per annum rate equal to the greater of (i) the prime rate plus 4.50% or (ii) a fixed rate of 7.75%. The term loan has an interest rate equal to the greater of (i) the prime rate plus 2.00% or (ii) a fixed rate of 7.00%. The term loan matures in December 2021.

In connection with the November 2019 amendment to the Loan and Security Agreement, we secured access to an additional growth capital term loan, structured to be paid in two tranche periods of up to $1.5 million in the first period and up to $0.5 million in the second period, or up to $2 million in total. This growth capital term loan has an interest rate equal to the greater of (i) the prime rate plus 2.00% or (ii) a fixed rate of 7.00%. The growth capital loan matures in June 2022.

The term loan and growth capital loan and accrued interest thereon were repaid in December 2020 following the consummation of the Business Combination.

Convertible Promissory Notes

In March 2019, we executed a subordinated convertible promissory note in the amount of $1 million which had an interest rate of 8.00% with a maturity date of the earlier of March 29, 2020 or the date of a Change of Control (as defined therein) (the “March 2019 Note”). In June 2019, we executed subordinated convertible promissory notes in the aggregate amount of $10 million, for $9 million in new proceeds and the exchange of the March 2019 Note (collectively, the “June 2019 Notes”). The June 2019 Notes had an interest rate of 8.00% and a maturity date of June 19, 2020.

In February 2020, we amended and restated the June 2019 Notes and entered into additional subordinated convertible promissory notes in the aggregate amount of $8.1 million (such notes, the “February 2020 Notes” and, together with the June 2019 Notes, the “2020 Notes”). In connection with the Business Combination, we fully settled the obligations under the convertible promissory notes with a cash payment of $11.3 million and the issuance of 1,715,918 shares of our Common Stock in satisfaction of the remaining principal and accrued interest of $6.8 million and $1.7 million, respectively.

Cash Flows Summary

Cash Flows for the Six Months ended June 30, 2021 and 2020

Presented below is a summary of our operating, investing and financing cash flows:

	Six Months Ended June 30,
	2021	2020
Net cash provided by (used in)
Operating activities	$(20,544)	$(7,824)
Investing activities	$(9,886)	$(127)
Financing activities	$85,439	$9,472
Net change in cash and cash equivalents	$55,009	$1,521

Cash Flows Used in Operating Activities

The net cash used in operating activities for the six months ended June 30, 2021 was $20.5 million. Sources consisted of net income of $51.4 million (a net loss of $23.3 million after adjusting for a non-cash gain of $74.7 million to recognize the change in fair value of warrant liability), a decrease in accounts receivable of $6.6 million, an increase in accrued expenses and other current liabilities of $2.2 million, and noncash items in the aggregate of $2.5 million. The sources of operating cash were offset by a change in the fair value of warrant liabilities of $74.7 million, an increase of inventory of $7.5 million and a decrease in accounts payable of $0.9 million. The net cash used in operating activities for the six months ended June 30, 2020 was $7.8 million which consisted of a net loss of $20.0 million, offset principally by a change in the fair value of warrant liabilities of $9.8 million, an increase of debt discount amortization of $1.8 million, an increase of $0.3 million to stock-based compensation, and noncash items in the aggregate of $0.6.

Cash Flows Used in Investing Activities

The net cash used in investing activities for the six months ended June 30, 2021 was $9.9 million which consisted of a payment to acquire the membership interests of World Energy of $8.1 million and purchases of equipment of $1.8 million including $0.7 million towards the purchase of electric buses. The net cash used in investing activities for the six months ended June 30, 2020 was $0.1 million which consisted of the purchase of R&D equipment.

Cash Flows Provided by Financing Activities

The net cash provided by financing activities for the six months ended June 30, 2021 was $85.4 million, substantially all of which consisted of proceeds from the exercise of public warrants. The net cash provided by financing activities for the six months ended June 30, 2020 was $9.5 million which consisted of proceeds from the issuance of subordinated convertible promissory notes of $8.9 million, and proceeds from the paycheck protection program of $1.1 million.

Cash Flows for the Years Ended December 31, 2020 and 2019

Presented below is a summary of our operating, investing and financing cash flows:

	Years Ended December 31,
	2020	2019
Net cash provided by (used in)
Operating activities	$(19,881)	$(11,551)
Investing activities	$(145)	$(28)
Financing activities	$346,281	$9,208
Net change in cash and cash equivalents	$326,255	$(2,371)

Cash Flows Used in Operating Activities

The net cash used in operating activities for the year ended December 31, 2020 was $19.9 million which consisted of a net loss of $60.6 million and increases in accounts receivable of $9.4 million, increases in inventory of $1.3 million and an increase of prepaid expenses and other current assets of $1.3 million. These uses of cash were offset by noncash items in the aggregate of $46.0 million and increases in accounts payable of $3.8 million, and accrued expenses and other current liabilities of $2.8 million. The net cash used in operating activities for the year ended December 31, 2019 was $11.6 million which consisted of a net loss of $14.9 million, offset principally by a decrease of $2.61 million in accounts receivable. The period over period increase in cash used in operating activities was principally due to an increase in the net loss.

Cash used in operations increased in 2020 versus 2019 by $8.3 million principally due to higher operating expenses in the 2020 period, due in part to merger expenses paid and to restructuring in early 2019, which resulted in lower headcount than in 2020.

Cash Flows Used in Investing Activities

The net cash used in investing activities for the year ended December 31, 2020 was $0.15 million which consisted of the equipment and a truck to support R&D operations. The net cash used in investing activities for the year ended December 31, 2019 was $0.03 million which consisted of the purchase of R&D equipment.

Cash Flows Provided by Financing Activities

The net cash provided by financing activities for the year ended December 31, 2020 was $346.3 million which consisted of proceeds from the reverse merger recapitalization of the Company, net of issuance costs of $207.2 million, proceeds from the issuance of the PIPE transaction, net of issuance costs of $144.9 million and proceeds of $8.10 million from the issuance of subordinated convertible promissory notes. The net cash provided by financing activities for the year ended December 31, 2019 was $9.21 million which consisted of proceeds from the issuance of subordinated convertible promissory notes of $10.0 million. The year over year increase in cash provided was principally to fund our expanding operations.

Related Parties

We are party to a noncancelable lease agreement for office, research and development, and vehicle development and installation facilities with a holder of more than 5% of our Common Stock. The lease term extends through February 29, 2022. Pursuant to the terms of the lease agreement, we currently pay monthly rent installments of $19,473 for this property. The lease includes a rent escalation clause, and rent expense is being recorded on a straight-line basis. Rent expense under the operating lease for the years ended December 31, 2020 and 2019 was $0.2 million and $0.2 million, respectively. Rent expense under the operating lease was $0.1 million and $0.1 million for the three months ended June 30, 2021 and 2020 and $0.1 million and $0.1 million for the six months ended June 30, 2021 and 2020, respectively.

Off-Balance Sheet Arrangements

During the periods presented, other than the New Markets Tax Credit variable interest entity, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with the generally accepted accounting principles of the U.S. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the consolidated balance sheet date, as well as the reported expenses incurred during the reporting periods. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to our consolidated financial statements.

While our significant accounting policies are described in the notes to our historical financial statements included elsewhere in this prospectus (see Note 3) in the accompanying audited consolidated financial statements), we believe that the following accounting policies require a greater degree of judgment and complexity: revenue recognition, business combinations and convertible notes derivative accounting. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Business combinations: We account for the acquisition of a business in accordance with ASC 805, Business Combinations (ASC 805). Amounts paid to acquire a business are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. We determine the fair value of purchase consideration, including contingent consideration, and acquired intangible assets based on detailed valuations that use certain information and assumptions provided by management. We allocate any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill. The results of operations of acquired businesses are included in the financial statements from the date of acquisition forward. Acquisition-related costs are expensed in periods in which the costs are incurred.

We use the income approach to determine the fair value of developed technology acquired in a business combination. This approach determines fair value by estimating the after-tax cash flows attributable to the respective asset over its useful life and then discounting these after-tax cash flows back to a present value. We base our revenue assumptions on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. Developed technology represents patented and unpatented technology and know-how.

Revenue Recognition: On January 1, 2019, we adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Our revenue is primarily derived from the sales of hybrid electric powertrain equipment. Our products are marketed and sold to end-user fleet customers and channel partners in the United States and Canada. Sales of products and services are subject to economic conditions and may fluctuate based on changes in the industry, trade policies and financial markets.

Revenue is recognized upon transfer of control to the customer, which occurs when we have a present right to payment, legal title has passed to the customer, the customer has the significant risks and rewards of ownership, and where acceptance is not a formality, the customer has accepted the product or service. In general, transfer of control is upon shipment of the equipment as the terms are free on board shipping point, or equivalent and we have no other promised goods or services in our contracts with customers. In limited instances, we provide installation services to end-user fleet customers related to the purchased hybrid electric powertrain equipment. When provided, the installation services are not distinct within the context of the contract due to the fact that the end-use fleet customer is purchasing a completed modification to our vehicles and therefore, the installation services involve significant integration to integrate the hybrid electric powertrain equipment with the customer’s vehicle. As a result, the hybrid electric powertrain equipment and installation services represent a single performance obligation within these contracts with customers. We have elected to treat shipping and handling activities related to contracts with channel partner customers as costs to fulfill the promise to transfer the associated equipment and not as a separate performance obligation.

We provide limited-assurance-type warranties for our equipment and work performed under our contracts. The warranty period typically extends for 3 years following transfer of control of the equipment. The warranties solely relate to correction of product defects during the warranty period, which is consistent with similar warranties offered by competitors. Therefore, we have determined that this warranty is outside the scope of ASC 606 and will continue to be accounted for under ASC 460, Guarantees. At the time of purchase of the equipment, customers may purchase from us an extended warranty for our equipment. The extended warranty commences upon the end of the assurance-based warranty period and is considered a separate performance obligation that represents a stand-ready obligation to perform warranty services after the assurance-type warranty expires. The transaction price allocated to the extended warranty is recognized ratably over the extended warranty period.

When our contracts with customers contain multiple performance obligations, the contract transaction price is allocated on a relative standalone selling price (“SSP”) basis to each performance obligation. We determine standalone selling prices based on observable selling prices for the sale of kits. For extended warranties, we determine SSP based on expected cost plus margin. We establish the margin based on review of market conditions and margins obtained by market participants for similar services. Any allocation of the transaction price required is determined at the contracts’ inception.

Convertible Note and Derivative Accounting: We assess embedded features within our convertible notes in order to determine whether or not there are features which require accounting as a derivative liability. We evaluate the features to determine whether or not the features were considered clearly and closely related to the host notes, and meet the definition of a derivative. If a feature is a derivative, the embedded features would be required to be bifurcated from the notes and accounted for separately as a combined derivative liability. We would then be required to remeasure the combined derivative liability to its then fair value at each subsequent balance sheet date, through an adjustment to current earnings.

Warrant liabilities: We account for the warrants which we assumed in connection with our Business Combination in accordance with ASC 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity” (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change.

Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Emerging Growth Company Status

We will be an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We may elect not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time we are no longer considered to be an emerging growth company. At times, we may elect to early adopt a new or revised standard. See Note 3 of the accompanying audited consolidated financial statements for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ending December 31, 2020 and 2019.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we will not be required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2024 (the last day of the fiscal year following the fifth anniversary of the consummation of Pivotal’s initial public offering), (b) the last date of our fiscal year in which it has total annual gross revenue of at least $1.1 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are applicable to us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations under adoption.

See Recent Accounting Pronouncements issued, not yet adopted under Note 3—Summary of Significant Accounting Policies in the notes to the audited consolidated financial statements included elsewhere in this prospectus for more information about the recent accounting pronouncements, the timing of their adoption and our assessment, to the extent it has made one, of their potential impact on our financial condition and results of operations. As an “emerging growth company”, we can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

Quantitative and Qualitative Disclosure About Market Risk

Not required.

Off-Balance Sheet Arrangements

We have no significant known off balance sheet arrangements.

BUSINESS8

Corporate History and Background

On December 21, 2020 (the “Closing Date”), Pivotal Investment Corporation II, a special purpose acquisition company incorporated on March 20, 2019 (“Pivotal”), consummated a business combination pursuant to that certain Agreement and Plan of Reorganization, dated as of September 17, 2020 (the “Merger Agreement”), by and among Pivotal, PIC II Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pivotal (“Merger Sub”), and XL Hybrids, Inc., a Delaware corporation (“Legacy XL”). Pursuant to the terms of the Merger Agreement, a business combination between Pivotal and Legacy XL was effected through the merger of Merger Sub with and into Legacy XL, with Legacy XL surviving as the surviving company and as a wholly-owned subsidiary of Pivotal (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Pivotal Investment Corporation II changed its name to XL Fleet Corp.

Company Overview

We provide fleet electrification solutions for commercial vehicles in North America, with over 4,400 electrified powertrain systems sold and driven over 160 million miles by over 235 fleets as of June 30, 2021. Our vision is to become the world leader in fleet electrification solutions, with a mission of accelerating the adoption of fleet electrification systems through cost effective, customer tailored and comprehensive solutions.

In over 10 years of operations, we have built one of the largest end-use commercial fleet customer bases of any Class 2-6 vehicle electrification company in North America. Our fleet electrification solutions for commercial vehicles provide the market with cost-effective hybrid and plug-in hybrid solutions with on-board telematics that are widely available for sale and deployment across a broad range of popular vehicle chassis from the world’s leading original equipment manufacturers (“OEMs”). We believe we are positioned to capitalize on our market position as we expand our product offering into additional propulsion technologies including full battery electric and hydrogen fuel cell systems, heavier vehicles such as Class 7-8 vehicles, additional vehicles models in Class 2-6 and comprehensive vehicle charging and energy solutions. We currently sell most of our systems through a network of commercial vehicle upfitters, which we estimate already produces over 100,000 commercial vehicles a year.

Our current electrified drive systems are comprised of an electric motor that is mounted onto the vehicle’s drive shaft, an inverter motor controller, and a lithium-ion battery pack to store energy to be used for propulsion. We deploy our electrified drive systems (“XLH™” and “XLP™”) onto the chassis of vans, pickups, shuttle buses, delivery trucks, and many other commercial vehicles produced by OEMs such as Ford, GMC, Chevrolet and Isuzu. This technology can be installed as the vehicles are being manufactured by industry standard second stage manufacturers known as upfitters in less than one day, with no negative impact on the vehicles’ operational performance, maintenance schedules or factory warranties. Our electrified powertrain systems capture and store energy during regenerative braking and subsequently deploy that energy into the driveline during acceleration, operating in parallel with the existing OEM drive train. In addition, our plug-in hybrid system offers the ability to supplement this energy via a connection with an AC electricity source, including a level 1 or level 2 charger. Our systems enable vehicles to burn less fuel and emit less carbon dioxide (“CO2”), resulting in increases of up to a 25-50% miles per gallon (“MPG”) improvement and up to a 20-33% reduction in greenhouse gas (“GHG”) emissions. To date, vehicles deploying our electrification solutions have driven over 160 million miles.

With our acquisition of World Energy, we became a provider of energy efficiency, renewable technology, electric vehicle charging station and other energy solutions to customers across the New England region. By leveraging our comprehensive solutions in combination with utility incentive programs, project management and financing, we assist companies throughout all aspects of the fleet vehicle electrification process. We provide full-service electric vehicle charger installations, including the assessment of a location’s electrical infrastructure, site layout of the charging area plan and equipment installation. We believe that the availability of robust electric vehicle charging and infrastructure solutions is critical to meeting the long-term fleet electrification goals of our customers which in turn will translate into growth opportunities for the Company.

On July 15, 2021, we purchased $3 million in convertible notes in eNow, Inc. (“eNow”), a provider of solar and battery power systems that enable fully-electric transport refrigeration units (“eTRUs”) for commercial semi-trailers. Additionally, we have the right to acquire eNow at a pre-determined valuation and have a right of first refusal with respect to competing offers to acquire eNow, which expire if unexercised as of December 31, 2021. XL Fleet and eNow have also entered into a Development and Supply Agreement pursuant to which we are the exclusive provider of high voltage batteries for use in eNow eTRUs.

We are making fleet electrification affordable, accessible, and easy-to-adopt for end-use customers. Our current drive systems enable commercial vehicle fleet operators to make immediate progress toward sustainability goals while the industry moves toward sustainable drive system vehicles that are available, affordable and viable for commercial applications.

We are developing additional offerings to extend our range of electrification options with plans to include full battery electric propulsion (“XL ELECTRIC™”) and, hydrogen fuel cell electric systems. We further intend to deliver our systems on a broader range of vehicle applications (including Class 8 products and electrified refuse vehicles, among other applications). In addition, we plan to offer comprehensive charging solutions (“XL GRID™”) and Electrification-as-a-Service (“EaaS”), which would finance and manage vehicles, powertrains, charging systems, on-site power and energy storage systems while charging customers on a usage and time basis.

Class 2-6 includes vehicles generally classified as light duty (less than 10,000 pounds) and medium duty (between 10,000 pounds and 60,000 pounds) under the gross vehicle weight rating system. Historically, Class 2-6 has consisted of 600,000 to 650,000 new vehicles manufactured and sold in North America each year and Class 7-8 has ranged from 150,000 to 375,000 new vehicles per year.

In the year ended December 31, 2020, we experienced significant COVID-19 pandemic-related disruptions. Despite these disruptions, we had significant fleet sales volume in the second half of 2020, with over 80% of our revenues realized in the third and fourth quarters of fiscal year 2020. We believe that revenue for 2021 will also be heavily weighted to the back half of the year. Many of these COVID-19 pandemic-related disruptions have continued into fiscal year 2021, with delays in government responses at the Federal, state, municipal and local levels and postponements of purchases of our products by municipal and other departments due to major budget shortfalls. In addition, we believe that the impact of the global microchip shortage that the entire vehicle industry is currently experiencing will adversely impact our operating results in fiscal year 2021. Given these uncertainties and uncertainty related to vaccination speed and rates and potential impacts of new variants of COVID-19, we believe there continues to be pandemic related risks to our business and our results of operations.

Market Opportunity

We estimate that the total addressable market for our products and services is over $1 trillion, when considering the current global market for commercial vehicles, fuel consumption, charging equipment and other operating expenses. We intend to offer a wide array of electrified drive systems including hybrid, plug-in hybrid, pure-electric and hydrogen fuel-cell electric systems to cover the full range of Class 2-8 commercial vehicles; and are expanding into the EaaS market, which includes leveraging our cloud-based data and strong industry relationships to offer a comprehensive, all-in-one solution that includes electrified vehicles, charging infrastructure and data-based fleet management and energy services.

There are estimated to be over 29 million commercial trucks in use in the U.S. alone, with roughly one million new commercial vehicles sold each year in North America (aside from the below normal market conditions driven by COVID-19). While commercial trucks serve a wide range of critical business and societal functions, the vast majority are powered by gasoline and diesel fuel. Transportation is now the leading source of GHG emissions in the U.S., and many fleets are motivated (and increasingly mandated) to curb those emissions in their daily operations.

In their attempts to curb emissions, commercial and municipal fleets are increasingly adopting electrification as their alternative propulsion technology of choice. Demand for these vehicles has increased significantly in recent years, at the same time, broad adoption of electric vehicles is unlikely to occur for a number of years in the fleet market, due to challenges including, but not limited to, the extreme drive cycle and energy requirements of larger fleet vehicles, the high capital cost of battery electric vehicles , the lack of available charging infrastructure to power the vehicles for frequent use cycles, and the dearth of commercially viable electric vehicles available for purchase which meet the operating requirements of fleets. We believe all electric solutions will make sense for certain segments of the commercial fleet market and intend to develop all electric solutions for appropriate market segments.

We have built one of the largest end-use commercial fleet customer bases of any Class 2-6 vehicle electrification company in North America. Our fleet electrification solutions provide the market with cost-effective, affordable hybrid and plug-in hybrid solutions with on-board telematics that are widely available for sale and deployment across a broad range of popular vehicle chassis from the world’s leading OEMs. As a result, we believe we are well-positioned to capitalize on our market position as we expand our product offering into additional propulsion technologies including full battery electric and hydrogen fuel cell systems, heavier vehicles such as Class 7-8 vehicles, additional vehicles models in Class 2-6 and comprehensive vehicle charging and energy solutions.

We believe that the opportunity for expansion is even greater outside North America, particularly throughout Europe and Asia, which are adopting electrified vehicles and deploying charging infrastructure more aggressively than in the Americas. These continents have also historically been more progressive in incentivizing and mandating CO2 emissions reductions, further accelerating the demand for these vehicles. As we expand our operations, we intend to capitalize on the increasing global market demand. We are exploring specific opportunities for international sales in Asia, Europe, and South America and intend to commence sales in one or more of these regions by the end of 2022. Our management team has past experience selling hybrid systems in Asia, Europe and South America and we intend to grow our organizational capability further to facilitate international expansion. At this point in time, we have not yet determined a specific timeline for expansion in any particular international market.

Our Technology and Products

Since our founding, we have developed an extensive technology library and know-how that has enabled us to create proprietary commercial fleet electrification solutions which are reliable and cost effective. We have been producing and shipping our hybrid electric drive systems to customers since 2012, and we have deployed thousands of units for hundreds of fleets over that time period. In 2017, we introduced our plug-in hybrid electric drive system, which offers a more significant MPG and emissions improvement than the hybrid system, while enabling customers to plug in their vehicles to a level 1 or level 2 charging station. Combined, as of December 31, 2020, vehicles deploying our electrification solutions have driven over 140 million total miles while realizing significant gains in MPG and substantial reductions in CO2 emissions.

Our hybrid or plug-in hybrid system is installed onto a traditional factory OEM chassis as it is manufactured at the industry standard second stage manufacturer and transforms that vehicle into a more fuel-efficient hybrid/plug-in hybrid unit. This is accomplished by adding an electric motor, an advanced lithium-ion battery pack, and control software. No other significant modifications to the vehicle are required, and no changes are made to the internal combustion engine or transmission.

Our hybrid systems (branded as “XLH™”) have been proven to improve MPG by up to 25% over standard gas-powered vehicles, while reducing CO2 emissions by up to 20%. Our plug-in hybrid system, branded as “XL Plug-In™” or “XLP™”, was named one of TIME magazine’s The 100 Best Inventions of 2019. The XLP offers an even more significant improvement in these metrics, demonstrating up to a 50% MPG improvement and up to a 33% reduction in emissions.

Both systems allow the vehicle to continue leveraging its internal combustion engine, while an electric motor mounted on the driveshaft provides an electric assist during acceleration that reduces strain on the engine and lowers the amount of gas consumed. During deceleration, that motor serves as a generator that captures energy through a process called regenerative braking, which stores that energy in the system’s battery pack. When the vehicle accelerates, that power is transferred into the driveline once again, and the process repeats. This allows our systems to operate in parallel with the OEM drivetrain, maintain factory vehicle warranties, and regenerate energy automatically to help power the vehicle.

Both the XLH and XLP system feature certain standard individual components, although the specific specifications and mounting locations differ depending on the vehicle chassis and electrification system used. Our systems are custom designed, with components configured and mounted uniquely for each compatible vehicle on which we operate. While an XL system includes over 100 different parts in its bill of materials, the four major components are illustrated and summarized below.

1) Electric traction motor. The electric motor mounts onto the vehicle’s driveshaft, which has been modified to accommodate this component. During deceleration, it leverages regenerative braking to capture energy normally wasted in braking and help slow the vehicle, reducing wear on the brakes. During acceleration, it uses the recaptured energy to provide up to an additional 220 ft./lbs. of torque into the driveline, reducing the load on the engine and thereby reducing fuel consumption.

2) Motor drive. This inverter controls and conditions the back and forth flow of power to and from the battery pack, depending on whether the system is expelling energy (during acceleration) or capturing energy (during deceleration).

3) Control Module and Data Analytics Platform. We install a control module and telematics unit (which is branded as “XL Link”). The control module is the “brains” of the electric powertrain and determines how to operate the powertrain based on driver demands and vehicle and powertrain conditions. The telematics unit enables remote commissioning, remote software updates, remote service assessments, and transmits data to a proprietary cloud-based software system which can analyze various vehicle and systems metrics. The XL Link platform also provides a useful tool for research and development (“R&D”) and we intend to expand this tool to facilitate fleet electrification planning (vehicle/powertrain selection and charging infrastructure planning).

4) Battery pack. Both the XLH and XLP systems feature a lithium ion battery pack of varying capacities (depending on whether it is a hybrid or plug-in hybrid system). This battery pack can be mounted under the chassis or in the bed of a pickup truck depending on the system design and the configuration of the chassis on which it is mounted.

In the future, we intend to leverage our strong OEM and upfitter partnerships, internal engineering expertise and broad customer base to bring new electrification solutions to market. These include a wider array of available chassis options, deeper relationships with current and future OEM partners, and an expansion of our electrification suite to include electric vehicles (“EV”) and potentially hydrogen fuel cell enabled systems. We expect to develop proof-of-concept prototypes of these new systems in 2021 and introduce such systems for sale between late 2021 and late 2022.

We plan to offer charging and power management solutions. Such solutions are expected to include charging stations, onsite energy storage and power generation as well as system management. This offering will be branded as XL GRID, and we expect to work with a range of partners to provide a consolidated and comprehensive offering. We formally launched XL GRID in December 2020.

Further, we have a unique opportunity to leverage our hardware, software and energy industry partnerships to potentially launch an EaaS offering. Such an offering bundles vehicles, xEV powertrains, charging infrastructure, power and energy supply and other services for customers to provide an easy and low risk transition to fleet electrification and emissions reductions. Such an offering has the potential to increase our product sales and leverage the data in XL Link. We expect that this offering will also create pools of fleet electrification assets which are attractive to infrastructure and other investors, especially those with sustainability targets and focus. We anticipate to offer EaaS to select customers beginning in 2021.

Industry and Competition

When we were founded in 2009, the commercial vehicle electrification market was in the early stages and featured limited competition. In recent years, however, the vehicle electrification market has significantly expanded. In the consumer (non-commercial) market, companies such as Tesla have helped push electrification for passenger vehicles to the forefront, and many other startups have entered the space to capitalize on the increased interest. Nearly all traditional OEMs have accelerated and expanded their own electric vehicle lineups.

While we expect the trend toward increased competition to continue, our management believes we are well-positioned to compete favorably. Unlike the majority of companies in the vehicle electrification industry, which produce light duty passenger vehicles targeted for the consumer (non-commercial) market, we have historically focused exclusively on the commercial market. In the commercial space, vehicles are heavily customized with bodies that are built to suit the application for which they are purchased. We have established relationships with a large network of companies that perform this work who are certified to sell, install and service our electrification systems. We credit this go to market strategy for our recent growth and ability to remain customer-focused and responsive to market demand for our products. As a result, we believe that we have built the largest and broadest commercial fleet customer base for Class 2-6 hybrid and plug-in hybrid electric vehicles in North America.

There are few companies that we consider to be direct competitors. Companies such as Workhorse operate in the Class 2-6 market and others like Lordstown Motors Corp. (“Lordstown”) are focused on bringing Class 2 EVs to market. As we expand into the Class 7 and 8 markets, we will face new competitors, such as Hyliion, Inc. (“Hyliion”), which are focused on the Class 8/heavy truck market.

Several new and established OEMs are currently building battery electric, or all electric, vehicles for the commercial market, but our management believes that these OEMs are likely to focus where there is the most crossover with the consumer market (primarily small pickup trucks and vans). Throughout our history, we have worked closely with traditional OEMs such as Ford, GM and Isuzu to provide electrification solutions for their standard gas-powered vehicles, so we consider our relationship to such companies to be that of a market partner as opposed to a competitor. However, with the continued interest being shown in EVs, we may experience competition from OEMs that release all electric versions of the same vehicles being deployed with our systems. We expect to continue to produce hybrid and plug-in hybrid versions of those vehicles due to the operational advantages and customer preferences those products offer. We further expect to expand our product line into the larger medium and heavy duty EV applications.

As we expand our product line to include EV applications, as well as Class 7-8 vehicle types, we will potentially begin competing with several other current and future EV developers who are looking to serve those markets. This could include current manufacturers such as Lion Electric Company, Hyliion, Green Power Motor Company, Nikola Motor Company and Proterra, Inc. If we expand into a full EaaS suite, in which we could offer bundled packages of vehicles, charging infrastructure, energy and fleet management consulting on an as-needed basis, we would also begin competing with several other companies who are considering entering the emerging EaaS space such as Nikola and their “bundled pricing”.

Customers

In our 10-year existence, we have served over 200 end-use customers deploying over 4,300 systems. These systems have combined use in real world applications in excess of 140 million miles as of December 31, 2020. Our end-use customers most often purchase our systems from upfitters, OEM dealerships or other participants in our sales channels, who are our direct customers. Our end-use customer base is comprised of Fortune 500 corporate enterprises, public utilities, and municipalities of all sizes, a group that we estimate to operate over one million vehicles globally. We continue to develop these relationships with new products while growing the base with new customers seeking sustainability options in the Class 2-6 commercial vehicle market. We expect to continue to develop opportunities that lead to additional product offerings into the Class 7-8 commercial vehicle market.

For the fiscal year ended December 31, 2020, we had one customer that accounted for over 10% of our revenue. Sales to Farmbro Inc., an upfitter, accounted for 68% of our total revenue in fiscal 2020. Our customer concentration has historically varied based on the receipt of large fleet orders, a trend that we expect to continue in the near term.

We expect 2021 to follow typical customer seasonal purchasing patterns, with a majority of our revenue coming in the third and fourth quarters of the year. More than 80% of our sales were recognized in the second half of 2020, and we’d expect a similar or even more pronounced concentration of revenue in 2021.

Our customers typically purchase commercial vehicles with a 3 to 6 month lead time. All our orders are designed to meet a specified OEM vehicle chassis (VIN level), with production and shipment coordinated to meet simultaneously via the industry standard ship-thru process. Our systems are sourced and built to exacting specifications in line with OEM production timelines and customer installation preferences, and supply is sourced to meet these timelines. Our sales and marketing team uses a software tool to track all sales opportunities to existing and potential customers, identifying specific vehicles and our systems for such vehicles. This is used by our management to create projections about future aggregate sales pipeline opportunities for our existing products. Our management reviews our sales opportunity pipeline data and applies our historic conversion rates of sales pipeline and historical experience with respect to lead time to create revenue projections. Our management believes that our revenue estimates and committed backlog are important indicators of expected future performance.

Partnerships and Suppliers

Sales Upfit Channel Partnerships

We rely on an established upfitter partner network with locations throughout the U.S. and Canada to support the installation of our product via the industry standard ship-thru and upfit processes. Our upfitter partners are trained by our staff to use our Installation Process Platform and are certified to install our full line of products. Training is supported by our online step-by-step instruction manual for each kit, along with remote commissioning designed to ensure a successful installation and customer satisfaction. These same partners are also authorized to act as resellers of our full product line to their respective customers using their own sales organizations.

Sales FMC Channel Partnerships

We market our systems in conjunction with several major fleet management companies (“FMCs”) in North America and partner with their sales, consulting, and vehicle engineering teams to support customer demand. This channel allows us to expand our reach to over two million leased vehicles with our portfolios.

OEM Channel Partnerships

We collaborate with vehicle manufacturers to design, build, and deliver our systems in targeted fleet applications. We anticipate that this segment will continue to grow as the larger vehicle OEMs focus on electrification solutions based on consumer demand.

Production/Supply Chain Partnerships

We rely on third-party suppliers for the provision and development of many of the key components and materials used in our electrified powertrain solutions. While we obtain components from multiple, redundant suppliers whenever possible, some of the components used in our vehicles are purchased from a single source or a limited number of sources. We are reliant upon a single source, Parker Hannifin Corporation, for the supply of motor components operating under a three-year non-exclusive supply agreement with volume and pricing commitments.

In the first half of 2020 as result of the COVID-19 pandemic, we experienced multiple supply and service disruptions impacting our hybrid electric vehicle (“HEV”) product line. Our primary battery test facility halted testing of our HEV battery, preventing the validation of a newly designed battery. After several weeks, we were able to find an alternate test facility to restart the battery validation. This required sourcing, contracts, test plan development, training, and movement of essential hardware and equipment from the original location in New York to California resulting in a several month delay. Both test facility service providers are procured under a purchase order service arrangement.

Further, a battery supply partner, operating under a multi-year non-exclusive supply agreement with volume and pricing commitments, had significant supply disruptions in the April-May timeframe due to sub-supplier impacts on the Indiana and Michigan labor forces. In addition, a supplier with whom we procure battery components under a month-to-month purchase order, had battery supply disruptions with a temporary closure of a manufacturing plant in Michigan. This closure impacted the supply of HEV batteries to us by several weeks.

Strategy

As a leading provider of hybrid and plug-in hybrid electrification systems for Class 2-6 commercial fleet vehicles, and with more than 140 million customer miles driven on our electrification systems as of December 31, 2020, we believe that we are in a unique position to expand our product offering and capitalize on the increasing demand for vehicle electrification. We are one of only a few companies that have deployed thousands of xEV powertrains in the Class 2-6 commercial fleet market in the U.S. and Canada, so we have established significant experience, data and relationships enabling scalable production, supply chain and service compared to competitors with relatively few systems in operation. We also have established multi-national customers and suppliers. Our objective is to be a world leader in fleet electrification solutions, and our mission is to accelerate the adoption of fleet electrification systems through cost effective, customer tailored and comprehensive solutions. We have developed a strategy for delivering additional value and expanding market share moving forward, with plans to:

●	Expand our xEV platform to include battery electric options. We believe that our customer base is among the early adopters of commercial electrification, and that many customers are currently or may soon be interested in expanding into all-electric options. Our position in the hybrid and plug-in hybrid electric market has enabled the development of strong relationships with existing customers and prospective customers, who may be prime candidates for adopting all electric versions of our systems in the future. Furthermore, we believe that we have the potential to become the first major commercial fleet electrification provider to include a full suite of commercial xEV offerings (hybrid, plug-in hybrid, battery electric) in our offerings.

●	Expand offerings into new vehicle classes (7-8), chassis configurations and applications. We are a leading provider of hybrid and plug-in hybrid electrification systems for Class 2-6 commercial vehicles, with applications available for pickup trucks, cargo/passenger vans, buses, box trucks, step vans, ambulances, stripped chassis and more. By expanding our lineup into Class 7 and 8 vehicles, we plan to add more medium- and heavy-duty options to our lineup, for applications such as refuse vehicles, city transit buses, tractor trailers, bucket trucks and more. We believe that this expansion has the potential to create opportunities within a new market segment historically consisting of hundreds of thousands of vehicles sold each year in North America alone.

●	Expand offerings to include comprehensive charging solutions and power management through an offering branded as XL GRID™. Our customersoperate thousands of facilities across the U.S. and Canada. Most of these facilities do not have sufficient vehicle charging infrastructure, and we expect to leverage our customer relationships and fleet operational data to effectively deploy and manage charging systems. These facilities typically have dozens and, in some cases, even hundreds of vehicles onsite, such that integrating charging with the existing building power system can create challenges. We expect to offer onsite power and energy storage solutions to customers to help manage these challenges. We also expect to offer services to help manage vehicle charging in order to reduce costs and increase the value of the fleet vehicle charging. We may work with partners to offer certain aspects of this comprehensive offering.

●	Grow business globally to capitalize on worldwide demand for vehicle electrification. Global markets, particularly Europe, Asia and India, are also adopting vehicle electrification. By growing our commercial reach into these markets, we believe that we can build significant share and revenue opportunities within an untapped community of customers. We currently work with many fleets in the U.S. and Canada that operate vehicles globally, providing an opportunity to quickly expand worldwide within those fleets.

●	Build upon an established position in fleet electrification as well as energy industry and infrastructure finance relationships to establish a fleet EaaS offering. With our established and expanding product line of xEV solutions (“XLH™”, “XLP™” and “XL ELECTRIC™”), a robust fleet electrification analytics platform (“XL Link”), and our future offering of comprehensive charging and power solutions (“XL GRID™”). We believe we are well positioned to offer fleet EaaS. In this offering, we aim to aggregate and package vehicles, electric powertrains, charging infrastructure, energy management and other services into an integrated offering to help customers rapidly reduce transportation related emissions. We expect to work with infrastructure investors to provide non-dilutive capital to finance these assets. We believe that such an offering can reduce the barriers to adopting fleet electrification on a broader scale.

Value Proposition

We were founded on the principal of delivering electrification solutions to customers in ways that were affordable, offered clear and immediate economic advantages, significantly lowered CO2 emissions, and which were easily adoptable. We began by developing hybrid electric drive systems, which are far less expensive than battery electric options and require no additional charging infrastructure to operate. As battery prices have decreased, the infrastructure has slowly matured, and companies have become more capable of adopting plug-in vehicles, we have expanded our lineup to include plug-in hybrid options to meet this need.

Though trends toward battery electric vehicles continue to develop, we expect that the demanding drive cycles of many commercial fleet applications will limit the rate of EV adoption in many market segments. There are significant challenges preventing fleets from moving forward with large numbers of EVs, including high capital cost and lack of reliable and proven fleet-capable product options. As a result, demand for HEV and plug-in hybrid electric vehicle (“PHEV”) fleet options remains strong, and we believe our focus on hybrid and plug-in hybrid options aligns with current market demand for reliable and proven fleet options that are currently available for deployment. These readily available solutions provide immediate fuel economy and sustainability value while overcoming the most pressing challenges of their all-electric counterparts. While we plan to introduce EV options that align with our customers’ ability to purchase, deploy and operate these vehicles in certain segments, we believe that our hybrid and plug-in hybrid electric drive solutions offer a number of strong value propositions for fleets today:

●	No charging infrastructure is required. Our hybrid and plug-in hybrid electric systems are self-charging, using regenerative braking to supplement the power of the internal combustion engine, which burns less fuel due to the hybrid assist. While the plug-in hybrid systems are able to leverage external power sources, they are not dependent upon those sources to operate the vehicle when there is a chance to supplement with an external power source, such that standard level 1 or level 2 chargers, which are more widely available and less expensive to install, are sufficient for providing their additional power.

●	Less expensive to purchase and operate. Our HEV and PHEV solutions can be purchased at a fraction of the cost of currently available battery-powered all electric commercial fleet vehicles, delivering immediate value and lowering operating expenses over time. Our systems may qualify for a wide range of state incentives throughout the country, but even without utilizing those programs, we believe that our systems represent one of the most cost effective electrification solutions available for commercial fleet vehicles.

●	Readily available for fleet vehicles and applications. Because our systems are compatible with existing OEM chassis that are already in use for fleet applications, they can be quickly installed onto a wide range of popular fleet vehicles from multiple vehicle manufacturers. This creates continuity for fleets and familiarity for drivers. In addition, these vehicles continue to leverage an internal combustion engine, so there is no “range anxiety” to consider.

●	Immediate fuel savings and sustainability value. Because they are readily deployable, our hybrid and plug-in hybrid systems can provide immediate value on fuel economy and sustainability targets. The systems can help fleets make up to 25-50% MPG improvements while reducing emissions by as much as one third.

While our hybrid and plug-in hybrid electric drive systems currently offer many immediate benefits over full electric propulsion, they also help to accelerate the transition to full electric propulsion vehicles as those technologies and supporting infrastructures continue to develop. In the meantime, we are leveraging our electric powertrain supply chain and technology to develop all-electric system options, which we expect to introduce in 2022.

We believe the high cost of more sustainable drive systems, such as all electric, are a significant barrier to adoption for commercial fleets, especially in market segments with demanding end use applications not suitable for current EV technology. We are uniquely positioned to reach a very broad market with our hybrid and plug-in hybrid offering, including drive cycle and end use applications that are currently not viable for all electric solutions. We believe we will have an advantage with respect to the introduction of all electric solutions in certain market segments, as we expect to be able to leverage the real world operating data, various customer and operational relationships, and charging infrastructure it establishes with our hybrid and plug-in hybrid offering.

We believe that we are also uniquely positioned to leverage our significant installed base of customers, fleet vehicles and telematics data to expand into new lines of business. This may include new electrification categories, new vehicle classes and application possibilities (including Class 8 products and electrified refuse vehicles, among other applications), and new business models (such as EaaS).

Manufacturing and Production

We produce our hybrid and plug-in hybrid electrification systems from components manufactured by third party suppliers. We also rely on system installation support from certified upfitters as required to meet demand volume. Our production team resides at a leased facility in Quincy, IL. The site capabilities include receiving, warehousing, production/kitting, delivery, install/upfit training and system/component level troubleshooting. Our support functions, including supply chain, quality, and engineering operate remotely with daily contact with the production team.

Sales and Marketing

We maintain a sales and marketing team designed to promote, sell and communicate to our core target customers throughout the U.S. and Canada. The sales team is organized to cover both direct sales to customers and indirect sales through our two largest channels: sales and installation partners (vehicle upfitters) and fleet management companies (leasing and consulting organizations). This structure has enabled our expansion into established networks of fleet customers throughout the U.S. and Canada. The marketing team is organized to execute across external and internal go to market functions across the business, from strategy and message development to full scale program and campaign management. The marketing team is responsible for managing and executing against all aspects of our digital and offline market presence. This includes maintenance of the XL brand identity, website, digital and social media properties, online and offline advertising and demand generation, events, public relations, customer communications and more.

We expect to expand our sales and marketing capabilities and presence as we continue to grow.

Research and Development

We conduct research and development for product development at our headquarters located in Boston, MA, and also at our Southern California Technical Center in Foothill Ranch, CA. Both facilities are equipped with prototyping and testing capabilities to support product development. As needed, we supplement testing with outside test facilities to support product development along with ensuring compliance to applicable standards and regulations such as Federal Motor Vehicle Safety Standards (“FMVSS”). To support development, both facilities have engineering and support staff.

We develop both hybrid electric and plug-in electric solutions that are designed to integrate into OEM vehicles without voiding OEM warranties. A product development process is followed to ensure the products meet quality and timing targets while taking concepts through to production. We integrate a mixture of commercially available components and proprietary developed products to create electrified powertrain solutions. The XL developed hybrid controller that provides supervisory function and control over all subsystems of the electrified solution utilizes a modular software architecture. This approach facilitates a quicker adaption of the software updates required for different components used in the development of an electrified powertrain solution.

A key feature of our hybrid and plug-in hybrid controller is the ability to remotely monitor the performance and status of the powertrain solution including diagnostics and faults. If required, we can remotely push software updates to the controller to implement updated software or address certain issues without having to bring the vehicle into a service center for such an update. Additionally, if required, the system can be remotely disabled should there be a safety concern with how the vehicle is operating.

Our R&D organization leadership and team have extensive experience in the commercial vehicle industry, including drive systems for the full range of Class 2-8 commercial vehicles. Our team has established concept and prototype designs for all electric range plug-in hybrid electric vehicle systems and controls, pure electric drive systems and controls, and hydrogen fuel cell electric drive systems, including heavy duty Class 7-8 applications in addition to the currently available hybrid and plug-in hybrid drive systems already available.

Intellectual Property

Our success depends in part upon our ability to protect our core technology and intellectual property, and we rely on a combination of patents, know-how, copyrights, trademarks, trade secrets and non-disclosure agreements to establish and protect our intellectual property. As of December 31, 2020, we had 25 issued patents, including one international patent from China. In addition, as of December 31, 2020, we had 15 patent applications that were published (or awaiting publication) and are under examination at the U.S. Patent Office. We also have four provisional patent application that have been filed with the U.S. Patent Office. In addition to the above, eleven trademarks have been assigned to us.

Our intellectual property portfolio largely relates to mechanical systems, software, vehicle data analysis, vehicle control strategies, and data processing/management, and the utilization of data to optimize vehicle functions. Intellectual property is generated organically as part of our product development efforts. Concepts, ideas and solutions that are generated are reviewed to determine if they are patentable, and we hold regular executive level reviews to determine if disclosures are to be further processed for filing as a patent application.

We cannot conclusively state that any pending applications, existing patents or future patents will be definitively useful in protecting or promoting our business and growth plans. Please see the section entitled “Risk Factors” for additional information on the risks associated with our intellectual property strategy and portfolio.

Facilities

We currently operate four separate leased facilities across the U.S., strategically positioned across the East coast, Midwest and West coast in order to best leverage proximity to customers, partners and employee talent pools.

Our headquarters are located in Brighton, MA, a neighborhood of Boston. This flagship facility houses the majority of the executive leadership team, along with engineering, sales & marketing, finance, human resources, service and supply chain functions. The facility includes a mixture of upper floor offices and lower floor automotive engineering equipment, including vehicle lifts and a dynamometer which enables the team to conduct extensive system and emissions testing on-site. Our lease was extended to February 29, 2022.

Our production team resides at a leased facility in Quincy, IL. It is strategically located near OEM and key upfitter partner headquarters facilities. This facility is predominantly responsible for receiving material inventory and completing and shipping finished kits to customers. Site capabilities include receiving, warehousing, production/kitting, delivery, install/upfit training and basic system/component level troubleshooting. Our lease expires on December 31, 2021.

We also operate a facility in Foothill Ranch, CA which houses members of the engineering team that were brought into the business through the 2019 acquisition of Quantum Fuel’s electrification division. This team includes expertise in electrical, mechanical and systems engineering and is responsible for new product development, testing and component integration. Our lease expires in February 2025, with the option to extend for an additional 60-month term.

Effective February, 2021 we opened a location in Wixom, MI, which will serve as a fleet electrification technology center to support the design, development, testing and validation of a wide range of commercial vehicle electrification solutions. The facility includes a component test lab including vibration capability, a vehicle chassis dynamometer, an electronics lab and battery testing equipment. Our lease expires in February, 2024.

In addition, roughly 10 percent of our employees work remotely on a regular basis across a range of functions for whom frequent travel is required, including sales & marketing, service and quality. Throughout the COVID-19 pandemic, the majority of our employees have worked remotely unless required to be at a facility to perform their core functions.

Employees

As of September 30, 2021, we had 168 full time employees. We have not experienced any work stoppages, do not include any labor unions and consider our relationship with employees to be very good.

Government Regulations

We operate in an industry that is subject to extensive regulation. Regulatory compliance and product safety are our key areas of focus. As part of product development cycles, regulatory compliance is assessed early on in the development program and plans are implemented to assure compliance when a product is released to customers.

We also operate in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The environmental laws and regulations to which we are subject govern, among others, water use, air emissions, use of recycled materials, energy sources, the storage, handling, treatment, transportation and disposal of hazardous materials, the protection of the environment, natural resources and endangered species and the remediation of environmental contamination. We may be required to obtain and comply with the terms and conditions of multiple environmental permits, many of which are difficult and costly to obtain and could be subject to legal challenges. Compliance with such laws and regulations at an international, regional, national, provincial and local level is an important aspect of our ability to continue our operations.

Environmental standards applicable to us are established by the laws and regulations of the countries in which it operates, standards adopted by regulatory agencies and the permits and licenses that it holds. Each of these sources is subject to periodic modifications and increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial civil and criminal fines, penalties, orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses.

Vehicle Safety and Testing Regulation

The vehicles containing our systems are subject to, and required to comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including applicable FMVSS. The OEMs must self-certify that its vehicles meet or are exempt from all applicable FMVSSs before a vehicle can be imported into or sold in the U.S.

There are numerous FMVSSs that apply to our systems that are included in our customers’ vehicles. Examples of these requirements include:

●	Electric Vehicle Safety—limitations on electrolyte spillage, battery retention, and avoidance of electric shock following specified crash tests;

●	Flammability of Interior Materials—burn resistance requirements for materials used in the occupant compartment; and

●	Crash Tests for High-Voltage System Integrity—preventing electric shock from high voltage systems.

We are also required to comply with other NHTSA requirements and federal laws administered by NHTSA, including early warning reporting requirements regarding warranty claims, field reports, death and injury reports, foreign recalls, and owner’s manual requirements.

CARB Emissions Compliance and Certification

Our hybrid and plug-in hybrid systems are fitted to vehicles that have been certified to meet the requirements of U.S. Environmental Protection Agency (the “EPA”) and California Air Resources Board (“CARB”). The OEMs are responsible for ensuring compliance with the appropriate regulations for the base vehicle for emissions, fuel economy and on-board diagnostics.

CARB classifies the XL system as an aftermarket fit system / device. As such, CARB requires that an Executive Order (“EO”) is obtained for the sale of the system intended for use on a vehicle to be operated in the state of California. In order to obtain the EO, we are required to submit an application to CARB for each vehicle group or family, which is required for each model year. The vehicle models included in a group or family are determined by the level of commonality of vehicle systems on both the base vehicle and the hybrid or plug in hybrid systems that are fitted.

CARB will then issue a test order that details the required testing and the specification of the vehicle to be used to demonstrate compliance. The essence of the testing is not to confirm the performance of the hybrid or plug-in hybrid system fitted to the vehicle, but to demonstrate that addition of the system does not negatively impact the emissions or diagnostic monitoring performance of the vehicle.

We have obtained a number of EOs for prior model years and are in the process of conducting testing against CARB issued test orders for future products to be introduced into the California market. EOs issued by CARB to us are public record and are available to view on the CARB database for aftermarket, performance, and add-on parts. EOs also include requirements to collect data from vehicles in the field (in use data). We are pursuing new model certification with CARB.

We were previously certified under CARB and are currently pursuing re-certification under CARB for 2021. Our prior products offered in California were done on an individual model basis and specific for each model year. We are now pursuing approval of our systems on a system basis, which would, if approved, enable sales of a broader range of our products in California for multiple models and over multiple model years, subject to changes in design of our products. There can be no assurance that we will be able to obtain any such approvals on a system basis or otherwise.

Future XL products may include battery electric vehicles, which would require a different certification process and would be subject to both CARB and EPA testing in order to demonstrate electric range and qualify for credits if appropriate. For light duty vehicles, a zero emission vehicle certification would be required. Heavy duty electric vehicles are subject to the CARB Zero-Emission Powertrain Certification Program.

Battery Safety and Testing Regulation

Our electrified powertrain solutions are intended to meet the International Organization for Standardization’s standards for electrically propelled vehicles in vehicle operational safety specifications and connecting to an external power supply. Additionally, we may incorporate other battery system standards of the International Organization for Standardization in our electrified powertrain solutions.

Our battery portfolio has leveraged three commercially available Li-ion batteries. Further, we have developed a hybrid battery and a plug-in hybrid pack with industry partners. The commercially available batteries were designed and tested by the suppliers, while the developed packs went under stringent testing to comply with Society of Automotive Engineers International J2929 Standard, “Safety Standard for Electric and Hybrid Vehicle Propulsion Battery Systems Utilizing Lithium Based Rechargeable Cells.”

We have developed and instituted the recommended practice for conductive charging systems to the SAE International Surface Vehicle Standard J1722 SAE Electric Vehicle and Plug in Hybrid Electric Vehicle Conductive Charge Coupler.

We have designed systems in accordance to SAE J2344 Guidelines for Electric Vehicle Safety mandating use of Hazardous Voltage Interlock Loop, charge interlocks, access cover interlocks, grounding practices and safety labeling for Electrical Energy Storage devices following the recommended practice of SAE J2936.

All XL developed batteries have been tested and meet the requirements for USDOT Federal Regulations Title 49 Part 173.185 General Requirements for Shipments and Packaging; Lithium Cells and Batteries issued by the Pipeline and Hazardous Materials Safety Administration. Testing was performed following the UN Recommendations on the Transport of Dangerous Goods; Manual of Tests and Criteria Section 38.3.

Our battery packs and modules have met the compliance requirements of the UN Manual of Tests and Criteria demonstrating our ability to ship the battery packs with completion of the following tests:

●	Altitude Simulation

●	Thermal Test

●	Vibration

●	Shock

●	External Short Circuit

●	Overcharge

●	Forced Discharge (Module)

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors and there can be no assurances that favorable outcomes will be obtained.

On March 8, 2021, a putative class action complaint was filed in federal district court for the Southern District of New York (Suh v. XL Fleet Corp., et al., Case No. 1:21-cv-02002) against us and certain of our current officers and directors (the “Suh Complaint”). On March 12, 2021, a second putative class action complaint was filed in federal district court for the Southern District of New York (Kumar v. XL Fleet Corp., et al., Case No. 1:21-cv-02171) against us and certain of our current officers and directors (the “Kumar Complaint”). Those cases were consolidated and a lead plaintiff appointed in June 2021, and an amended complaint filed on July 20, 2021 alleging that certain public statements made by the defendants between October 2, 2020 and March 2, 2021 violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. The defendants filed a motion to dismiss the amended complaint on August 26, 2021. The plaintiffs filed an opposition to the motion to dismiss on October 4, 2021. The defendants’ reply brief, if any, is due to be filed on or before October 25, 2021. We believe that the allegations asserted in the Suh Complaint and Kumar Complaint are without merit, and we intend to vigorously defend both lawsuits. There can be no assurance, however, that we will be successful. At this time, we are unable to estimate potential losses, if any, related to either lawsuit.

On September 20, 2021, a putative class action complaint was filed in the Delaware Court of Chancery (Laidlaw v. Ledecky et al., C.A. No. 2021-0808) (the “Laidlaw Complaint”) against us, certain of our current officers and directors, and the company’s sponsor, Pivotal Investment Holdings II LLC. The Laidlaw Complaint alleges various breaches of fiduciary duty, and aiding and abetting breaches of fiduciary duty, for purported actions relating to the negotiation and approval of the December 21, 2020 merger and organization of Legacy XL to become XL Fleet Corp., and purportedly materially misleading statements made in connection with the merger. We believe that the allegations asserted in the Laidlaw Complaint are without merit, and we intend to vigorously defend the lawsuit. There can be no assurance, however, that we will be successful. At this time, we are unable to estimate potential losses, if any, related to the lawsuit.

On October 19, 2021, a putative class action complaint was filed in the Delaware Court of Chancery (Janmohamed v. Ledecky et al., C.A. No. 2021-0906) (the “Janmohamed Complaint”) against certain of our current officers and directors, and the company’s sponsor, Pivotal Investment Holdings II LLC. The Janmohamed Complaint alleges various breaches of fiduciary duty, and aiding and abetting breaches of fiduciary duty, for purported actions relating to the negotiation and approval of the December 21, 2020 merger and organization of Legacy XL to become XL Fleet Corp., and purportedly materially misleading statements made in connection with the merger. We believe that the allegations asserted in the Janmohamed Complaint are without merit, and we intend to vigorously defend the lawsuit. There can be no assurance, however, that we will be successful. At this time, we are unable to estimate potential losses, if any, related to the lawsuit.

Corporate Information

Our principal executive offices are located at 145 Newton Street, Boston, Massachusetts 02135, and our telephone number is (617) 718-0329. Our website address is www.xlfleet.com and the information contained in, or that can be accessed through, our website is not part of this prospectus and should not be considered part of this prospectus.

Information Available on the Internet

Our internet address is www.xlfleet.com, to which we regularly post copies of our press releases as well as additional information about us. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the Investor Relations section of our website as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). The SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We include our web site address in this prospectus only as an inactive textual reference. Information contained in our website does not constitute a part of this report or our other filings with the SEC.

MANAGEMENT AND CORPORATE GOVERNANCE

Executive Officers and Board of Directors

Our charter provides that our business is to be managed by or under the direction of our board of directors. Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our board of directors currently consists of 9 members, classified into three classes as follows: (A) Debora M. Frodl, Declan P. Flanagan and Sarah Sclarsic constitute a class with a term ending at the 2024 annual meeting; (B) Kevin Griffin, Christopher Hayes and Niharika Ramdev constitute a class with a term ending at the 2022 annual meeting; and (C) Thomas J. Hynes III, Dimitri N. Kazarinoff and Jonathan J. Ledecky constitute a class with a term ending at the 2023 annual meeting.

Our directors and executive officers and their ages as of September 30, 2021 are as follows:

Name	Age	Position with the Company
Executive Officers
Thomas J. Hynes III	41	President, Director
Dimitri N. Kazarinoff	57	Chief Executive Officer, Director
Cielo Hernandez	45	Chief Financial Officer
James Berklas	50	General Counsel
Non-Employee Directors
Debora M. Frodl (1)(3)	56	Chair of the Board
Declan P. Flanagan (2)(3)	47	Director
Kevin Griffin	45	Director
Christopher Hayes (2)(3)	48	Director
Jonathan J. Ledecky	63	Director
Niharika Ramdev (1)(2)	52	Director
Sarah Sclarsic (1)	38	Director

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating committee

Our board of directors has reviewed the materiality of any relationship that each of our directors has with XL Fleet, either directly or indirectly. Based upon this review, our board of directors has determined that the following members of our board of directors are “independent directors” as defined by New York Stock Exchange: Debora M. Frodl, Declan P. Flanagan, Kevin Griffin, Christopher Hayes, Jonathan J. Ledecky, Niharika Ramdev and Sarah Sclarsic.

Executive Officers

Dimitri N. Kazarinoff has served as our Chief Executive Officer and a member of our board of directors since December 2020. Mr. Kazarinoff has served as Chief Executive Officer and President and as a member of the board of directors of Legacy XL, since October 2019. Mr. Kazarinoff has many years of experience as a transportation industry executive. Prior to his service with Legacy XL, from September 2011 through July 2019, he served as President of AVL Powertrain Engineering, Inc. and from January 2008 through April 2011, he served as the V.P.& GM of Eaton’s Hybrid Power Systems Division. Mr. Kazarinoff holds a BS ME from the Massachusetts Institute of Technology and a Masters of Management degree from the Kellogg Graduate School of Management at Northwestern University.

Thomas J. Hynes, III founded Legacy XL in 2009 and has served as our President and a member of our board of directors since December 2020. Mr. Hynes has served as Chief Strategy Officer and Treasurer and as a member of the board of directors of Legacy XL since October 2019. He previously served as Chief Executive Officer of Legacy XL from July 2009 through October 2019. Mr. Hynes has over 17 years of experience in energy innovation and fleet electrification. He currently serves as Senior Lecturer at the Sloane School of Management at the Massachusetts Institute of Technology, a position he has held since July 2008. Mr. Hynes has served on the board of directors of Woodwell Climate Research Center, a non-profit organization committed to conducting climate change research, since June 2018. Mr. Hynes holds a B.S. in management science from the Massachusetts Institute of Technology.

James Berklas has served as our General Counsel and Vice President of Corporate Development since January 2021, during which time he has overseen our legal and compliance functions and executed upon our corporate development initiatives. In September 2020, Mr. Berklas founded Augmented Industry Services, a boutique investment bank representing smaller domestic manufacturers. From August 2017 to August 2020, Mr. Berklas served as the Chief Growth Officer, head of M&A and General Counsel of medical device and packaging manufacturer of Westfall Technik, Inc., where he led the acquisition of 17 companies. Mr. Berklas has 25 years of legal experience, 11 years of public company leadership and has closed over 200 acquisition and financing transactions. He earned his J.D. from Harvard University and his B.A. from University of California, Los Angeles.

Cielo Hernandez has served as our Chief Financial Officer since April 2021. Prior to joining XL, from January 2019 to November 2020, Ms. Hernandez served as Senior Vice President and Chief Financial Officer of South Jersey Industries, Inc. and from November 2013 to December 2018, she served as Vice President and Chief Financial Officer of the North America and Canada Region for Maersk Agency U.S.A., Inc. Ms. Hernandez holds a bachelor of account from Universidad Santiago de Cali and a master of business administration from the University of Miami.

Non-Employee Directors

Debora M. Frodl has served as a member of our board of directors and the chair of our board of directors since December 2020. From May 24, 2018 until December 2020, Ms. Frodl served as a member of the board of directors of Legacy XL and was chair of the Legacy XL’s board of directors from July 1, 2019 until December 2020. Ms. Frodl has served as a member of the board of directors for Spring Valley Acquisition Corp., a publicly traded special purpose acquisition corporation focused on sustainability, since November 2020, Renewable Energy Group, Inc., a public company focused on biofuels, since March 2018 and ITC Holdings Corporation, a private company focused on electricity transmission, since September 2020. Ms. Frodl served as the Global Executive Director for Ecomagination at General Electric Company (“GE”) from December 2012 through December 2017, where she expanded GE’s clean technology strategy. From 2010 to 2012, Ms. Frodl served as Chief Strategy Officer & Global Alternative Fuels Leader for GE, leading the company to decarbonize its commercial fleet through deployment of alternative fuel vehicles. Prior to this position, Ms. Frodl gained over twenty years of senior executive experience at GE Capital, serving in roles including Chief Marketing Officer of GE Capital Commercial Equipment Finance, Chief Executive Officer of GE Capital Dealer Finance and as Chief Executive Officer of GE Capital Public Finance. Since 2014, Ms. Frodl has served as an ambassador for the Clean Energy, Education & Empowerment for Women Initiative, a collaboration between U.S. Department of Energy, MIT and Stanford. She also served on the Advisory Board for the National Renewable Energy Lab, Joint Institute of Strategic Energy Analysis and the University of Minnesota, Institute on the Environment. Ms. Frodl is a certified Governance Fellow for the National Association of Corporate Directors since 2018. Ms. Frodl completed executive programs, Making Corporate Boards Most Effective, at Harvard Business School and Director’s Consortium, at Stanford Graduate School of Business. She holds an M.B.A. from the University of St. Thomas and B.S.B.A. from Minnesota State University.

Declan P. Flanagan has served as a member of our board of directors and the chair of our nominating and corporate governance committee since December 2020. Mr. Flanagan served as the Executive Vice President and Chief Executive Officer of the Onshore Business Unit of Ørsted A/S from October 2018 to September 2021. From July 2009 until its acquisition by Ørsted in September 2018, Mr. Flanagan served as Chief Executive Officer of Lincoln Clean Energy (f/k/a Lincoln Renewable Energy). From December 2007 to July 2009, Mr. Flanagan served as Chief Executive Officer of E. On Climate and Renewables North America LLC. From April 2003 through December 2007, Mr. Flanagan served as Chief Executive Officer of Airtricity North America LLC. Mr. Flanagan is a former member of the boards of both the American Wind Energy Association and the Solar Energy Industries Association. Mr. Flanagan holds a B.Sc in environmental science from National University of Ireland, a M.Sc in environmental management from University of Ulster and an MBA in accounting and finance from Northwestern University.

Kevin Griffin has served as a member of our board of directors since April 2019. Mr. Griffin has served as a member of the board of directors of Pivotal Acquisition Corp. III (“Pivotal III”) since February 2021 and also served as a member of the board of directors of Pivotal Acquisition Corp. (“Pivotal I”) from September 2018 until it consummated its initial business combination with KLDiscovery Inc. (“KLDiscovery”) in December 2019 and has continued to serve on the board of directors of KLDiscovery since such time. During Mr. Griffin’s 20-year career, Mr. Griffin has originated and invested over $4 billion across the capital structure of middle market businesses and has also sat on numerous boards of directors. Mr. Griffin founded MGG in October 2014 and has served as its Chief Executive Officer and Chief Investment Officer since such time. Prior to launching MGG, Mr. Griffin was a Managing Director with Highbridge Principal Strategies from January 2010 to June 2014, where he was a senior member of the Specialty Lending Platform and a Member of the Highbridge Credit Committee. Prior to this, Mr. Griffin was the Head of Private Investing for Octavian Funds, a hedge fund focused on global investing across debt and equity structures, from 2007 to 2009. From 2003 to 2007, Mr. Griffin was part of Fortress Investment Group in charge of originating and underwriting investment opportunities for the Drawbridge Special Opportunities Fund. Prior to Fortress, Mr. Griffin was an investor with one of the first publicly traded business development companies, American Capital, where he was involved in numerous equity buyout and subordinated debt investments. Mr. Griffin began his career with Houlihan Lokey Howard& Zukin’s Investment Banking Division, focusing primarily on distressed M&A and financial restructurings. The M&A Advisor in May 2015 named Mr. Griffin a winner of its 40 Under 40 Emerging Leaders Award. The Hedge Fund Journal, in association with Ernst & Young, in December 2016 named Mr. Griffin one of 50 “Tomorrow’s Titans”. Mr. Griffin received a BSBA in Finance from Georgetown University.

Christopher Hayes has served as a member of our board of directors and the chair of our compensation committee since December 2020. From August 30, 2019 until December 2020, Mr. Hayes served as a member of the board of directors of Legacy XL and was a member of Legacy XL’s Finance Committee. Mr. Hayes currently serves as managing partner of Alturus, a sustainable infrastructure investment company he founded in January 1, 2017. From January 1, 2016 to January 1, 2017, Mr. Hayes served as the Senior Vice President of Corporate Development at Edison International, a publicly traded energy and power markets company. From June 2011 to December 2015, Mr. Hayes served as the managing partner of Altenex LLC, a company he founded that provided an energy management network used by companies, universities and municipalities to source clean power for their portfolios. Mr. Hayes holds a B.S. in business administration from the University of Denver.

Jonathan J. Ledecky has served as a member of our board of directors since our inception. From our inception until December 2020, Mr. Ledecky served as our Chairman and Chief Executive Officer.  Mr. Ledecky has been a co-owner of the National Hockey League’s New York Islanders franchise since October 2014. He also serves as an Alternate Governor on the Board of Governors of the NHL and as President of NY Hockey Holdings LLC. Mr. Ledecky has served as chairman of Ironbound Partners Fund LLC, a private investment management fund, since March 1999.  Mr. Ledecky has also served as President and Chief Operating Officer of Northern Star Acquisition Corp. (NYSE: STIC) since September 2020 and served as its Chief Executive Officer from July 2020 until September 2020. Northern Star Acquisition Corp. has entered into a definitive agreement for an initial business combination with Barkbox, Inc.  He has also served as the President, Chief Operating Officer and director of Northern Star Investment Corp. II (NYSE: NSTB) since November 2020, President, Chief Operating Officer and director of Northern Star Investment Corp. III (NYSE: NSTC) since November 2020 and President, Chief Operating Officer and director of Northern Star Investment Corp. IV (NYSE: NSTD) since November 2020. Northern Star Investment Corp. II has entered into a definitive agreement for a business combination with Apex Clearing Corporation.  Mr. Ledecky was also Chief Executive Officer and chairman of the board of directors of Pivotal Investment Corporation, a blank check company that completed its initial business combination with KLDiscovery, a provider of software and services that help protect corporations from a range of information governance, compliance and data issues. Mr. Ledecky has also served as President and a director of Newtown Lane Holdings, Incorporated, a blank check company, since October 2015 which has entered into a definitive agreement for a business combination with Cyxtera Cybersecurity, Inc. (doing business as Appgate). Mr. Ledecky also served as a member of the board of directors of Propel Media, Inc., a digital media holding company, from January 2015 to January 2019. Mr. Ledecky previously served as a trustee of George Washington University, a director of the U.S. Chamber of Commerce, a commissioner on the National Commission on Entrepreneurship and a trustee of the U.S. Olympic and Paralympic Foundation. In 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, an honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success. Mr. Ledecky received a B.A. (cum laude) from Harvard University and a M.B.A. from the Harvard Business School.

Niharika Taskar Ramdev has served as a member of our board of directors and the chairperson of our audit committee since December 2020. From August 1996 to April 2019, Ms. Ramdev served in numerous positions with General Motors (“GM”), including several senior management positions beginning in 2011. From August 2011 to March 2014, Ms. Ramdev served as the Chief Financial Officer for Global Purchasing and Supply Chain for GM. From April 2014 to June 2015, Ms. Ramdev served as the Vice President of Finance and Treasurer for GM. From July 2015 to January 2018, Ms. Ramdev served as the Chief Financial Officer for General Motors International, a division of GM. From January 2018 to April 2019, Ms. Ramdev served as the Chief Financial Officer for Global Cadillac, a division of GM. Ms. Ramdev received her M.B.A. from Harvard Business School.

Sarah Sclarsic has served as a member of our board of directors since June 2019. Ms. Sclarsic is a technology entrepreneur and advisor, consulting for companies in a wide range of areas, from drone delivery to financial software to gene therapy, advising them on fundraising, business strategy, key hires and communications. Since February 2021, Ms. Sclarsic has served as a director of Pivotal III. Since September 2018, Ms. Sclarsic has been conducting research at the MIT Media Lab, an interdisciplinary research laboratory at the Massachusetts Institute of Technology that encourages the unconventional mixing and matching of seemingly disparate research areas. From July 2016 to September 2018, Ms. Sclarsic served as Vice President of Operations of Sentieo, Inc., a producer of software for investors to research and analyze information on public companies. From 2013 to May 2016, she was the founding Business Director at Modern Meadow, Inc., a biotechnology company which developed methods to grow leather without animals. From 2011 to 2013, she was an independent consultant. In 2009, she co-founded Getaround, Inc., a carsharing company, and served as its Director of Operations until 2010. Ms. Sclarsic received a B.A. in bioethics from Harvard University and a M.S. from Massachusetts Institute of Technology.

Committees of Our Board of Directors and Meetings

Audit committee.  This committee currently has three members, Niharika Ramdev (Chair), Debora M. Frodl, who were both newly appointed on December 21, 2020, and Sarah Sclarsic, who served on this committee prior to our Business Combination (as defined below) and was re-appointed to continue her service on that same date. Our audit committee’s role and responsibilities are set forth in the audit committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the audit committee reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the audit committee satisfy the current independence standards promulgated by the SEC and by the New York Stock Exchange, as such standards apply specifically to members of audit committees. Our board of directors has determined that Ms. Ramdev is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

A copy of the audit committee’s written charter is publicly available on our website at www.xlfleet.com.

Compensation committee.  This committee currently has three members, Christopher Hayes (Chair), Declan P. Flanagan and Niharika Ramdev, each of whom were newly appointed to serve on this committee on December 21, 2020. Our compensation committee’s role and responsibilities are set forth in the compensation committee’s written charter and includes reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of our board of directors are carried out and that such policies, practices and procedures contribute to our success. Our compensation committee also administers our XL Fleet Corp. 2020 Equity Incentive Plan. The compensation committee is responsible for the determination of the compensation of our chief executive officer, and shall conduct its decision making process with respect to that issue without the chief executive officer present. All members of the compensation committee qualify as independent under the definition promulgated by the New York Stock Exchange.

The compensation committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation:

●	The compensation committee establishes a compensation policy for executive officers that includes (i) an annual base salary, (ii) incentive compensation which is awarded for the achievement of predetermined financial, project, research or other designated objectives of the Company as a whole and of the executive officers individually and (iii) long-term incentive compensation in the forms of equity participation and other awards with the goal of aligning, where appropriate, the long-term interests of executive officers with those of the Company’s stockholders and otherwise encouraging the achievement of superior results over an extended time period.

●	The compensation committee establishes a compensation policy for the Company’s executive officers that (i) enhances the profitability of the Company and increases stockholder value, (ii) recognizes individual initiative, leadership, achievement and other contributions and (iv) provides competitive compensation that will attract and retain qualified executives.

●	The compensation committee annually reviews the compensation policy for the Company’s directors, Chief Executive Officer and other executive officers, which review includes (i) a review and approval of corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, (ii) an evaluation of the Chief Executive Officer’s performance in light of relevant corporate goals and objectives, (iii) a performance evaluation of the Company’s management (iv) a review of executive supplementary benefits and, as appropriate, the Company’s retirement, benefit and special compensation programs involving significant cost, (v) a review of the Company’s equity-based plans that are subject to approval by our board of directors and (vi) a review of competitive practices and trends to determine the adequacy of the executive compensation program.

●	The compensation committee has the authority to retain or obtain the advice of such compensation consultants, legal counsels, experts and other advisors as the committee may deem appropriate in its sole discretion.

●	The compensation committee has the authority, to the extent permitted by and consistent with applicable law and the provisions of the Company’s 2020 Equity Incentive Plan, to delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to the Company’s 2020 Equity Incentive Plan.

A copy of the compensation committee’s written charter is publicly available on our website at www.xlfleet.com.

Nominating and Governance Committee. Our nominating and governance committee (“Nominating Committee”) has three members, Declan P. Flanagan (Chair), Debora M. Frodl and Christopher Hayes, each of whom were newly appointed to serve on this committee on December 21, 2020. Our board of directors has determined that all members of the Nominating Committee qualify as independent under the definition promulgated by the New York Stock Exchange. The Nominating Committee’s responsibilities are set forth in the Nominating Committee’s written charter and include, among other things:

●	identifying, reviewing and making recommendations of candidates to serve on our board of directors;

●	evaluating the performance of our board of directors, its committees and individual directors and determining whether continued service on our board of directors is appropriate;

●	evaluating nominations by stockholders of candidates for election to our board of directors;

●	evaluating the current size, composition and organization of our board of directors and its committees and making recommendations to our board of directors for approvals;

●	developing a set of corporate governance policies and principles and recommending to our board of directors any changes to such policies and principles;

●	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of our board of directors current and emerging corporate governance trends; and

●	reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to our board of directors, including undertaking an annual review of its own performance.

A copy of the Nominating Committee’s written charter, including its appendices, is publicly available on our website at www.xlfleet.com.

Board Leadership Structure and Role in Risk Oversight

Currently, the role of chair of the board is separated from the role of chief executive officer, and we plan to keep these roles separate. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chair of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort, and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chair, particularly as the board of directors’ oversight responsibilities continue to grow. While our bylaws and our corporate governance guidelines do not require that our chair and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Stockholder Communications to Our Board of Directors

Generally, stockholders who have questions or concerns should contact our Investor Relations department at xlfleetir@icrinc.com. However, any stockholders who wish to address questions regarding our business directly with our board of directors, or any individual director, should direct his or her questions to board of directors by mailing or hand delivering writing communications to Attn: Security Holder Communication, Board of Directors, XL Fleet Corp., 145 Newton Street, Boston, Massachusetts 20135. Communications will be distributed to our board of directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of our board of directors may be excluded, such as:

●	junk mail and mass mailings;

●	resumes and other forms of job inquiries;

●	surveys; and

●	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, in which case it will be made available to any outside director upon request.

Hedging Policy

We have a policy that prohibits Company personnel, including executives and directors, from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options and transactions involving financial instruments that are designed to hedge or offset any decrease in the market value of our equity securities.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Overview

We qualify as a “smaller reporting company” under the rules promulgated by the SEC, and we have elected to comply with the disclosure requirements applicable to smaller reporting companies. Accordingly, this executive compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

Summary Compensation Table

The following table shows the total compensation paid or accrued during the last two fiscal years ended December 31, 2020 and 2019 to our Chief Executive Officer and our President who were serving as executive officers as of December 31, 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Dimitri N.Kazarinoff,	2020	292,500		—		—	—	358,000	(2)	—	—		650,500
Chief Executive Officer	2019	74,048	(3)	17,325	(4)	—	633,710	—		—	57,241	(5)	782,324

Thomas J, Hynes, III,	2020	225,000		—		—	—	302,860	(6)	—	—		527,860
President	2019	250,000		40,000		—	—	—		—	—		290,000

(1)	The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. See Note 3 to our audited consolidated financial statements included in this prospectus for a discussion of the assumptions made by XL Fleet in determining the grant-date fair value of our equity awards.

(2)	Includes the bonus payment made to Mr. Kazarinoff on March 31, 2021 in connection with services provided in fiscal 2020.

(3)	Mr. Kazarinoff joined XL Hybrids in October 2019 and the salary amount included in the table represents the prorated portion of his $325,000 annual salary received in 2019.

(4)	Reflects the prorated portion of the bonus payment made to Mr. Kazarinoff on March 15, 2020 in connection with services provided in fiscal 2019.

(5)	Consists of (i) $50,000 paid to Mr. Kazarinoff in connection with relocation expenses and (ii) $7,241 paid to Mr. Kazarinoff in connection with temporary living expenses.

(6)	Includes the bonus payment made to Mr. Hynes on March 31, 2021 in connection with services provided in fiscal 2020.

Narrative Disclosure To Summary Compensation Table and Grants of Plan-Based Awards Table

Narrative Disclosure to Summary Compensation Table

For 2020 and 2019, the compensation program for XL Fleet’s named executive officers consisted of base salary and incentive compensation delivered in the form of cash bonuses and stock option awards.

Annual Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Bonus Compensation

From time to time, our board of directors or its compensation committee, in its discretion, may approve bonuses for our named executive officers based on individual performance, company performance or as otherwise determined to be appropriate. Bonuses are set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. With respect to Mr. Kazarinoff, we have entered into an offer letter agreement, described below, which sets forth his cash bonus.

Health and Welfare Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including: health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; and short-and long-term disability insurance. We do not maintain any executive-specific benefit or perquisite programs.

Retirement Benefits

We provide a tax-qualified Section 401(k) plan for all employees, including the named executive officers. We do not provide a match for participants’ elective contributions to the 401(k) plan, nor do we provide to employees, including our named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Employment Agreements with Named Executive Officers

We currently maintain the following:

Offer Letter with Dimitri N. Kazarinoff

We entered into an offer letter with Mr. Kazarinoff on September 30, 2019. Pursuant to the terms of the offer letter, Mr. Kazarinoff received a base salary at an annual rate of $325,000 for fiscal 2019, which base salary is to be reviewed on a periodic basis in accordance with our practices. Mr. Kazarinoff is eligible to receive an annual bonus, which bonus is based on established performance variables. The target bonus is equal to 30% of base salary and is expected to typically be earned at between 70% and 130% of that amount based on the performance variables. Mr. Kazarinoff also received payment of temporary living expenses through December 31, 2019 and, after 60 days of employment, $50,000 in relocation assistance. Pursuant to the terms of the offer letter, Mr. Kazarinoff also received an option to purchase 5,030,400 shares of our common stock. Such option vests in equal monthly installments over a 48 month period from the date of grant. In the event of a change of control (as defined in the 2010 Plan), provided that Mr. Kazarinoff has been employed by us for at least two years, the vesting of the option will be accelerated such that the greater of (i) 50% of the remaining unvested portion of the option, or (ii) the portion of the option that would have vested during the one-year period following the change of control, shall become immediately vested. In February 2021, our board of directors approved an increase of Mr. Kazarinoff’s base salary from $325,000 to $440,000 and an increase of Mr. Kazarinoff’s target cash bonus amount from 30% to 70% of base salary for the fiscal year ending December 31, 2021. The salary increase for Mr. Kazarinoff became effective as of March 16, 2021.

Agreements with Thomas J. Hynes, III

In February 2021, our board of directors approved an increase of Mr. Hynes’ base salary from $225,000 to $372,500. The salary increase for Mr. Hynes became effective as of March 16, 2021. Mr. Hynes is eligible to receive an annual bonus, which bonus is based on established performance variables. The target bonus for 2020 was equal to $80,000. Also in February 2021, our board of directors approved a target cash bonus amount equal to 70% of Mr. Hynes’ base salary for the fiscal year ending December 31, 2021. Mr. Hynes has entered into an Employee Covenants Agreement containing customary restrictive provisions including covenants related to confidentiality and non-disclosure, assignment of inventions and a one-year non-solicitation and non-competition. Mr. Hynes was granted an option in May 2018 to purchase 785,948 shares of our common stock.

Potential Payments and Benefits upon Termination or Change in Control

Pursuant to the terms of Mr. Kazarinoff’s offer letter, if we terminate Mr. Kazarinoff’s employment without “Cause,” we will provide Mr. Kazarinoff with severance benefits equal to six months of his then current base salary, subject to the execution and non-revocation of a release of claims in a form satisfactory to the Company. “Cause” is defined in the offer letter as conduct by Mr. Kazarinoff which harms or would reasonably be expected to harm us, including the commission of fraud, misappropriation of funds, misconduct in the performance of duties, material breach of any of our policy’s, failure to perform the duties of the position, commission of a felony, or any criminal act involving dishonesty or theft, or material non-compliance with applicable business and legal standards, including with respect to workplace discrimination or harassment. On September 20, 2019, Mr. Kazarinoff entered into our standard Employee Covenants Agreement, which contains certain customary restrictive covenants.

Pursuant to the terms of Mr. Hynes’ agreement with the Company, in the event of a change of control (as defined in the 2010 Plan), the vesting of the option granted to Mr. Hynes will be accelerated such that the greater of (i) 50% of the remaining unvested portion of the option, or (ii) the portion of the option that would have vested during the one-year period following the change of control, shall become immediately vested.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Dimitri Kazarinoff, Chief Executive Officer	1,110,948	2,698,018	(2)	—	0.24	12/5/2029
Thomas J. Hynes, III, President	595,111	—		—	0.24	11/21/2023
Thomas J. Hynes, III, President	483,527	111,548	(3)	—	0.24	05/24/2028

(1)	Each option was granted under the 2010 Plan, the terms of which are described below under “Equity Benefit Plans—XL Hybrids, Inc. 2010 Equity Incentive Plan.” In addition, each option originally covered shares of XL Hybrids common stock, and in connection with the Business Combination (as defined below), was assumed by XL Fleet and converted into an option to purchase shares of our common stock on the same terms applicable to the option immediately prior to being assumed, except adjustments to the number of shares subject to and the exercise price of the option were made in order to reflect the Business Combination and to preserve the value of the option, as described in more detail below under “Equity Benefit Plans—XL Hybrids, Inc. 2010 Equity Incentive Plan.”

(2)	Options vest over four years in equal monthly installments subject to continued service with us through each applicable vesting date.

(3)	Options vest over four years, with 25% vesting on the first anniversary of the vesting commencement date, and 6.25% vesting each quarter thereafter, subject to continued service with us through each applicable vesting date.

Equity Benefit Plans

XL Fleet Corp. 2020 Equity Incentive Plan

In December 2020, our board of directors adopted, and our stockholders approved, the XL Fleet Corp. 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan became effective immediately upon the closing of the Business Combination. As of December 31, 2020, there were no awards outstanding under the 2020 Plan.

Eligibility. The 2020 Plan allows for grants, under the direction of our board of directors or compensation committee, as the plan administrator, of stock options, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units and other stock or cash-based awards to employees, consultants and directors who, in the opinion of the plan administrator, are in a position to make a significant contribution to our long-term success. All our and our affiliates employees, directors and consultants are eligible to participate in the 2020 Plan.

Shares Available for Issuance. The 2020 Plan provides for the future issuance of up to 12,800,000 shares of Common Stock, plus (i) a number of additional shares to be issued if awards outstanding under the 2010 Plan are cancelled or expire on or after December 21, 2020, and (ii) an annual increase on the first day of each fiscal year during the period beginning on the first day of fiscal year 2021, and ending on the second day of fiscal year 2030, equal to the lesser of: (a) 5% of the number of outstanding shares of Common Stock on such date; and (b) an amount determined by the plan administrator. Generally, shares of Common Stock reserved for awards under the 2020 Plan that lapse or are forfeited will be added back to the share reserve available for future awards, and shares of our common stock tendered in payment for an award or shares of Common Stock withheld for taxes are available again for future awards.

The aggregate grant date fair value of shares granted to any non-employee director under the 2020 Plan and any other cash compensation paid to any non-employee director in any calendar year may not exceed $750,000; increased to $1,000,000 in the year in which such non-employee director initially joins our board of directors.

Stock Options. Stock options granted under the 2020 Plan may either be incentive stock options (“ISOs”), which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. ISOs may be granted to our and our affiliates employees. A maximum of 260,000,000 shares may be granted as ISOs under the 2020 Plan.

Non-qualified options may be granted to our affiliates and our affiliates’ employees, directors and consultants and the term of the option may not be longer than ten years. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of our capital stock, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant and the term of the option may not be longer than five years.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for one year after termination of service on account of death or total and permanent disability, but will not be exercisable if the termination of service was due to cause.

Restricted Stock. Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain time or performance-based vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that generally dividend equivalents may accrue but shall not be paid during the restricted period, and the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the restricted shares, but he or she may not sell the shares until the restrictions are lifted.

Other Stock-Based Awards. The 2020 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights, phantom stock awards, and stock unit awards. The plan administrator may award such stock-based awards subject to such conditions and restrictions as it may determine. These conditions and restrictions may include continued employment through a specified restricted period or achievement of one or more performance goals.

Restricted Stock Units. Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the plan administrator and when the applicable restrictions lapse, the grantee shall be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. Dividend equivalents may accrue but shall not be paid prior to and only to the extent that, the restricted stock unit award vests.

Plan Administration. In accordance with the terms of the 2020 Plan, our board of directors may authorize our compensation committee to administer the 2020 Plan. The compensation committee may delegate part of its authority and powers under the 2020 Plan to one or more of our directors and/or officers, but only the compensation committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Exchange Act. In accordance with the provisions of the 2020 Plan, the plan administrator determines the terms of awards, including:

●	which employees, directors and consultants will be granted awards;

●	the number of shares subject to each award;

●	the vesting provisions of each award;

●	the termination or cancellation provisions applicable to awards; and

●	all other terms and conditions upon which each award may be granted in accordance with the 2020 Plan.

In addition, the plan administrator may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the 2020 Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant unless such amendment is required by applicable law or necessary to preserve the economic value of such award.

Stock Dividends and Stock Splits. If our Common Stock shall be subdivided or combined into a greater or smaller number of shares or if we issue any shares of our Common Stock as a stock dividend, the number of shares of our Common Stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the exercise price per share of stock options or purchase price, if any, and performance goals applicable to performance-based awards, if any, to reflect such subdivision, combination or stock dividend.

Corporate Transactions. Upon a merger or other reorganization event, our board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to the 2020 Plan, as to some or all outstanding awards:

●	provide that all outstanding options shall be assumed or substituted by the successor corporation;

●	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

●	in the event of a merger pursuant to which holders of our Common Stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of our Common Stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

●	provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event; and

●	with respect to stock grants and in lieu of any of the foregoing, our board of directors or an authorized committee may provide that, upon consummation of the transaction, each outstanding stock grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of our Common Stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of our board of directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

Amendment and Termination. The 2020 Plan may be amended by our stockholders. It may also be amended by our board of directors or the compensation committee, provided that any amendment which is of a scope that requires stockholder approval as required by (i) the rules of the New York Stock Exchange or (ii) in order to ensure favorable federal income tax treatment for any ISOs under Section 422 of the Code, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent unless such amendment is required by applicable law or necessary to preserve the economic value of such award.

Duration of Plan. The 2020 Plan will expire by its terms on December 20, 2030.

Legacy XL 2010 Equity Incentive Plan

Legacy XL’s board of directors adopted, and Legacy XL’s stockholders approved, the 2010 Equity Incentive Plan (the “2010 Plan”) in 2010. In connection with our Business Combination, our board of directors approved the assumption of the 2010 Plan. The 2010 Plan has been periodically amended, most recently in 2020 in order to increase the number of shares of our common stock available for issuance pursuant to the 2010 Plan. The 2010 Plan permitted the grant of ISOs, non-qualified stock options and restricted stock awards. ISOs may have been granted only to our employees and to any of our subsidiary corporation’s employees. All other awards may have been be granted to our employees, directors and consultants and to any of our subsidiary corporation’s employees or consultants. As of December 31, 2020, stock options to purchase 10,975,222 shares of our Common Stock with a weighted-average exercise price of $0.57 per share were outstanding.

Administration. Our board of directors or a committee delegated by our board of directors will administer the 2010 Plan. Subject to the terms of the 2010 Plan, the administrator has the power to, among other things, determine the eligible persons to whom, and the times at which, awards were granted, to determine the terms and conditions of each award (including the number of shares subject to the award, the exercise price of the award, if any, and when the award will vest and, as applicable, become exercisable), to modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, to accelerate the time(s) at which an award may vest or be exercised, and to construe and interpret the terms of the 2010 Plan and awards granted thereunder.

Options. Our employees and service providers historically received stock options pursuant to the 2010 Plan. With respect to the options granted to Mr. Kazarinoff, the awards were granted in the form of ISOs. The exercise price per share of options granted under the 2010 Plan must be at least 100% of the fair market value per share of our common stock on the grant date or, in the case of ISOs that are subsequently modified, on the date of such modification. Subject to the provisions of the 2010 Plan, the administrator will determine the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.

Changes to Capital Structure. In the event of certain changes to our capital structure, such as a stock dividends, stock splits or reverse stock splits, appropriate adjustments will be made to (a) the number of shares available for issuance under the 2010 Plan, and (b) the number of shares covered by and, as applicable, the exercise price and the kind of underlying security of each outstanding award granted under the 2010 Plan. In the event of a change of control, our board of directors or committee administering the 2010 Plan can take one or more of the following actions to provide for: (i) the purchase of outstanding options for an amount equal to the amount that could have been obtained upon the exercise of the option and sale of the underlying stock had such option been currently exercisable, or the replacement of options with other rights or property, (ii) the accelerated vesting of options prior to the change of control, (iii) the assumption of options by the successor or surviving corporation, or (iv) the termination of options prior to the change of control.

Plan Amendment or Termination. Our board of directors has the power to amend, modify, or terminate the 2010 Plan at any time. Our board of directors must obtain stockholder approval of any plan amendment to the extent required.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plan.

Director Compensation

In 2019, no director received cash, equity or other non-equity compensation for service on our board of directors.

Non-Employee Director Compensation Policy

Annual Equity Award. Under the non-employee director compensation policy, each non-employee director of the Company will receive a $150,000 annual equity award, such award comprising of equal parts stock options and restricted stock units. The chair of our board of directors will receive an additional $20,000 annual equity award, such grant comprising of equal parts stock options and restricted stock units. The value of the annual equity awards will be calculated using a Black-Scholes valuation. The awards will be granted on the date of each annual meeting of stockholders at which the director is elected to our board of directors or continues to serve as a director. Each grant will vest in full on the first anniversary of the grant date.

Initial Equity Award. Upon initial election to our board of directors, each new non-employee director of the Company will receive an initial equity award equal to 150% of the annual equity award, such award comprising of equal parts stock options and restricted stock units. The value of the initial equity award will be calculated using a Black-Scholes valuation. The initial equity award will vest in equal installments on the first, second and third anniversary of the date of the grant. The initial equity award will not be granted to any new non-employee director of the Company who served as a director of Pivotal or Legacy XL immediately prior to the consummation of our Business Combination.

Annual Cash Retainer. Each non-employee director of the Company will receive an annual cash retainer of $50,000 for his or her service on our board of directors, and the chair of our board will receive an additional $20,000 cash retainer. Each member of the audit, compensation and nominating and corporate governance committees will receive an annual cash retainer of $10,000, $7,500 and $5,000, respectively. In addition, the chair of each of the audit, compensation and nominating and corporate governance committees will receive an additional cash retainer of $20,000, $15,000 and $10,000, respectively. The annual cash retainers, as applicable, will be payable in quarterly installments, in arrears, at the end of each calendar quarter for the duration of such non-employee director’s service on our board of directors or committee.

The following table shows the total compensation accrued during the fiscal year ended December 31, 2020 to the members of our board of directors.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)	Option Awards ($)	Total ($)
Debora M. Frodl, Chair of the Board	31,770.83	(2)	—	—	31,770.83
Declan Flanagan, Director	1,510.42		—	—	1,510.42
Kevin Griffin, Director	1,041.67		—	—	1,041.67
Christopher Hayes, Director	6,614.58	(2)	—	—	6,614.58
Jon Ledecky, Director	1,041.67		—	—	1,041.67
Niharika Ramdev, Director	1,822.92		—	—	1,822.92
Sarah Sclarsic, Director	1,250.00		—	—	1,250.00

(1)	Includes the pro rata portion of the annual cash retainer paid to each director for services rendered in December 2020.

(2)	Includes cash compensation paid in connection with services rendered to Legacy XL in fiscal year 2020.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2020.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Equity compensation plans approved by security holders (1)	10,975,222	$0.57	12,800,000
Equity compensation plans not approved by security holders	—	—	—
Total	10,975,222	$0.57	12,800,000

(1)	These plans consist of: (i) the 2020 Plan, which includes 12,800,000 shares of our common stock available for issuance, and (ii) the 2010 Plan, which has no shares of our common stock available for issuance.

Our only equity compensation plans are the 2020 Plan and 2010 Plan. A detailed description of the terms of the 2020 Plan and 2010 Plan are included above under the headings “Equity Benefit Plans – XL Fleet Corp. 2020 Equity Incentive Plan” and “Equity Benefit Plans – Legacy XL 2010 Equity Incentive Plan.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our audit committee charter requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee.  Any request for such a transaction must first be presented to our audit committee for review, consideration and approval.  In approving or rejecting any such proposal, our audit committee is to consider all available information deemed relevant by the audit committee, including, but not limited to, the extent of the related person’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Related Party Transactions

Our board of directors adopted a written related person transactions policy that sets forth policies and procedures regarding the identification, review, consideration and oversight of related person transactions. For purposes of this policy only, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of its subsidiaries, are participants involving an amount that exceeds $120,000, in which any related person has a material interest.

Transactions involving compensation for services provided to us or any of our subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the related person transaction policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to our audit committee (or to another independent body of our board of directors) for review. To identify related person transactions in advance, we expect to rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to us;

●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the terms of the transaction;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Lock-Up Agreement

In connection with the consummation of the Business Combination, certain of Legacy XL’s stockholders and each initial stockholder of Pivotal entered into a Lock-Up Agreement dated September 17, 2020 with Pivotal which provides that the Common Stock issued to such holders in the Business Combination is subject to a 12-month lock-up period during which the holders have agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of their shares to be issued in the Business Combination, which period may be earlier terminated if the reported closing sale price of our Common Stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading day period commencing at least 150 days following the consummation of the Business Combination, subject to certain exceptions.

Registration Rights Agreement

In connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, certain stockholders of Legacy XL and certain stockholders of Pivotal, including the holders of the Pivotal Class B Common Stock (such Pivotal Class B Common Stock was reclassified on the closing date of the Business Combination as Common Stock) entered into a Registration Rights Agreement with us, dated September 17, 2020 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed that, no later than 45 calendar days after the closing of the Business Combination, we would file with the SEC (at our sole cost and expense) a registration statement registering the resale of the registrable securities, and we will use our reasonable best efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. Such stockholders were also granted certain demand registration rights and piggyback registration rights. The Registration Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the Registration Rights Agreement. This prospectus is related to the filing of such registration statement registering the resale of the registrable securities.

Indemnification Agreements

On December 21, 2020, in connection with the consummation of the Business Combination, and as contemplated by the Merger Agreement, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify such directors and executive officers for certain expenses, including reasonable attorneys’ fees, judgments (including any pre and post-judgment interest) penalties, fines, liabilities, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

Lease Agreement

On March 16, 2012, we entered into a lease agreement with Red Line Limit, LLC, as landlord, in connection with our lease of certain property located in Brighton, Massachusetts. The property is owned by James Davis, a holder of more than 5% of our common stock. The lease agreement has been extended through February 29, 2022. Pursuant to the terms of the lease agreement, we currently pay monthly rent installments of $19,473 for this property. We made payments of approximately $235,000 in 2019 and approximately $235,000 in 2020 in connection with the lease agreement.

Related Person Transactions

The Board adopted a written related person transactions policy that sets forth policies and procedures regarding the identification, review, consideration and oversight of related person transactions. For purposes of this policy only, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of its subsidiaries, are participants involving an amount that exceeds $120,000, in which any related person has a material interest.

Transactions involving compensation for services provided to us or any of our subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including its common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the related person transaction policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to our audit committee (or to another independent body of our board of directors) for review. To identify related person transactions in advance, we expect to rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to us;

●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the terms of the transaction;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of the Common Stock as of September 30, 2021, after giving effect to the Closing, by:

●	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock;

●	each current named executive officer and director of the Company; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on approximately 139,293,280 shares of Common Stock issued and outstanding as of September 30, 2021 and do not take into account the issuance of any shares of Common Stock upon the exercise of warrants to purchase up to approximately 4,239,450 shares of Common Stock that remain outstanding.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

	Shares Beneficially Owned
Name and Address	Number	Percent
Directors and Named Executive Officers
Declan P. Flanagan (1)	0	0%
Debora M. Frodl (1)(2)	430,364	*
Kevin Griffin (3)(4)	10,363,333	7.22%
Christopher Hayes (1)(5)	381,873	*
Thomas J. Hynes III (1)(6)	7,371,683	5.25%
Dimitri N. Kazarinoff (1)(7)	2,078,535	1.47%
Jonathan J. Ledecky (4)	9,733,333	6.78%
Niharika Ramdev (1)	0	0%
Sarah Sclarsic (1)(8)	50,000	*
James Berklas (1)	0	0%
Cielo Hernandez (1)	0	0%

All directors and current executive officers as a group (11 persons) (9)	20,675,788	14.01%

Five Percent Holders:
James S. Davis (10)	12,500,803	8.97%
Pivotal Investment Holdings II LLC (11)	9,733,333	6.78%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	The business address of the stockholder is c/o XL Fleet Corp., 145 Newton Street, Boston, Massachusetts 02135.

(2)	Includes options to purchase 428,786 shares of our common stock, which are exercisable within 60 days of September 30, 2021.

(3)	Includes 630,000 shares of our common stock held by MGG Investment Group, LP (“MGG”), of which Mr. Griffin is the Chief Executive Officer and Chief Investment Officer. Notwithstanding his dispositive and voting control over such shares, Mr. Griffin disclaims beneficial ownership of the shares of our common stock held by MGG, except to the extent of his proportionate pecuniary interest therein. The business address of each of the individuals is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. This information is based on a Schedule 13G filed with the SEC by Pivotal Investment Holdings II LLC with the SEC on February 16, 2021 and information available to us.

(4)	Includes 5,500,000 shares held by the Pivotal Investment Holdings II LLC, of which each of Ironbound Partners Fund, LLC, an affiliate of Mr. Ledecky, and Pivotal SPAC Funding II LLC, an affiliate of Mr. Griffin, is a managing member. Also includes 4,233,333 shares issuable to Pivotal Investment Holdings II LLC upon the exercise of Private Placement Warrants. Notwithstanding their dispositive and voting control over such shares, each of Messrs. Griffin and Ledecky disclaims beneficial ownership of the shares of our common stock held by Pivotal Investment Holdings II LLC, except to the extent of his respective proportionate pecuniary interest therein. The business address of each of the individuals is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. This information is based on a Schedule 13G filed with the SEC by Pivotal Investment Holdings II LLC with the SEC on February 16, 2021 and information available to us.

(5)	Includes options to purchase 381,873 shares, which are excisable within 60 days of April 1, 2021.

(6)	Includes 6,181,461 shares and options to purchase an additional 1,190,222 shares, which are excisable within 60 days of September 30, 2021.

(7)	Includes 15,346 shares and options to purchase an additional 1,983,836 shares, which are excisable within 60 days of September 30, 2021.

(8)	Includes 50,000 shares which are excisable within 60 days of September 30, 2021.

(9)	See footnotes (2) – (8) above.

(10)	Includes 12,500,803 shares held of record by Mr. Davis. The business address of the stockholder is 145 Newton Street, Boston, Massachusetts 02135. This information is based solely on a Schedule 13G filed with the SEC by Mr. Davis with the SEC on December 29, 2020, which reported ownership as of December 21, 2020.

(11)	Includes 5,500,000 shares held by the Pivotal Investment Holdings II LLC, of which each of Ironbound Partners Fund, LLC, an affiliate of Mr. Ledecky, and Pivotal SPAC Funding II LLC, an affiliate of Mr. Griffin, is a managing member. Also includes 4,233,333 shares issuable to Pivotal Investment Holdings II LLC upon the exercise of Private Placement Warrants. Notwithstanding their dispositive and voting control over such shares, each of Messrs. Griffin and Ledecky disclaims beneficial ownership of the shares of our common stock held by Pivotal Investment Holdings II LLC, except to the extent of his respective proportionate pecuniary interest therein. The business address of the stockholder is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. This information is based on a Schedule 13G filed with the SEC by Pivotal Investment Holdings II LLC with the SEC on February 16, 2021 and information available to us.

SELLING SECURITYHOLDERS

Certain of the Selling Securityholders acquired the Private Placement Warrants from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with the initial public offering of our predecessor, Pivotal. Certain of the Selling Securityholders acquired shares of our Common Stock from us in the private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement in connection with the Business Combination. Certain of the Selling Securityholders acquired shares of our Common Stock in connection the exchange of their shares of Legacy XL in connection with the Business Combination. Certain of the Selling Securityholders acquired the Legacy XL Warrants in connection with their service to Legacy XL, which we acquired in the Business Combination. Pursuant to agreements with certain of the Selling Securityholders and the Business Combination, we agreed to file a registration statement with the SEC for the purposes of registering for resale (i) the Private Placement Warrants (and the shares of Common Stock that may be issued upon exercise of the Private Placement Warrants), and (ii) the shares of our Common Stock otherwise listed above.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of January 8, 2021 regarding the beneficial ownership of our Common Stock by the Selling Securityholders and the shares of Common Stock being offered by the Selling Securityholders. The applicable percentage ownership of Common Stock is based on approximately 139,293,280 shares of Common Stock outstanding as of September 30, 2021. Information with respect to shares of Common Stock owned beneficially after the offering assumes the sale of all of the shares of Common Stock offered and no other purchases or sales of our Common Stock. The Selling Securityholders may offer and sell some, all or none of their shares of Common Stock, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants, as applicable, that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Of the shares of Common Stock being registered for resale by the Selling Securityholders, 32,834,378 of such shares are subject to lock-up agreements which provide that the shares of Common Stock held by such securityholders are subject to a 12-month lock-up period during which the holders have agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of their shares, which period may be earlier terminated if the reported closing sale price of the common stock equals or exceeds $15.00 per share (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) for a period of 20 trading days during any 30-trading day period commencing at least 150 days following the consummation of the Business Combination, subject to certain exceptions.

	Shares of Common Stock Beneficially Owned Prior to this	Warrants Beneficially Owned Prior to this	Number of Shares of Common Stock Being	Number of Warrants Being	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Security holders	Offering	Offering	Offered	Offered	Number	Percentage	Number	Percentage
SFL SPV I LLC(2)	76,424	0	76,424	—	0	*	0	*
Bespoke Alpha MAC MIM LP(2)	56,269	0	56,269	—	0	*	0	*
Monashee Pure Alpha SPV I LP(2)	263,294	0	263,294	—	0	*	0	*
Monashee Solitario Fund LP(2)	305,468	0	305,468	—	0	*	0	*
BEMAP Master Fund Ltd(2)	498,545	0	498,545	—	0	*	0	*
CVI Investments, Inc.(3)	500,000	0	500,000	—	0	*	0	*
BEMAP Master Fund Ltd(4)	191,159	0	191,159	—	0	*	0	*
Encompass Capital Master Fund LP(5)	1,037,774	0	1,037,774	—	0	*	0	*
Encompass Capital E&P Master Fund LP(6)	271,067	0	271,067	—	0	*	0	*
Perry Creek Capital Fund II LP(7)	330,282	0	330,282	—	0	*	0	*
Perry Creek Capital Partners LP(8)	169,718	0	169,718	—	0	*	0	*
Tech Opportunities LLC(9)	1,500,000	0	1,500,000	—	0	*	0	*
D. E. Shaw Valence Portfolios, L.L.C.(10)(11)	2,250,000	0	2,250,000	—	0	*	0	*
D. E. Shaw Oculus Portfolios, L.L.C.(10)(11)	750,000	0	750,000	—	0	*	0	*
CDK Associates, L.L.C.(12)	1,500,000	0	1,500,000	—	0	*	0	*
Third Street Holdings, LLC(13)	300,000	0	300,000	—	0	*	0	*
G. Richard Wagoner, Jr. and affiliated entities (14)	882,650	0	20,000	—	862,650	*	0	*
Arosa Opportunistic Fund LP(15)	300,000	0	300,000	—	0	*	0	*
Empery Asset Master, LTD(16)	129,190	0	129,190	—	0	*	0	*
Empery Tax Efficient III, LP(17)	70,810	0	70,810	—	0	*	0	*
Kepos Alpha Master Fund L.P.(18)	750,000	0	750,000	—	0	*	0	*
BlackRock, Inc.(19)	1,000,000	0	1,000,000	—	0	*	0	*
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(20)	300,000	0	300,000	—	0	*	0	*
Integrated Core Strategies (US) LLC(21)	1,815,951	7,732	1,700,000	—	115,951	*	7,732	*
James S. Davis(22)	12,500,803	0	12,500,803	—	0	*	0	*
Pivotal Investment Holdings II, LLC (23)(24)	9,733,333	4,233,333	9,733,333	4,233,333	0	*	0	*
James H.R. Brady(23)	100,000	0	100,000	—	0	*	0	*
MGG Investment Group LP (25)	630,000	0	630,000	—	0	*	0	*
Sarah Sclarsic(23)	50,000	0	50,000	—	0	*	0	*
Efrat Epstein(23)	50,000	0	50,000	—	0	*	0	*
Katrina Adams(23)	50,000	0	50,000	—	0	*	0	*
WindSail Credit Fund(26)	1,008,200	0	1,008,200	—	0	*	0	*
SVB Financial Group(27)	338,223	0	338,223	—	0	*	0	*
MOTIV Partners LLC(28)	0	249,117	249,117	—	0	*	249,117	*
Thomas J. Hynes III(29)(30)	7,371,683	0	6,181,461	—	1,190,222	*	0	*
Clayton W. Siegert(29)	1,022,206	0	1,022,206	—	0	*	0	*
Dimitri N. Kazarinoff(29)(31)	2,078,535	0	15,346	—	2,078,535	1.5%	0	*
Nicole Hynes(29)	70,991	0	70,991	—	0	*	0	*
Thomas J. Hynes Jr.(29)	1,277,554	0	1,277,554	—	0	*	0	*
Richard Canny(29)	223,166	0	223,166	—	0	*	0	*
John B. Hynes III(29)	313,095	0	313,095	—	0	*	0	*

*	Less than one percent.

(1)	The amounts set forth in this column are the number of shares of Common Stock that may be offered by each Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Securityholder may own beneficially or otherwise.

(2)	Jeff Muller, CCO of Monashee Investment Management LLC, is deemed to have power to vote or dispose of the reported securities offered hereby. The address of Monashee Investment Management, LLC is c/o Monashee Investment Management LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02110.

(3)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA members. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares. The address of the principal business office of CVI Investments, Inc. is c/o Heights Capital Management, Inc. 101 California Street, Suite 3250, San Francisco, CA 94111.

(4)	Encompass Capital Advisors LLC (“Encompass Capital Advisors”), as the sub-manager for BEMAP Master Fund Ltd., may be deemed to beneficially own the shares of our common stock held by BEMAP Master Fund LP. Todd Kantor, as the managing member of Encompass Capital Advisors, may also be deemed to beneficially own the shares of our common stock held by BEMAP Master Fund Ltd. Mr. Kantor disclaims beneficial ownership of such shares of common stock except to the extent of his economic interests in BEMAP Master Fund Ltd., if any. The address of the principal business office of BEMAP Master Fund Ltd. is 200 Park Avenue, 11th Floor, New York, NY 10166.

(5)	Encompass Capital Advisors, as the investment adviser for Encompass Capital Master Fund L.P., may be deemed to beneficially own the shares of our common stock held by Encompass Capital Master Fund L.P. Todd Kantor, as the managing member of Encompass Capital Advisors, may also be deemed to beneficially own the shares of our common stock held by Encompass Capital Master Fund L.P. Mr. Kantor disclaims beneficial ownership of such shares of common stock except to the extent of his economic interests in Encompass Capital Master Fund L.P., if any. The address of the principal business office of Encompass Capital Master Fund LP is 200 Park Avenue, 11th Floor, New York, NY 10166.

(6)	Encompass Capital Advisors, as the investment adviser for Encompass Capital E&P Master Fund L.P., may be deemed to beneficially own the shares of our common stock held by Encompass Capital E&P Master Fund L.P. Todd Kantor, as the managing member of Encompass Capital Advisors, may also be deemed to beneficially own the shares of our common stock held by Encompass Capital E&P Master Fund L.P. Mr. Kantor disclaims beneficial ownership of such shares of common stock except to the extent of his economic interests in Encompass Capital E&P Master Fund L.P., if any. The address of the principal business office of Encompass Capital Master Fund LP is 200 Park Avenue, 11th Floor, New York, NY 10166.

(7)	Perry Creek Capital GP II LLC (“Perry Creek GP”) is the general partner of Perry Creek Capital Fund II LP (the “Fund”) and, accordingly, exercises investment discretion with respect to the shares of common stock directly owned by the Fund. Adeel Qalbani is the controlling person of Perry Creek GP and may be deemed to beneficially own the shares of common stock directly owned by the Fund. Each of Mr. Qalbani and Perry Creek GP disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its economic interest in the Fund, if any. The principal business address of each of Perry Creek GP, the Fund and Mr. Qalbani is 150 East 58th Street, 17th Floor, New York, NY 10155.

(8)	Perry Creek Capital Partners GP LLC (“Perry Creek Partners GP”) is the general partner of Perry Creek Capital Partners LP (“PCCP”) and, accordingly, exercises investment discretion with respect to the shares of common stock directly owned by PCCP. Adeel Qalbani is the controlling person of Perry Creek Partners GP and may be deemed to beneficially own the shares of common stock directly owned by PCCP. Each of Mr. Qalbani and Perry Creek GP disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its economic interest in PCCP, if any. The principal business address of each of Perry Creek Partners GP, PCCP and Mr. Qalbani is 150 East 58th Street, 17th Floor, New York, NY 10155.

(9)	Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The address of Tech Opportunities LLC is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.

(10)	D. E. Shaw Oculus Portfolios, L.L.C. (“Oculus”) and D. E. Shaw Valence Portfolios, L.L.C. (“Valence”) may be deemed affiliated. Each of Valence and Oculus has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Common Stock. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of Valence and Oculus, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of Valence and Oculus, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Common Stock on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Common Stock. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Common Stock. David E. Shaw disclaims beneficial ownership of the Common Stock.

(11)	Oculus and Valence may be deemed affiliated. Each of Valence and Oculus has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Common Stock. DESCO LP, as the investment adviser of Valence and Oculus, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. DESCO LLC, as the manager of Valence and Oculus, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Common Stock on DESCO LP’s and DESCO LLC’s behalf. DESCO Inc., as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. DESCO II Inc., as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Common Stock. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Common Stock and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Common Stock. David E. Shaw disclaims beneficial ownership of the Common Stock. The principal business address of each of Oculus, Valence and Mr. Shaw is c/o D.E. Shaw & Co., L.P. 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

(12)	These shares are held by CDK Associates, L.L.C. and may be deemed to be beneficially owned by (i) Caxton Corporation, the manager of CDK Associates, LLC and (ii) Bruce Kovner, the chairman and sole shareholder of Caxton Corporation. Each of Caxton Corporation and Bruce Kovner disclaims beneficial ownership of these shares except to the extent of its or his pecuniary interest, if any, therein. The selling stockholder’s address is 731 Alexander Road, Building 2, Suite 500, Princeton, NJ 08540.

(13)	These shares are held by Third Street Holdings, LLC and may be deemed to be beneficially owned by (i) Caxton Corporation, the general partner of the investment manager of Third Street Holdings, LLC, (ii) Bruce Kovner, the chairman and sole shareholder of Caxton Corporation and (iii) Peter P. D’Angelo, the managing member of and a greater than 10% owner of Third Street Holdings, LLC. Caxton Corporation, Bruce Kovner and Peter P. D’Angelo each disclaim beneficial ownership of these shares except to the extent of its or his pecuniary interest, if any, therein. The address for Third Street is 731 Alexander Road, Building 2, Suite 500, Princeton, NJ 08540.

(14)	Consists of (i) 484,056 shares of Common Stock held by the G. Richard Wagoner Jr. Revocable Trust acquired in the Business Combination, (ii) 378,594 shares issuable upon the exercise of options within 60 days of the date of the Business Combination and (iii) 20,000 shares of Common Stock. The business address of the stockholder is c/o XL Fleet Corp., 145 Newton Street, Boston, MA 02135.

(15)	Arosa Capital Management Opportunistic GP II LLC is the general partner of Arosa Opportunistic Fund LP and Arosa Capital Management LP is its investment manager. The members of Arosa Capital Management Opportunistic GP II LLC and the limited partners of Arosa Capital Management LP are Till Bechtolsheimer and Abraham Joseph. The business address of each person and entity named in this footnote is c/o Arosa Capital Management LP, 550 West 34th Street, Suite 2800, New York, NY 10001.

(16)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The selling stockholder’s address is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(17)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by Empery Tax Efficient III, LP and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The selling stockholder’s address is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(18)	Kepos Capital LP is the investment manager of the Selling Securityholder and Kepos Partners LLC is the General Partner of the Selling Securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Partners LP is Kepos Capital GP LLC (the “Kepos GP”) and the managing member of Kepos Capital LP is Kepos Capital MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this Selling Securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the Selling Securityholder. The selling stockholder’s address is c/o Kepos Capital LP, 11 Times Square, 35th Floor, New York, NY 10036.

(19)	The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; Master Total Return Portfolio of Master Bond LLC and BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, The applicable portfolio managers, as managing directors (or in other capacities) of these entities, and/or the applicable investment committee members of these funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.

(20)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC—Segregated Master Portfolio B (“Alto”), has discretionary authority to vote and dispose of the shares held by Alto and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(21)	Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities LTD (“ICS Opportunities”) and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and Riverview Group LLC (“Riverview Group”) and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group and ICS Opportunities. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group or ICS Opportunities, as the case may be. Consists of (i) 115,951 shares of Common Stock and warrants for 7,732 shares of Common Stock each pledged as collateral to secure margin loans and (ii) 1,700,000 shares of Common Stock. The address of all entities listed in this footnote is c/o Millennium Management LLC, 666 Fifth Avenue, 8th Floor, New York, NY 10103.

(22)	The business address of the stockholder is 100 Guest Street, Boston, MA 02135.

(23)	Unless otherwise indicated, the business address of each of the individuals is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174.

(24)	Also includes 4,233,333 shares issuable upon the exercise of Private Placement Warrants. Notwithstanding their dispositive and voting control over such shares, each of Ironbound Partners Fund, LLC, an affiliate of Jonathan Ledecky, and Pivotal SPAC Funding II LLC, an affiliate of Kevin Griffin, may also be deemed to have investment discretion and voting power over these shares held by Pivotal. Messrs. Griffin and Ledecky disclaim beneficial ownership of the shares of Common Stock held by Pivotal Investment Holdings II LLC, except to the extent of his respective proportionate pecuniary interest therein.

(25)	Includes the following shares: (i) 136,847 shares held by MGG SF Evergreen Fund LP, (ii) 13,643 shares held by MGG Canada Fund LP, (iii) 675 shares held by MGG Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P. (iv) 35,517 shares held by MGG SF Evergreen Unlevered Fund LP, (v) 81,118 shares held by MGG SF Evergreen Unlevered Fund 2020 LP, (vi) 8,965 shares held by MGG SF Drawdown Unlevered Fund II LP, (vii) 26,550 shares held by MGG SF Drawdown Unlevered Fund III LP, (viii) 11,685 shares held by MGG SF Drawdown Unlevered Fund II (Luxembourg) SCSp, and (ix) 315,000 shares held by MGG Special Opportunities Fund LP (the “MGG Funds”). MGG Investment Group LP (“MGG”) is the investment adviser to the MGG Funds. Kevin Griffin (“Mr. Griffin”) is the Chief Executive Officer and Chief Investment Officer of MGG. Gregory Racz (“Mr. Racz” and together with Mr. Griffin, the “Principals”) is the President and Chief Legal Officer of MGG. The address of the MGG Funds, MGG and the Principals is c/o MGG Investment Group LP, One Penn Plaza, Suite 5320, New York, NY 10119. Each of the MGG Funds and the Principals disclaims beneficial ownership of the shares listed above.

(26)	The business address of the stockholder is 133 Federal Street, Suite 702, Boston, MA 02110.

(27)	The business address of the stockholder is 80 E Rio Salado Pkwy, Suite 600, Tempe, AZ 85281.

(28)	The business address of the stockholder is 3023 7th Street, #235, Boulder, CO 80304.

(29)	Unless otherwise indicated, the business address of each of the individuals is c/o XL Fleet Corp., 145 Newton Street, Boston, MA 02135.

(30)	Consists of (i) 6,181,461 shares of Common Stock and (ii) 1,190,222 shares of Common Stock issuable upon the exercise of options within 60 days of September 30, 2021.

(31)	Consists of (i) 15,346 shares of Common Stock and (ii) 2,063,189 shares of Common Stock issuable upon the exercise of options within 60 days of September 30, 2021.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 351,000,000 shares of Common Stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share. As of September 30, 2021, there were approximately 139,293,280 shares of Common Stock and no shares of preferred stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Except as otherwise required by law, our Certificate of Incorporation or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of the directors of our board of directors (our “Board”) and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. There is no cumulative voting. Subject to the rights of any holders of any shares of preferred stock which may from time to time come into existence and be outstanding, the holders of Common Stock are entitled to the payment of dividends when and as declared by our Board in accordance with applicable law and to receive other distributions from us. Holders of Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock. Under our Certificate of Incorporation, our Board is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year.

Under our Certificate of Incorporation, the affirmative vote of the holders of shares of voting stock representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles Sixth, Seventh, Eighth, Ninth and Tenth of our Certificate of Incorporation, which articles generally govern the appointment of directors, the amendment of our Bylaws, limitation of liability and indemnification, forum selection, and amendments to our Certificate of Incorporation, respectively. Subject to the rights of the holders of shares of any series of preferred stock then outstanding, any director, or our entire Board, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock entitled to vote at an election of directors, voting together as a single class.

Preferred Stock

If we issue preferred stock, such preferred stock would have priority over our Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our Certificate of Incorporation grants our Board the authority, without further stockholder authorization, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series.

Warrants

As of June 30, 2021, we had 4,239,450 warrants outstanding, consisting of 6,117 Legacy XL Warrants and 4,233,333 Private Placement Warrants.

On January 28, 2021, we announced the redemption of the Public Warrants. As a result of the ensuing exercises of the Public Warrants and the redemption of the remaining Public Warrants, we had no Public Warrants outstanding as of March 1, 2021. In connection with such redemption, the NYSE filed a Form 25 to delist the Public Warrants on March 1, 2021.

Each outstanding warrant (other than the Legacy XL Warrants) enables the holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The warrants will expire at 5:00 p.m., New York City time, five years after the consummation of the Business Combination or earlier upon redemption or liquidation.

The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of Common Stock at a price below the respective exercise prices of the warrants.

After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a share dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, which are dividends of $0.50 or less in any fiscal year (subject to adjustments), then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock. We will not be required to make adjustments to the exercise price for any other events including the issuance of additional shares of Common Stock other than dividends paid in Common Stock as described above.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In the case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

No fractional shares of Common Stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, we will, upon exercise, follow the requirements of the DGCL.

Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods.

Certain Anti-Takeover Provisions of Delaware Law

Staggered Board

Our Certificate of Incorporation provides that our Board be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual or special meetings. Furthermore, because our Board is classified, directors may be removed only with cause by a majority of our outstanding shares.

Special meeting of stockholders

Our Bylaws provide that special meetings of stockholders may be called only by a majority vote of our Board.

Advance notice requirements for stockholder proposals and director nominations

Our Bylaws provide that stockholders of record seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder action by written consent

Our Certificate of Incorporation and Bylaws provide that any action required or permitted to be a taken by stockholders must be effected at an annual or special meeting, and may not be taken by written consent (subject to the rights of any preferred stock then outstanding).

Exclusive forum selection

Our Certificate of Incorporation requires that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of we, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of we to we or its stockholders, (iii) any action asserting a claim against we arising pursuant to any provision of the Delaware General Corporation Law ( the “DGCL”) or our Certificate of Incorporation or Bylaws (as either may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws (including any right, obligation, or remedy thereunder) or (v) any action asserting a claim against we governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 203 of the Delaware General Corporation Law

We have not opted out of Section 203 of the DGCL under our Certificate of Incorporation. As a result, pursuant to Section 203 of the DGCL, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock (the “acquisition”), except if:

●	our Board approved the acquisition prior to its consummation;

●	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

●	the business combination is approved by our Board of we, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our Bylaws provide that, in certain circumstances and subject to certain limitations, we will indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We currently maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing, the Company ceased to be a shell company.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of shares of Common Stock then outstanding; or

●	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Listing of Securities

Our Common Stock is listed on the NYSE under the symbol “XL”.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 4,233,333 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants by the holders thereof. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (A) up to 48,083,495 shares of Common Stock, including (i) 15,000,000 shares of Common Stock originally issued in a private placement at the closing of the Business Combination, (ii) 21,504,622 shares of Common Stock issued to directors, officers and affiliates of Legacy XL pursuant to the Merger Agreement in connection with the Business Combination, (iii) 5,750,000 shares of Common Stock issued upon conversion of shares held by the Sponsor and certain affiliates of Pivotal in connection with the Business Combination, (iv) up to 4,233,333 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants, and (v) up to 1,595,540 shares issued or issuable upon the exercise of Legacy XL Warrants assumed by us in connection with the Business Combination, and (B) up to 4,233,333 Private Placement Warrants. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock or Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Private Placement Warrants and the Legacy XL Warrants in the event that such Private Placement Warrants and Legacy XL Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders. The shares of Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock or Warrants by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of NYSE;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Private Placement Warrants may exercise its Private Placement Warrants in accordance with that certain Warrant Agreement, dated as of July 11, 2019, by and between Continental Stock Transfer & Trust Company and the other parties thereto (the “Warrant Agreement”), on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent (as defined in the Warrant Agreement), Continental Stock Transfer & Trust Company, the certificate evidencing such Private Placement Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price (if exercised for cash) and any and all applicable taxes due in connection with the exercise of a Private Placement Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

EXPERTS

The consolidated financial statements of XL at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.xlfleet.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

XL Fleet Corp.

XL Fleet Corp. Audited Financial Statements:

XL Fleet Corp. Unaudited Financial Statements:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

XL Fleet Corp. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of XL Fleet Corp. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the year then ended have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

Melville, NY

March 31, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 17, 2021.

XL Fleet Corp.

Consolidated Balance Sheets

December 31, 2020 and December 31, 2019

(In thousands, except share and per share amounts)	2020	2019
	(Restated)
Assets
Current assets:
Cash and cash equivalents	$329,641	$3,386
Restricted cash	150	150
Accounts receivable	10,559	1,159
Inventory, net	3,574	2,240
Prepaid expenses and other current assets	1,396	146
Total current assets	345,320	7,081
Property and equipment, net	579	840
Intangible assets, net	593	809
Goodwill	489	489
Other assets	32	30
Total assets	$347,013	$9,249
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current portion of long-term debt, net of debt discount and issuance costs	$110	$1,435
Subordinated convertible promissory notes	-	9,102
Convertible debt derivative liability	-	1,349
Accounts payable	4,372	549
Accrued expenses and other current liabilities	4,601	3,054
Total current liabilities	9,083	15,489
Long-term debt, net of current portion	98	1,849
Deferred revenue	305	133
Contingent consideration	924	1,101
New market tax credit obligation(1)	4,412	4,377
Warrant liabilities	143,295	–
Total liabilities	158,117	22,949

Commitments and contingencies (Note 18)

Stockholders’ equity (deficit)

Common stock, $0.0001 par value; 350,000,000 and 130,000,000 shares authorized at December 31, 2020 and 2019, respectively; 131,365,254 and 80,400,727 issued and outstanding at December 31, 2020 and 2019, respectively	13	8
Additional paid-in capital	317,084	53,887
Accumulated deficit	(128,201)	(67,595)
Total stockholders’ equity (deficit)	188,896	(13,700)
Total liabilities and stockholders’ equity (deficit)	$347,013	$9,249

(1)	Held by variable interest entity

See notes to consolidated financial statements.

XL Fleet Corp.

Consolidated Statements of Operations

For the Years Ended December 31, 2020 and 2019

(In thousands, except per share and share amounts)	2020	2019
	(Restated)

Revenues	$20,338	$7,215
Cost of revenues	17,594	8,075
Gross profit	2,744	(860)
Operating expenses:
Research and development	4,445	2,874
Selling, general, and administrative expenses	13,593	9,835
Loss from operations	(15,294)	(13,569)
Other (income) expense:
		-
Interest expense, net	6,370	2,151
Loss on extinguishment of debt	1,038	-
Change in fair value warrant liabilities	35,015	-
Change in fair value of convertible notes payable derivative liabilities	2,889	(819)
Net loss	$(60,606)	$(14,901)
Net loss per share, basic and diluted	$(0.72)	$(0.19)
Weighted-average shares outstanding, basic and diluted	84,565,448	79,823,065

See notes to consolidated financial statements.

XL Fleet Corp.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2020 and 2019

			Additional		Stockholders’
	Common Stock		Paid-In	Accumulated	Equity
(In thousands, except share amounts)	Shares	Amount	Capital	Deficit	(Deficit)

Balance at January 1, 2020	80,400,727	$8	$53,887	$(67,595)	$(13,700)
Exercise of stock options	488,625	-	114	-	114
Exercise of warrants	4,995,584	-	884	-	884
Stock-based compensation expense	-	-	978	-	978
Conversion of convertible debt	1,715,918	-	17,446	-	17,446
Issuance of restricted stock	25,309	-	-	-	-
PIC shares recapitalized, net of issuance costs and the fair value of warrant liabilities (Restated)	28,739,091	3	98,886	-	98,889
Shares issued in offering, net of issuance costs	15,000,000	2	144,889	-	144,891
Net loss (Restated)	-	-	-	(60,606)	(60,606)

Balance at December 31, 2020 (Restated)	131,365,254	$13	$317,084	$(128,201)	$188,896

			Additional		Stockholders’
	Common Stock		Paid-in	Accumulated	(Deficit)
	Shares	Amount	Capital	Deficit	Equity

Balance at January 1, 2019	79,451,338	$8	$53,522	$(52,684)	$846
Issuance of restricted stock	446,333	-	-	-	-
Exercise of stock options	44,154	-	10	-	10
Issuance of stock in asset acquisition	458,902	-	109	-	109
Issuance of warrants	-	-	38	-	38
Stock-based compensation expense	-	-	208	-	208
Stockholder distribution	-	-	-	(10)	(10)
Net loss	-	-	-	(14,901)	(14,901)

Balance at December 31, 2019	80,400,727	$8	$53,887	$(67,595)	$(13,700)

See notes to consolidated financial statements.

XL Fleet Corp.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

(Restated)

(In thousands)	2020	2019
	(Restated)
Operating activities:
Net loss	$(60,606)	$(14,901)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in fair value of warrant liabilities	35,015	-
Stock-based compensation	978	208
Bad debt expense	-	22
Depreciation and amortization expense	622	319
Contingent consideration	796	80
Fair value change of derivative liability	2,889	(819)
Loss on extinguishment of debt	1,038	-
Debt discount	4,629	1,598
Changes in operating assets and liabilities:
Accounts receivable	(9,400)	2,610
Inventory, net	(1,334)	215
Prepaid expenses and other current assets	(1,250)	260
Other assets	(2)	283
Accounts payable	3,823	(1,089)
Accrued expenses and other current liabilities	2,749	(450)
Deferred revenue	172	113
Net cash used in operating activities	(19,881)	(11,551)
Investing activities:
Purchases of property and equipment	(145)	(28)
Net cash used in investing activities	(145)	(28)
Financing activities:
Proceeds from the issuance of subordinated convertible promissory notes	8,100	10,000
Repayments to the issuance of subordinated convertible promissory notes	(11,250)	-
Proceeds from paycheck protection program	1,100	-
Repayments to paycheck protection program	(1,100)	-
Proceeds from debt	-	2,500
Repayments of debt	(3,177)	(496)
Repayment of contingent consideration	(450)	-
Repayments of revolving line of credit	(2,500)	(2,612)
Proceeds from revolving line of credit	2,500	-
Proceeds from recapitalization of PIC shares, net of issuance costs	207,169	-
Proceeds from issuance of common stock, net of issuance costs	144,891	-
Payment of issuance costs in connection with term loans and revolving line of credit	-	(184)
Proceeds from exercise of stock options	114	10
Stockholder distribution	-	(10)
Proceeds from exercise of warrants	884	-
Net cash provided by financing activities	346,281	9,208
Net increase/(decrease) in cash and cash equivalents and restricted cash:	326,255	(2,371)
Cash and cash equivalents and restricted cash, beginning of period	3,536	5,907
Cash, cash equivalents, and restricted cash at end of year	$329,791	$3,536
Supplemental disclosure of cash flow information:
Cash paid for interest	$389	$-
Supplemental disclosures of noncash investing and financing information:
Issuance of warrants	$-	$38
Initial measurement of warrants assumed in connection with the Business Combination accounted for as liabilities	$108,280	$-
Contingent and deferred consideration issued in connection with business combination	$-	$1,650
Issuance of stock in asset acquisition	$-	$109
Issuance costs in accrued expenses	$-	$25
Conversion of convertible debt	$17,446	$-
Retrospective recapitalization of stockholders’ equity	$51,005
Reduce derivative liability for extinguishment of convertible notes payable	$(1,349)	$-
Increase derivative liability for issuance of convertible notes payable	$5,637	$-
Reduce derivative liability for the conversion and repayment of the convertible notes payable	$(8,526)	$-

See notes to consolidated financial statements.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 1. Organization, Description of Business and Liquidity

Description of Business: XL Fleet Corp. and its subsidiaries (“XL Fleet” or the “Company”) is a leading provider of fleet electrification solutions for commercial vehicles in North America, with over 4,300 electrified powertrain systems sold and driven over 140 million miles by over 200 fleets, as of December 31, 2020. XL Fleet’s vision is to become the world leader in fleet electrification solutions, with a mission of accelerating the adoption of fleet electrification systems through cost effective, customer tailored and comprehensive solutions.

Merger and Organization: On December 21, 2020 (the “Closing Date”), privately held XL Hybrids, Inc., a Delaware corporation, (“Legacy XL”) consummated the merger pursuant to that certain Agreement and Plan of Reorganization, dated as of September 17, 2020 (the “Merger Agreement”), by and among Pivotal Investment Corporation II (“Pivotal”), PIC II Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pivotal (“Merger Sub”), and Legacy XL. Pursuant to the terms of the Merger Agreement, a business combination between Legacy XL and Pivotal was effected through the merger of Merger Sub with and into Legacy XL, with Legacy XL surviving as a wholly-owned subsidiary of Pivotal (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Pivotal Investment Corporation II changed its name to XL Fleet Corp. (“XL Fleet Corp.”) (See Note 4).

COVID-19 Worldwide Pandemic: On March 11, 2020, the World Health Organization characterized the outbreak of the novel coronavirus (“COVID-19”) as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, the Company has taken appropriately cautious steps to protect its workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, the Company initially implemented work from home policies where practical at its facilities in late March 2020. Starting late March 2020, approximately 40 of its employees were able to complete their duties from home, which enabled much critical work to continue. The remaining 19 members of its workforce were unable to perform their normal duties from home. In April 2020, the Company resumed limited operations under revised operational and manufacturing plans that conform to the latest COVID-19 health precautions. This includes universal facial covering requirements, rearranging facilities to follow social distancing protocols, conducting regular temperature checks and undertaking regular and thorough disinfecting of surfaces and tools. However, the COVID-19 pandemic and the continued precautionary actions taken related to COVID-19 have adversely impacted, and are expected to continue to adversely impact, its operations, its contractors and the automotive original equipment manufacturers.

The Company has experienced, and expects to continue to experience, reduced operations and production line shutdowns at vehicle OEMs due to COVID-19, limitations on travel by the Company’s personnel and personnel of the Company’s customers, and future delays or shutdowns of vehicle OEMs or the Company’s suppliers.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 1. Organization, Description of Business and Liquidity, continued

The COVID-19 pandemic and the protocols and procedures the Company has implemented in response to the pandemic have caused some delays in operational activities. The full impact of the COVID-19 pandemic on its business and results of operations subsequent to December 31, 2020 will depend on future developments, such as the ultimate duration and scope of the outbreak and its impact on its operations and impact on its customers and industry partners.

Liquidity: The Company believes its cash and cash equivalents on hand at December 31, 2020 and management’s operating plan, will provide sufficient liquidity to fund its operations for at least the next twelve months from the issuance of these financial statements.

Note 2. Restatement of Previously Issued Financial Statements

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers, which terms are similar to those contained in the warrant agreement dated as of July 11, 2019 (the “Warrant Agreement”), between Legacy XL and Pivotal, which was assumed by the Company on December 21, 2020 in connection with the Business Combination. The Warrant Agreement relates to 7,666,667 warrants (the “Public Warrants”) issued in connection with Pivotal’s Initial Public Offering (the “IPO”), and 4,233,333 warrants (the “Private Placement Warrants”), originally issued in a private placement in connection with the IPO, and together, (the “Warrants”) which are discussed in Note 4, Note 12 and Note 14. The Company previously accounted for the Warrants as components of equity.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, the Company concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the Consolidated Balance Sheets and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Consolidated Statements of Operations in the period of change.

The audit committee of the Company’s Board of Directors, in consultation with the Company’s management, and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s previously issued audited financial statements as of and for the year ended December 31, 2020, as previously reported in its Form 10-K, should no longer be relied upon based on the matters described above. As such, the Company is restating its consolidated financial statements as of and for the year ended December 31, 2020 included herein. The restated classification and reported values of the Warrants as accounted for under ASC 815-40 are included in the consolidated financial statements herein.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 2. Restatement of Previously Issued Financial Statements, continued

XL FLEET CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the period, indicated:

	As Previously Reported	Adjustment	As Restated
Consolidated Balance Sheet as of December 31, 2020
Warrant liabilities	$–	$143,295	$143,295
Total liabilities	14,822	143,295	158,117
Additional paid-in capital	425,364	(108,280)	317,084
Accumulated deficit	(93,186)	(35,015)	(128,201)
Total stockholders’ equity	332,191	(143,295)	188,896

Consolidated Statement of Operations for the Year Ended December 31, 2020
Change in fair value of warrant liabilities	$–	$35,015	$35,015
Net loss	(25,591)	(35,015)	(60,606)
Basic and diluted weighted average shares outstanding	(0.30)	(0.42)	(0.72)

Consolidated Statement of Cash Flows for Year Ended December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(25,591)	$(35,015)	$(60,606)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	–	35,015	35,015
Non-Cash Investing and Financing Activities:
Initial measurement of warrants assumed in connection with the Business Combination accounted for as liabilities	–	108,280	108,280

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 3. Summary of Significant Accounting Policies

Basis of consolidated financial statement presentation: The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements of the Company include the accounts of its wholly owned subsidiaries and variable interest entities, for which the Company is the primary beneficiary. Because the Company holds certain rights that provide the power to direct the activities of variable interests that most significantly impact the VIE economic performance, as well as to potentially receive benefits or the obligation to absorb potentially significant losses, the Company has a controlling interest in such VIEs. See Note 10, “New Markets Tax Credit Financing,” for the discussion of financing arrangements involving certain entities that are variable interest entities that are included in these consolidated financial statements. All significant intercompany transactions have been eliminated in consolidation.

Emerging Growth Company: Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933 registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period. The Company’s most significant estimates and judgments involve deferred income taxes, valuation of share-based compensation, including the fair value of common stock, the valuation of the convertible notes payable derivative liability, and the valuation of business combinations, including the fair values and useful lives of acquired assets and assumed liabilities and the fair value of purchase consideration. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.

Segment information: ASC 280, Segment Reporting, defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. XL operates a single integrated business operation for the purpose of providing electrification systems for the owners of vehicles. XL’s Chief Executive Officer (“CEO”) is the CODM of the Company. The CODM is provided financial and operating information for the integrated business as a whole. Upon receipt of such information, the CODM evaluates and manages the operations based upon such integrated information, and the CODM utilizes this integrated information for purposes of allocating resources and evaluating XL’s financial performance. The CODM uses cash flows as the primary measure to manage the business and does not segment the business for internal reporting or decision making. Based upon this information, the Company has concluded that it should report its operations as a single segment.

Concentration of Credit Risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and trade receivables. At times, such cash may be in excess of the FDIC limit. At December 31, 2020 and 2019, the Company had cash in excess of the $250 federally insured limit. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

With respect to trade receivables, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that the receivable credit risk exposure is limited. As of December 31, 2020, one customer accounted for approximately 82% of accounts receivable. In 2019, two customers accounted for approximately 64% of accounts receivable. For the years ended December 31, 2020 and 2019, one customer and two customers accounted for approximately 68% and 65% of revenues, respectively.

Cash and cash equivalents: The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents include cash held in banks and money market accounts. Cash equivalents are carried at cost, which approximates fair value due to their short-term nature. The Company’s cash and cash equivalents are placed with high-credit quality financial institutions and issuers, and at times exceed federally insured limits. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

Restricted cash: Restricted cash held at both December 31, 2020 and 2019, consists of bank deposits required for a letter of credit which is reserved for the Company’s California lease.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 3. Summary of Significant Accounting Policies, continued

Accounts receivable: Accounts receivable are stated at the gross invoice amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is maintained at a level considered adequate to provide for potential account losses on the balance based on management’s evaluation of the anticipated impact of current economic conditions, changes in the character and size of the balance, past and expected future loss experience, among other pertinent factors. As of December 31, 2020 and 2019, the Company recorded an allowance of doubtful accounts of $0.

Inventory: Inventory is comprised of raw materials, work in process and finished goods. Inventory is stated at the lower of cost (determined using the weighted-average cost method) or net realizable value. Cost of raw material inventories include the purchase and related costs incurred in bringing the products to their present location and condition. The Company uses consistent methodologies to evaluate inventory for net realizable value and periodically reviews inventories for obsolescence and any inventories identified as slow moving or obsolete are initially reserved for and then written-off. As of December 31, 2020 and 2019, the Company’s inventory reserve for obsolescence was $58 and $248, respectively.

Fair value measurements: ASC 820, Fair Value Measurements and Disclosures, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company can access at the measurement date.

Level 2:	Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3:	Significant unobservable inputs that reflect the Company’s judgment about the assumptions that market participants would use in pricing an asset or liability.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques noted in ASC 820:

●	Market approach: Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

●	Cost approach: Amount that would be required to replace the service capacity of an asset (replacement cost).

●	Income approach: Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing and excess earnings models).

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 3. Summary of Significant Accounting Policies, continued

The Company believes its valuation methods are appropriate and consistent with other market participants, however the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, warrant liabilities, contingent consideration liability, term loan and revolver debt, convertible notes payable derivative liability, and convertible notes payable. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximates fair value because of the short-term nature of those instruments. The fair value of the Company’s revolving line of credit and term loan are based on current lending rates for similar borrowings, assuming the debt is outstanding through maturity, and considering the collateral and as a result approximate their fair values. The Company estimates the fair value of its convertible notes payable using level two and level three inputs by discounting the future cash flows using current interest rates at which it could obtain similar borrowings in consideration of the estimated enterprise value of the Company.

Prepaid expenses and other current assets: Prepaid expenses and other current assets include prepaid insurance, prepaid rent, and supplies, which are expected to be recognized or realized within the next 12 months.

Property and equipment, net: Property and equipment, net is stated at cost less accumulated depreciation, or if acquired in a business combination, at fair value as of the date of acquisition. Depreciation is calculated using the straight-line method, based upon the following estimated useful lives:

Equipment	5 years
Furniture and fixtures	5 years
Computer and related equipment	3 years
Software	3 years
Vehicles	4 years
Leasehold improvements	Lesser of useful life of the asset or remaining life of the lease

Improvements are capitalized while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed as incurred. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on the disposition is recorded in the statement of operations as a component of other (expense) income, net.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 3. Summary of Significant Accounting Policies, continued

Business combinations: The Company accounts for the acquisition of a business in accordance with ASC 805, Business Combinations (ASC 805). Amounts paid to acquire a business are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The Company determines the fair value of purchase consideration, including contingent consideration, and acquired intangible assets based on detailed valuations that use certain information and assumptions provided by management. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill. The results of operations of acquired businesses are included in the financial statements from the date of acquisition forward. Acquisition-related costs are expensed in periods in which the costs are incurred

The Company uses the income approach to determine the fair value of developed technology acquired in a business combination. This approach determines fair value by estimating the after-tax cash flows attributable to the respective asset over its useful life and then discounting these after-tax cash flows back to a present value. The Company bases its revenue assumptions on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. Developed technology represents patented and unpatented technology and know-how.

Refer to Note 4 for discussion of the Company’s 2020 business combination.

Intangible assets, net: Intangible assets are initially recorded at fair value and stated net of accumulated amortization and impairments. The Company amortizes its intangible assets that have finite lives using either the straight-line method, or if reliably determinable, based on the pattern in which the economic benefit of the asset is expected to be utilized. Amortization is recorded over the estimated useful lives, which for developed technology is 4 years. The Company evaluates the recoverability of its definite lived intangible assets whenever events or changes in circumstances or business conditions indicate that the carrying value of these assets may not be recoverable based on expectations of future undiscounted cash flows for each asset group. If the carrying value of an asset or asset group exceeds its undiscounted cash flows, the Company estimates the fair value of the assets, generally utilizing a discounted cash flow analysis based on the present value of estimated future cash flows to be generated by the assets using a risk-adjusted discount rate. To estimate the fair value of the assets, the Company uses market participant assumptions pursuant to ASC 820, Fair Value Measurements.

Impairment of long-lived assets: The Company reviews long-lived assets, including property and equipment and, intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that an asset group’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analysis in accordance with ASC 360-10, Impairment or Disposal of Long-Lived Assets, which requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset group is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value. During the years ended December 31, 2020 and 2019, no impairment indicators were identified.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 3. Summary of Significant Accounting Policies, continued

Impairment of goodwill: Goodwill represents the excess of cost over the fair market value of net tangible and identifiable intangible assets of acquired businesses. Goodwill is not amortized but instead is annually tested for impairment, or more frequently if events or circumstances indicate that the carrying amount of goodwill may be impaired. The Company has recorded goodwill in connection with its historical acquisition of a business.

The Company performs its annual goodwill impairment assessment at October 1 each fiscal year, or more frequently if events or circumstances arise which indicate that goodwill may be impaired. An assessment can be performed by first completing a qualitative assessment on the Company’s single reporting unit. The Company can also bypass the qualitative assessment in any period and proceed directly to the quantitative impairment test, and then resume the qualitative assessment in any subsequent period. Qualitative indicators that may trigger the need for annual or interim quantitative impairment testing include, among other things, deterioration in macroeconomic conditions, declining financial performance, deterioration in the operational environment, or an expectation of selling or disposing of a portion of the reporting unit. Additionally, a significant change in business climate, a loss of a significant customer, increased competition, a sustained decrease in share price, or a decrease in estimated fair value below book value may trigger the need for interim impairment testing of goodwill.

If the Company believes that, as a result of its qualitative assessment, it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test is required. The quantitative test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recorded as a reduction to goodwill with a corresponding charge to earnings in the period the goodwill is determined to be impaired. The income tax effect associated with an impairment of tax-deductible goodwill is also considered in the measurement of the goodwill impairment. Any goodwill impairment is limited to the total amount of goodwill.

The Company determines the fair value of its reporting unit using a combination of the income approach (discounted cash flow method) and market approach (guideline transaction method and guideline public company method). Management weighs each of the methods applied to determine the fair value of its reporting unit.

Under the discounted cash flow method, the Company determines fair value based on the estimated future cash flows for the reporting unit, discounted to present value using a risk-adjusted industry weighted-average cost of capital, which reflects the overall level of inherent risk and the rate of return an outside investor would expect to earn. Cash flow projections are derived from budgeted amounts (typically a one-year model) and subsequent period cash flows are developed using growth rates that management believes are reasonably likely to occur from a market participant’s standpoint. All cash flow projections are evaluated by management. A terminal value is derived by capitalizing free cash flow into perpetuity. The capitalization rate is derived from the weighted-average cost of capital and the estimated long-term growth rate.

Revenue: On January 1, 2019, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method applied to all “not completed” contracts at the time of adoption. A “not completed” contract in accordance with ASC 606 represents a contract for which all or substantially all of the revenues have not been recognized under ASC 605, Revenue Recognition (ASC 605).

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 3. Summary of Significant Accounting Policies, continued

The Company’s revenue is primarily derived from the sales of hybrid electric powertrain systems. The Company’s products are marketed and sold to end-user fleet customers and channel partners in the United States and Canada. Sales of products and services are subject to economic conditions and may fluctuate based on changes in the industry, trade policies and financial markets.

Revenue is recognized upon transfer of control to the customer, which occurs when the Company has a present right to payment, legal title has passed to the customer, the customer has the significant risks and rewards of ownership, and where acceptance is not a formality, the customer has accepted the product or service. In general, transfer of control is upon shipment of the equipment as the terms are FOB shipping point, or equivalent and the Company has no other promised goods or services in its contracts with customers. In limited instances, the Company provides installation services to end-user fleet customers related to the purchased hybrid electric powertrain equipment. When provided, the installation services are not distinct within the context of the contract due to the fact that the end-use fleet customer is purchasing a completed modification to its vehicles and therefore, the installation services involve significant integration to integrate the hybrid electric powertrain equipment with the customer’s vehicle. As a result, the hybrid electric powertrain equipment and installation services represent a single performance obligation within these contracts with customers. The Company recognizes the revenue for the equipment sale and installation service at the same time, which is after the installation is complete. The Company has elected to treat shipping and handling activities related to contracts with channel partner customers as costs to fulfill the promise to transfer the associated equipment and not as a separate performance obligation.

The Company provides limited-assurance-type warranties for its equipment and work performed under its contracts. The warranty period typically extends for 3 years following transfer of control of the equipment. The warranties solely relate to correction of product defects during the warranty period, which is consistent with similar warranties by offered by competitors. Therefore, the Company has determined that this warranty is outside the scope of ASC 606 and will continue to be accounted for under ASC 460, Guarantees. At the time of purchase of the equipment, customers may purchase from the Company an extended warranty for its equipment. The extended warranty commences upon the end of the assurance-based warranty period and is considered a separate performance obligation that represents a stand-ready obligation to perform warranty services after the assurance-type warranty expires. The transaction price allocated to the extended warranty is recognized ratably over the extended warranty period.

When the Company’s contracts with customers contain multiple performance obligations, the contract transaction price is allocated on a relative standalone selling price (SSP) basis to each performance obligation. The Company determines standalone selling prices based on observable selling prices for the sale of its systems. For extended warranties, the Company determines SSP based on expected cost plus margin. The Company establishes the margin based on review of market conditions and margins obtained by market participants for similar services. Any allocation of the transaction price required is determined at the contracts’ inception.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 3. Summary of Significant Accounting Policies, continued

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which is solely made up of fixed consideration for its products and services. The Company does not adjust transaction price for the effects of a significant financing component when the period between the transfer of the promised good or service to the customer and payment for that good or service by the customer is expected to be one year or less. The Company has not identified any significant financing components to date. The Company’s sales can in certain instances include non-cash consideration in the form of the customer transferring to the Company, the customer’s rights to cash incentives from programs administered by municipalities related to hybrid vehicle programs that a customer is entitled as a result of its purchase. The incentives are fixed amounts that are readily determinable. The Company values the non-cash consideration at its fair value, which generally is the amount of the incentive.

Payment terms on invoices range from 30 to 60 days. The Company excludes from revenue any sales tax and other government-assessed and imposed taxes on revenue generating activities that are invoiced to customers.

The Company has elected to apply the practical expedient to expense costs to obtain contracts, which principally relate to sales commissions, at the time the liability is incurred when the expected amortization period is one year or less.

Warranties: The Company offers a limited warranty generally ranging from one to three years. The Company accrues the estimated cost of product warranties for unclaimed charges based on historical experiences and expected results. Should product failure rates and material usage costs differ from these estimates revisions to the estimated warranty liability would be required. The Company periodically assesses the adequacy of its recorded product warranty liabilities and adjusts the balances as required. Warranty expense is recorded as a component of cost of product revenue in the statements of operations. A provision for product warranties has been recorded at December 31, 2020 and 2019 (See Note 9). The Company incurred warranty expense of $1,205 and $368 for the years ended December 31, 2020 and 2019, respectively.

Income taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Deferred income taxes are provided for the temporary differences arising between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss carry-forwards and credits. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statements of operations in the period in which the enactment rate changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance if, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 3. Summary of Significant Accounting Policies, continued

Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. For the years ended December 31, 2020, and 2019, there were no uncertain tax position taken or expected to be taken in the Company’s tax returns.

In the normal course of business, the Company is subject to regular audits by U.S. federal and state and local tax authorities. With few exceptions, the Company is no longer subject to federal, state or local tax examinations by tax authorities in its major jurisdictions for tax years before 2018.

The Company did not recognize any tax related interest or penalties in the accompanying consolidated financial statements, but would record any such interest and penalties as a component of the provision for income taxes.

Share-based compensation: The Company accounts for its share-based compensation awards in accordance with ASC Topic 718, Compensation-Stock Compensation. The Company issues stock-based awards to purchase common stock to employees, directors and non-employee consultants. Awards issued under the Company’s stock-based compensation plans include stock options and restricted stock awards. Stock options typically include service-based vesting conditions, and restricted stock awards contain both service- and performance-based vesting conditions.

Stock Options

The Company accounts for stock-based compensation related to these awards based on the fair value of the awards. The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based awards, and recognizes the compensation cost on a straight line basis over the requisite service period of the awards for employee, which is typically the four-year vesting period of the award, and effective contract period specified in the award agreement for non-employee. Compensation cost is typically recognized on a straight-line basis.

The fair value of common stock has been determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from independent third-party valuations, the Company’s financial position and historical financial performance, the current climate in the marketplace, the effect of the rights and preferences of the preferred stockholders and the prospects of a liquidity event, among others.

The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk- free interest rate and expected dividends. The Company does not have a history of trading in its common stock as it was not a public company until December 21, 2020, and as such volatility was estimated using historical volatilities of comparable public entities. The expected life of the awards is estimated based on a simplified method, which uses the average of the vesting term and the original contractual term. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected life of the awards. The dividend yield assumption is based on history and expectation of paying no dividends. Forfeitures are accounted for as they occur.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 3. Summary of Significant Accounting Policies, continued

The fair value of stock options issued for the years ended December 31, 2020 and 2019 was measured with the following assumptions:

	2020	2019

Expected volatility	79.6 – 90.5%	70.0%
Expected term (in years)	6.2 - 10	6.1 - 10
Risk-free interest rate	0.3 – 1.6%	1.4 – 3.0%
Expected dividend yield	0.0%	0.0%

Warrant Liabilities: The Company accounts for the Warrants assumed in connection with its Business Combination in accordance with Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity (“ASC 815”), under which the Warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement with changes in fair value recognized in the Statements of Operations in the period of change. See Note 12 for additional disclosure on warrant accounting.

Components of Equity: Upon the consummation of the Business Combination, the Company allocated the equity proceeds received using the with-and-without method. Under this method, the Company first allocated the Warrants based on their initial fair value measurement of $108,280 and then allocated the remaining proceeds, net of $29,915 of costs incurred in connection with the Business Combination, to additional paid-in-capital.

Research and development expense: Research and development costs did not meet the requirements to be recognized as an asset as the associated future benefits were at best uncertain and there was no alternative future use at the time the costs were incurred. Research and development costs include, but are not limited to, costs incurred in performing research and development activities, including salaries, benefits, facilities, research- related overhead, sponsored research costs, contracted services, license fees, and other external costs.

Net loss per share: Basic net income (loss) per share is computed by dividing net income (loss) (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted net income (loss) is computed by net income (loss) dividing the diluted net income (loss) by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period. For purposes of this calculation, potential dilutive common shares include stock options and warrants.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 3. Summary of Significant Accounting Policies, continued

Related parties: A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recent accounting pronouncements issued and adopted: In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04 (“ASU 2017-04”), Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating the second step of the goodwill impairment test. The second step measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under ASU 2017-04, a company will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. ASU 2017-04 will be applied prospectively and is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. On January 1, 2020, the Company adopted ASU 2017-04. The adoption of this standard did not have a material effect on the Company’s financial position, results of operations, or cash flows.

Recent accounting pronouncements issued, not yet adopted: In February 2016, the FASB issued a new accounting standard, ASC Topic 842, Leases (“ASC 842”), related to leases to increase transparency and comparability among organizations by requiring the recognition of ROU assets and lease liabilities on the balance sheet. Most significant among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. Under the new standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company is currently working through an adoption plan which includes the evaluation of lease contracts compared to the new standard. While the Company is currently evaluating the impact the new guidance will have on its financial position and results of operations, the Company expects to recognize lease liabilities and right of use assets. The extent of the increase to assets and liabilities associated with these amounts remains to be determined pending the Company’s review of its existing lease contracts and service contracts with may contain embedded leases. The guidance in ASC 842 is effective for the Company beginning January 1, 2021. The Company is currently evaluating the impact of the pending adoption of this new standard on its consolidated financial statements. The Company believes the adoption of ASC 842 will have a material impact on its financial statements and expects to record a right-of-use asset and lease liability on its books.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 3. Summary of Significant Accounting Policies, continued

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held to replace the incurred loss model for financial assets measured at amortized cost and require entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2021. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.

Note 4. Merger with Pivotal Investment Corporation II

On the Closing Date, pursuant to the Merger Agreement, Merger Sub merged with and into Legacy XL, with Legacy XL surviving as a wholly owned subsidiary of XL Fleet Corp. On the Closing Date, each outstanding share of common stock of Legacy XL (including each share of Legacy XL’s common stock issued as a result of the conversion of Legacy XL’s preferred stock and any conversion or exchange of Legacy XL’s convertible promissory notes) was converted into the right to receive 0.75718950 shares (“Exchange Ratio”) of Pivotal’s common stock, par value $0.0001 per share.

In connection with the consummation of the Business Combination, each outstanding share of Pivotal’s Class A common stock, par value $0.0001 per share (“Pivotal Class A Common Stock”), including (a) any shares of Pivotal’s Class B common stock, par value $0.0001 per share (“Pivotal Class B Common Stock”) that were converted into Pivotal Class A Common Stock in connection with the Merger and (b) any Pivotal units that were separated into the component securities, including Pivotal Class A Common Stock in connection with the Merger, was converted into one share of Common Stock. On the Closing Date, a number of purchasers (each, a “Subscriber”) purchased from the Company an aggregate of 15,000,000 shares of Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $150,000,000, pursuant to separate subscription agreements (each, a “Subscription Agreement” and the financing, the “PIPE”). Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the Closing of the Merger. The Company assumed private placement warrants to purchase 4,233,333 shares of common stock, with an exercise price of $11.50 per share, and public warrants to purchase 7,666,667 shares of common stock, with an exercise price of $11.50 per share (see Note 14).

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 4. Merger with Pivotal Investment Corporation II, continued

Immediately prior to the Closing Date XL Fleet Corp. filed its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to which, among other things, XL Fleet Corp. (i) changed its name from Pivotal to “XL Fleet Corp.”, (ii) increased the number of shares of Pivotal Class A Common Stock it is authorized to issue to 350,000,000 shares, (iii) removed the provisions for the Pivotal Class B Common Stock (all such shares of Pivotal Class B Common Stock converted into shares of Pivotal Class A Common Stock in connection with the Business Combination) so that the Pivotal Class B Common Stock ceased to exist and the Company now has a single class of common stock (such resulting stock, the “Common Stock”), and (iv) removed the various provisions applicable only to special purpose acquisition corporations.

Each of the options to purchase Legacy XL’s common stock, whether or not exercisable and whether or not vested, and each of the warrants to purchase Legacy XL’s common stock, in each case that was outstanding immediately prior to the effective time of the Business Combination, were assumed by XL Fleet Corp. on the Closing Date and converted into an option or warrant, as the case may be, to purchase a number of shares of Common Stock equal to the number of shares subject to such option or warrant immediately prior to the effective time multiplied by the Exchange Ratio, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Exchange Ratio.

Holders of Legacy XL’s outstanding convertible promissory notes were entitled to elect conversion or repayment of the principal amount of such notes, with accrued interest to be converted into shares of Legacy XL common stock. Immediately prior to the consummation of the Business Combination, the holders of such notes elected to have Legacy XL pay in cash an aggregate principal amount of $11,250,000 of such notes within three business days of the Closing Date. On the Closing Date XL Fleet Corp. issued an aggregate of 1,715,918 shares of its Common Stock upon conversion of the remaining outstanding principal amount and accrued interest.

Immediately after the consummation of the Merger and prior to the consummation of PIPE, the former stockholders and option holders of Legacy XL owned, or held rights to acquire, approximately 75.2% of the fully-diluted common stock of Company, and Pivotal’s stockholders and option holders immediately prior to the Merger owned approximately 24.8% of the fully-diluted common stock of the Company. Based on the terms of the Merger, the transaction was treated as a reverse merger of the Company by Legacy XL. The merger was accounted for as a recapitalization of Legacy XL. Under this method of accounting, Pivotal was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Legacy XL comprising the ongoing operations of the combined company, Legacy XL senior management comprising the senior management of the combined company, and that the former owners and management of Legacy XL have control of the board of directors of the combined company after the Merger. In accordance with guidance applicable to these circumstances, the Merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of the Company issuing shares for the net assets of Pivotal, accompanied by a recapitalization. The net assets of Pivotal will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the closing of the Merger will be those of the Company.

The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statement of changes in stockholders’ equity (deficit) for the year ended December 31, 2020 (in thousands):

Cash – Pivotal’s trust and cash (net of redemption)	$231,975
Cash – PIPE	150,000
Less: transaction costs and advisory fees paid	(29,915)
Net Business Combination and PIPE financing	$352,060

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 5. Acquisition of Quantum

On October 4, 2019, pursuant to the terms of an asset purchase agreement, the Company acquired certain assets of Quantum Fuel Systems, LLC (“Quantum” or the “Seller”), which will be used to accelerate the Company’s product development timelines at a lower cost and rapidly expand and improve the Company’s engineering capabilities (the “Acquisition”). The Acquisition provided the Company access to intellectual property and an assembled workforce that is the foundation for future technologies to be developed for the Company by the assembled workforce applying its skills, knowledge and experience to utilize the acquired intellectual property.

The aggregate purchase consideration transferred by the Company to the Sellers totaled $1,759 and included i) a deferred cash payment of $250 and accrued interest of $14, which was made on December 31, 2020, with an acquisition date estimated fair value of $229, ii) issuance of 458,902 shares of common stock with an estimated fair value of $109, and iii) contingent purchase consideration associated with three milestone events with an initial estimated fair value of $1,421.

The milestone events and associated contingent purchase consideration consisted of the following:

●	First milestone event will be met upon the retention of at least four members of the acquired assembled workforce for at least twelve months. The contingent purchase consideration associated with the first milestone event is cash consideration totaling $450 with an estimated acquisition date fair value of $400. This payment was made on December 31, 2020.

●	Second milestone event will be met upon achieving certain product development criteria as outlined in the asset purchase agreement. The contingent purchase consideration associated with this milestone event is: i) cash consideration totaling $475 and; ii) additional consideration, at the Company’s election, of either cash totaling $500 or the issuance of 655,575 shares of common stock. The estimated acquisition date fair value of such amounts are $387 and $123, respectively.

●	Third milestone event will be met upon the successful demonstration of a prototype as outlined in the asset purchase agreement. The contingent purchase consideration associated with this milestone event is: i) cash consideration totaling $475 and; ii) additional consideration, at the Company’s election, of either cash totaling $500 or the issuance of 655,575 shares of common stock. The estimated acquisition date fair value of such amounts are $387 and $123, respectively.

The fair value of the deferred purchase consideration is based on management’s estimated amount and timing of the future payment, discounted utilizing a rate of 125% to reflect market participant assumptions. The discount rate utilized was a risk-free rate selected based on the nearest risk-free rate term associated with the payment of the deferred purchase consideration, with a credit risk premium applied as the payments are not risk-free.

The fair value of common stock issued in the Business Combination has been determined by the Board of Directors based upon a variety of factors, including the results obtained from independent third-party valuations, the Company’s financial position and historical financial performance, the current climate in the marketplace, the effect of the rights and preferences of the preferred stockholders and the prospects of a liquidity event, among others.

The estimated fair value of the Company’s contingent purchase consideration payable in cash for the first milestone is based on management’s estimated probability and timing of the future payment, discounted utilizing a rate of 12.5% to reflect market participant assumptions. The discount rate utilized was a risk-free rate selected based on the nearest risk-free rate term associated with the payment of the deferred purchase consideration, with a credit risk premium applied as the payments are not risk-free.

The estimated fair value of the Company’s contingent purchase consideration payable in cash for the second and third milestones are based on management’s estimated probability and timing of future payments, discounted utilizing a rate of 12.5%, to reflect market participant assumptions. The discount rates utilized were risk-free rates selected based on the nearest risk-free rate term associated with the payments of the purchase consideration and contingent purchase consideration payable, with a credit risk premium applied as the payments are not risk-free.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 5. Acquisition of Quantum, continued

The estimated fair value of the Company’s contingent purchase consideration payable in either cash or shares of common stock at the Company’s election for the second and third milestones was determined using a Monte Carlo simulation model that includes significant unobservable inputs such as estimated probability, fair value of underlying shares of common stock, risk-adjusted discount rates (utilizing an approximate rate of 12.5% to reflect market participant assumptions), estimated volatility and timing of future payments.

The Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations. The purchase price is allocated to the tangible assets and identifiable intangible assets acquired based upon their estimated fair values. The excess of the purchase price over the tangible and intangible asset acquired has been recorded to goodwill. The Acquisition resulted in recorded goodwill that can be attributable to the acquired assembled workforce and synergies related to certain of the acquired intangible assets. Goodwill is expected to be amortizable for tax purposes. Management plans to integrate the Acquisition into its existing business structure, which is comprised of a single reporting unit.

The following table summarizes the fair value of consideration transferred and the estimated fair values of the assets acquired as of the date of acquisition:

Deferred consideration	$229
Contingent consideration	1,421
Share consideration-606,060 shares of XL Common Stock	109
Total consideration	$1,759

Software	$256
Equipment and hardware	151
Intangible asset – developed technology	863
Goodwill	489
Fair values of assets acquired	$1,759

As part of the purchase price allocation, the Company determined it had acquired a developed technology identifiable intangible asset. The fair value of the internally developed technology was estimated using the replacement cost method, whereby the components of the acquired internally developed technology were reviewed to determine the cumulative cost of development for each component, inclusive of a developer’s profit and an entrepreneurial incentive. The cumulative cost of development was then discounted to account for obsolescence factor. The estimated useful life over which the internally developed technology will be amortized is 4 years.

Other than the obligations incurred for contingent consideration, the Company did not assume any liabilities in connection with the Acquisition.

The Company incurred acquisition-related costs of approximately $48, which are included as a component of selling, general and administrative expenses in the accompanying statement of operations for the year ended December 31, 2019.

The results of operations for the Acquisition are included in the Company’s financial statements from the date of the acquisition.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 6. Revenue

The following table represents the Company’s revenues for the years ended December 31, 2020 and 2019, respectively, disaggregated, by sales channel.

Disaggregation of revenue:

	December 31,
	2020	2019

Revenue direct to customers	$4,013	$3,263
Revenue through channel partners	16,325	3,952
Total revenue	$20,338	$7,215

Remaining performance obligations: At December 31, 2020 and 2019, there was approximately $305 and $133 in deferred revenue, respectively, related to unsatisfied extended warranty performance obligations.

Contract Balances: The timing of revenue recognition, billings and cash collections results in billed trade accounts receivable, and deferred revenue (contract liabilities) on the Consolidated Balance Sheets. In addition, the Company defers certain costs incurred to obtain a contract (contract costs).

Costs to obtain a contract: Sales commissions paid to internal sales personnel, as well as associated payroll taxes and retirement plan contributions (together, sales commissions and associated costs) that are incremental to the acquisition of customer contracts, are capitalized as capitalized contract acquisition cost on the balance sheet when the period of benefit is determined to be greater than one year. In instances where an extended warranty is sold, the period of benefit would extend beyond 12 months and therefore, the practical expedient would not be met for those contracts and require capitalization of the related costs to obtain those contracts. The Company has elected to allocate the capitalized commissions to performance obligations on a relative basis (i.e., in proportion to the transaction price allocated to each performance obligation) to determine the period of amortization. As a result, substantially all of the commission is allocated to the combined equipment and installation performance obligation and is amortized upon transfer of control of this performance obligation, which typically occurs in same period in which commission liability is incurred. Total commission expense recognized during the years ended December 31, 2020 and 2019 was $105 and $226, respectively. The amount of capitalized commissions as of December 31, 2020 and 2019 was not material.

Warranties: The Company accrues estimated warranty costs at the time of sale related to its assurance-type warranties. In general, manufactured products are warranted for the shorter of three years or 100,000 miles against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. The amount of the accrued warranty liability is estimated based on historical claims rates and warranty fulfillments costs adjusted for any expected changes in fulfillment costs.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 6. Revenue, continued

The following is a roll-forward of the Company’s accrued warranty liability:

	For the Years Ended December 31,
	2020	2019

Balance as of January 1	$1,009	$910
Accrual for warranties issued	912	415
Warranty charges	(186)	(316)
Balance as of December 31	$1,735	$1,009

The warranty liability is included in accrued expenses and other current liabilities on the Consolidated Balance Sheets.

Note 7. Property and Equipment

Property, plant and equipment consisted of the following at December 31:

	2020	2019

Equipment	$647	$630
Furniture and fixtures	91	45
Computers	30	30
Software	359	346
Vehicles	622	559
Leasehold improvements	170	164
	1,919	1,774
Less accumulated depreciation	(1,340)	(934)

Property and equipment, net	$579	$840

Depreciation expense on property and equipment, was $406 and $265 for the years ended December 31, 2020, and 2019, respectively.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 8. Intangibles

Intangible assets consist of developed technology acquired during 2019. The gross value of $863 is being amortized over a useful life of 4 years. Accumulated amortization was $270 at December 31, 2020.

Approximate annual aggregate amortization expense of the intangibles for the years subsequent to December 31, 2020 is as follows:

Year ending December 31:
2021	$216
2022	216
2023	161
Total amortization	$593

Amortization expense recognized on intangible assets was $216 and $72 for the years ended December 31, 2020 and 2019, respectively.

Note 9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at December 31, 2020 and 2019:

	2020	2019
Accrued warranty costs	$1,735	$1,009
Accrued compensation and related benefits	1,001	398
Contingent and deferred purchase consideration connection with Quantum acquisition	926	638
Accrued financing fees	723	360
Accrued expenses, other	216	553
Sales tax	-	96
	$4,601	$3,054

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 10. New Markets Tax Credit Financing

On March 4, 2015, the Company entered into a financing transaction with U.S. Bancorp Community Development Corporation (U.S. Bank) under a qualified New Markets Tax Credit (“NMTC”) program related to the operation of the Company’s facility in Quincy, Illinois. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the Act) and is intended to encourage capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of community development entities (CDEs). CDEs are privately managed investment institutions that are certified to make qualified low-income community investments.

In connection with the financing, the Company made two loans totaling $10,454 to federal ($6,455 at 1.51%) and state ($3,999 at 1.53%) NMTC investment funds (the Investment Funds). Simultaneously, U.S. Bank made an equity investment of $4,995 to the Investment Funds and, by virtue of such contribution, is entitled to substantially all of the tax benefits derived from the NMTC. For compliance with the NMTC rules, principal payments on the loan do not begin until June 10, 2025 (the NMTC rules prohibit principal payments during the 7-year term of the NMTC arrangement). The maturity date on the loans is December 31, 2044.

The Investment Funds then contributed the loan proceeds to a CDE, which, in turn, loaned combined funds of $15,000, net of debt issuance costs of $546, to XL Hybrid Quincy, LLC, a wholly-owned subsidiary of the Company, at an interest rate of 1.15% per year with a maturity date of March 4, 2045. These loans are secured by the leasehold improvements and equipment at the facility in Quincy, Illinois. Repayment of the loans commences in March 10, 2025. The proceeds from the loans from the CDE were used to partially fund the build-out of the facility in Quincy, Illinois.

The transaction includes a put/call feature whereby, at the end of the seven-year NMTC compliance period, the Company may be obligated or entitled to repurchase U.S. Bank’s equity interest in the Investment Funds. The Company believes that U.S. Bank will exercise the put option in March 2022 at the end of the recapture period. The value attributable to the put/call is anticipated to be nominal. The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code. The Company is required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in U.S. Bank’s projected tax benefits not being realized and, therefore, could require the Company to indemnify U.S. Bank for any loss or recapture of NMTCs related to the financing until such time as the obligation to deliver tax benefits is relieved. The Company does not anticipate any credit recapture will be required in connection with this financing arrangement.

The Company has determined that the financing arrangement with the Investment Fund and CDEs contains a variable interest entity (“VIE”). This conclusion was reached based on the following:

●	The ongoing activities of the Investment Fund – collecting and remitting interest and fees and NMTC compliance – were all considered in the initial design and are expected to significantly affect the economic performance throughout the life of the Investment Fund;

●	management considered the contractual arrangements that obligate the Company to comply with NMTC rules and regulations, deliver tax benefits, and provide various other guarantees to the structure;

●	U.S. Bank’s lack of a material interest in the underlying economics of the project as a result of the guarantees, indemnifications, and put/call options; and

●	the fact that the Company is obligated to absorb losses of the Investment Fund.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 10. New Markets Tax Credit Financing, continued

As such, the Company concluded that it is the primary beneficiary of the VIE and consolidated the Investment Fund, as a VIE, in accordance with the accounting standards for consolidation. Because the Company consolidates an entity from which it has an approximately $10,500 loan receivable and consolidates an entity to which it owes an approximately $15,000 loan payable, these two balances partially eliminate against each other in consolidation. The $4,995 in net proceeds received in exchange for the transfer of tax credits have been deferred and will be recognized when the tax benefits have been fully earned and delivered to U.S. Bank without risk of recapture. The Company anticipates recognizing the net cash received as income upon completion of the seven-year NMTC compliance period. U.S. Bank’s $4,995 contribution was initially recorded as restricted cash and its interest in the Investment Fund is included in other liabilities in the consolidated balance sheets.

During the years ended December 31, 2020 and 2019, the Company amortized $78 of debt issuance costs related to the NMTC. The unamortized balance of debt issuance costs as of December 31, 2020 and 2019 is $91 and $169, respectively.

Note 11. Debt

At December 31, 2020 and 2019, the carrying value of debt was as follows:

	December 31,
	2020	2019
Subordinated convertible promissory notes	$-	$10,000
Unamortized debt discount	-	(898)
Subordinated convertible promissory notes, net	-	9,102

Term Loan	-	3,100
Unamortized debt discount	-	(87)
Vehicle financing agreements	208	271
Total debt obligations, net of deferred financing costs	$208	$3,284

Less: current portion of debt	110	1,435
Debt – net of current portion	98	1,849

Bank term loan and revolver: Effective December 10, 2018, and as amended on November 19, 2019, August 12, 2020 and December 1, 2020, the Company entered into a Loan and Security Agreement for a revolving line of credit (Revolver) and term loan (Term Loan) with Silicon Valley Bank. The revolving line of credit bore interest at a floating per annum rate equal to the greater of (i) the prime rate plus 4.50% or (ii) a fixed rate of 7.75%. On December 23, 2020, the revolver was repaid in full.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 11. Debt, continued

Interest payments under the Term Loan were payable in monthly installments at a rate equal to the greater of 2% greater than the Prime Rate or a fixed rate of 7.00%.

In connection with the amendment to the Loan and Security Agreement executed in November 2019, the Company secured access to an additional term loan (Growth Capital Term Loan). Interest payments were payable in monthly installments at a rate equal to the greater of 2% greater than the Prime Rate or a fixed rate of 7.00%.

The Loan and Security Agreement is secured by the assets and intellectual property of the Company and is subject to certain non-financial and financial ratios including but not limited to adjusted quick ratio compliance.

During 2019, the Company issued a warrant to purchase 189,296 shares of common stock at a price of $0.24 per share that expires during 2029 to the lender in connection with the Growth Capital Term Loan. At the discretion of the holder, the warrants may be exercised at any time in cash or may be subject to a cashless exercise in which the warrant shares are converted to common stock under a defined conversion formula. The estimated grant date fair value of this common stock warrant was $0.17 per share. This common stock warrant was assessed under ASC 480 Distinguishing Liabilities from Equity and were accounted for as equity-classified warrants. The grant date fair value of these common stock warrants was recorded as a debt discount to be amortized over the term of the associated debt agreement under the effective interest method. The amortization of the debt discount recorded for the years ended December 31, 2020 and 2019 is $31 and $18, respectively. The Term Loan and the Growth Capital Term Loan were repaid on December 23, 2020. As of December 31, 2019, there were warrants to purchase 340,733 shares of common stock outstanding. On December 24, 2020, all of these warrants were exercised on a cashless basis and as a result, 338,223 shares of common stock were issued.

Convertible notes payable: In January 2020, the Company’s Board of Directors approved the issuance of subordinated convertible promissory notes up to an additional $13,000 and the amendment to the existing subordinated convertible promissory notes such that they contain the same terms as the 2020 notes. During the year ended December 31, 2020, the Company issued subordinated convertible promissory notes in the amount of $8,100. The notes mature at the earlier of (i) February 6, 2021 or (ii) the date of a change of control as defined in the note agreements. Upon a change of control, the Company is required to repay all outstanding principal and interest and a 100% premium on the outstanding principal balance of each note. Under the terms of the agreements, upon a qualifying financing event occurring after July 31, 2020, the convertible promissory notes and accrued interest would be convertible at 70% of the price per share paid generally by cash investors in such qualifying financing.

During the year ended December 31, 2020, the Company incurred a loss on extinguishment of $1,038 in connection with the amendment of $10,000 in face value of convertible notes. Specifically, during February of 2020, the Company entered into amendments of the convertible loan agreements with these note holders to extend the maturities to February 2021. The Company computed the discounted cash flows from these convertible notes as of the date of the amendment, both before and after the amendment. The Company determined that there was a greater than 10% change in the present value of these cash flows, and as such, the amendment qualified as an extinguishment. Pursuant to the relevant accounting guidance, the Company recorded a loss on extinguishment of debt of $1,038.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 11. Debt, continued

The Company assessed these embedded features and determined that they were not considered clearly and closely related to the host notes, and met the definition of a derivative. Therefore, these embedded features were all required to be bifurcated from the notes and accounted for separately as a combined derivative liability. The Company estimated the fair value of the combined derivative liability which was recorded as a liability and as a discount net against the subordinated convertible notes. The Company was required to remeasure the combined derivative liability to its then fair value at each subsequent balance sheet date, through an adjustment to current earnings (see Note 12 for further details on the Company’s fair value measurements).

In connection with recording the derivative liability, the Company’s consolidated balance sheet at December 31, 2020 reflects the reclassification of $3,551 from accumulated deficit to additional paid-in capital to reflect adjustments to previously reported debt discount amortization and change in fair value of derivative liabilities.

The debt discount was amortized over the term of the associated debt agreement utilizing the effective interest method. The Company recorded $4,497 in amortization of these discounts as a component of interest expense during the year ended December 31, 2020.

On December 21, 2020, the convertible notes and accrued interest were settled with the payment in cash of convertible notes in the amount of $11,250 and the issuance of 1,715,918 shares upon the conversion of convertible notes into principal and accrued interest of $6,850 and $1,709, respectively.

Vehicle financing agreements: The Company has entered into several vehicle financing agreements with various lenders with maturities ranging from 2020 to 2025. Interest rates on these agreements range from 2.95% to 10.00%. Each agreement is collateralized by the equipment purchased.

Note 12. Fair Value Measurements

Contingent consideration liability: The contingent consideration liability is considered a Level 3 measurement due to significant unobservable inputs in its valuation, which was based on the income approach using a Monte Carlo Simulation. The Monte Carlo Simulation evaluated the probability of occurrence of certain events which impacted the mode and amount of payments to be made. In addition, the payments were discounted based on current market expectations about those future amounts. The company utilized a third party to assist in calculating the fair value of the contingent consideration liability.

The key inputs to the valuation model that was utilized to estimate the fair value of the contingent consideration liability included volatility, risk free rate and probability of a subsequent round of funding.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 12. Fair Value Measurements, continued

Convertible notes payable derivative liabilities: The convertible notes payable derivative liabilities are considered a Level 3 measurement due to the utilization of significant unobservable inputs in the valuation, which were based on ‘with and without’ valuation models.

2019 Notes: Based on the terms and provisions of the 2019 Notes, the Company utilized a probability-weighted expected return model (“PWERM”) to estimate the fair value of the embedded derivative features requiring bifurcation as of the respective issuance dates and as of the December 31, 2019 reporting date. The PWERM is designed to utilize the Company’s best estimates of the timing and likelihood of the settlement events that are related to the embedded derivative features in order to estimate the fair value of the respective convertible notes with these embedded derivative features.

The fair value of the convertible notes with the derivative features is compared to the fair value of a plain vanilla note (excluding the derivative features), which is calculated based on the present value of the future cash flows. The difference between the two values represents the fair value of the bifurcated derivative features as of each respective valuation date.

The Company notes that the key inputs to the valuation models that were utilized to estimate the fair value of the 2019 Notes convertible debt derivative liabilities included:

●	The probability-weighted conversion discount is based on the contractual terms of the convertible note agreement and the expectation of the pre-money valuation of the Company as of the estimated date that the next equity financing event occurs.

●	The remaining term was determined based on the remaining time period to maturity of the related convertible note with embedded features subject to valuation (as of the respective valuation date).

●	The Company’s equity volatility estimate was based on the re-levered historical equity volatility of a selection of the Company’s comparable guideline public companies, based on the remaining term of the respective convertible notes.

●	The risk rate was the discount rate utilized in the valuation and was determined based on reference to market yields for debt instruments with similar credit ratings and terms.

●	The probabilities and timing of the next financing event and default even are based on management’s best estimate of the future settlement of the respective convertible notes.

Warrant liabilities: The Public Warrant liabilities are considered a Level 1 measurement, since the Public Warrants trade under the symbol XL.WS. The Private Placement Warrant liabilities are considered a Level 3 measurement due to the utilization of significant unobservable inputs in the valuation, which were based upon a Black-Scholes Valuation Model.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 12. Fair Value Measurements, continued

The following table sets forth the Company’s assets and liabilities which are measured at fair value on a recurring basis by level within the fair value hierarchy:

	Fair Value Measurements as of December 31, 2020
	Level I	Level II	Level III	Total

Liabilities:
Public Warrants	$62,100	$-	$-	$62,100
Private Placement Warrants	-	-	81,195	81,195
Contingent consideration	-	-	1,849	1,849

	Fair Value Measurements as of December 31, 2019
	Level I	Level II	Level III	Total

Liabilities:
Derivatives	$-	$-	$1,349	$1,349
Contingent consideration	-	-	1,503	1,503
Total liabilities	$-	$-	$2,852	$2,852

The following is a roll forward of the Company’s Level 3 instruments:

Balance, January 1, 2019	$-
Increase derivative liability for issuance of convertible notes payable	2,167
Increase contingent consideration in connection with Quantum business combination	1,421
Fair value adjustments- Derivatives	(819)
Fair value adjustments- Contingent consideration	83
Balance, December 31, 2019	$2,852
Reduce derivative liability for extinguishment of convertible notes payable	(1,349)
Increase derivative liability for issuance of convertible notes payable	5,637
Private Placement Warrants assumed in connection with the Business Combination	108,280
Fair value adjustments- Derivatives	2,889
Fair value adjustments- Contingent consideration	796
Fair value adjustments- Private Placement Warrants	35,015
Reduce derivative liability for conversion and repayment of convertible notes	(8,526)
Reduce contingent consideration for cash payment of a portion of obligation	(450)
Balance, December 31, 2020	$145,144

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 12. Fair Value Measurements, continued

Initial Measurement

The initial fair value for the Warrants was established based upon the December 21, 2020 fair value, which was as of the date the obligations for these warrant liabilities were assumed by the Company in connection with the Business Combination. The key inputs into the Black-Scholes model were as follows at the initial measurement at December 21, 2020 and at the mark-to-market measurements at December 31, 2020:

Input	Initial Measurement at December 21, 2020	Mark-to-Market Measurement at December 31, 2020
Risk-free rate	0.39%	0.36%
Remaining term in years	5.0	4.98
Expected volatility	95.7%	95.4%
Exercise price	$11.50	$11.50
Fair value of common stock	$19.54	$23.73

Note 13. Stockholders’ Equity

Common stock: At December 31, 2020, the Company has authorized a total of 350,000,000 shares of Common Stock. The holders of Common Stock are entitled to vote on all matters and are entitled to the number of votes equal to the number shares of Common Stock held. Common stockholders are entitled to dividends when and if declared by the Board of Directors.

The following shares of Common Stock are reserved for future issuance:

Warrants for the issuance of Common Stock	12,149,117
Stock options issued and outstanding	10,975,279
Authorized for future grant under 2020 Equity Incentive Plan	12,800,000
Total	35,924,396

Note 14. Warrants

During the year ended 2020 and in connection with the merger, the Company assumed the private placement warrants to purchase 4,233,333 shares of Common Stock, with an exercise price of $11.50 per share, and public warrants to purchase 7,666,667 shares of Common Stock, with an exercise price of $11.50 per share.

During the year ended December 31, 2020, the Company issued 4,995,584 shares of Common Stock pursuant to the exercise of warrants which resulted in cash proceeds to the Company of $884. As of December 31, 2020 and 2019, the Company had warrants outstanding to purchase 12,149,117 and 5,269,204 shares of Common Stock, respectively.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 14. Warrants, continued

Subsequent to the year ended December 31, 2020, 243,000 Legacy XL Warrants were exercised, which resulted in the issuance of 233,555 shares of the Company’s common stock, in a cashless exercise. Also, after December 31, 2020, 7,441,020 public warrants were exercised, which resulted in the issuance of 7,441,020 shares of the Company’s Common Stock, generating cash proceeds of $85,543.

A summary of the warrant activity for the year ended December 31, 2020 was as follows:

Warrants	Shares	Weighted Average Exercise Price

Outstanding at December 31, 2019	5,091,970	$0.26
Private Warrant liabilities assumed in connection with the Merger	4,233,333	11.50
Public Warrant liabilities assumed in connection with the Merger	7,666,667	11.50
Issued	177,229	0.70
Exercised	(5,020,082)	0.34
Outstanding at December 31, 2020	12,149,117	$11.28
Exercisable at December 31, 2020	12,149,117	$11.28

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 15. Share-Based Compensation Expense

During the years ended December 31, 2020 and 2019, the Company issued 2,738,912 and 4,923,549 options, respectively, to certain employees which will vest over a period of one to four years. The weighted-average grant date fair value of stock options awarded during the years ended December 31, 2020 and 2019, as determined by the Black-Scholes option pricing model, was $0.90 and $0.63, respectively.

Share-based compensation expense for the years ended December 31, 2020 and 2019 was $978 and $208, respectively. As of December 31, 2020, there was $4,857 of unrecognized compensation cost related to share-based payments which is expected to be recognized over the remaining vesting periods, with a weighted-average period of 3.9 years.

Stock Options

A summary of stock option award activity for the year ended December 31, 2020 was as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term

Outstanding at December 31, 2019	10,087,296	$0.25	7.4
Granted	2,738,912	1.76
Exercised	(488,860)	0.24
Cancelled or forfeited	(1,362,124)	0.74
Outstanding at December 31, 2020	10,975,224	$0.57	7.6
Exercisable at December 31, 2020	5,518,767	$0.25	6.4

The aggregate intrinsic value of stock options exercised in the years ended December 31, 2020 and 2019 was $3,336 and $1,676 as determined on the date of exercise. Cash received from options exercised for the years ended December 31, 2020 and 2019 was $114 and $10, respectively.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 15. Share-Based Compensation Expense, continued

Restricted Stock Awards

The Company awarded two directors each 223,166 shares of the Company’s Common stock on June 14, 2019. On September 15, 2020, the award was amended such that the award would vest upon the expiration of the lock up period for XL Fleet employees established in connection with the merger. This amendment did not impact the fair value of the award.

The Company awarded four employees an aggregate of 25,309 restricted shares of the Company’s Common Stock during the year ended December 31, 2020. These restricted shares were fully vested upon issuance.

The fair value of restricted stock awards is estimated by the fair value of the Company’s Common Stock at the date of grant. Restricted stock activity during year ended at December 31, 2020 was as follows:

	Number of shares	Weighted-average grant-date fair value per share

Non-vested, at beginning of period	446,332	$0.24
Granted	25,309	9.21
Vested	(25,309)	9.21
Cancelled or forfeited	-	-
Non-vested, at end of period	446,332	$0.24

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 16. Income Taxes

Net deferred income tax assets consist of the following components as of December 31, 2020 and 2019:

	2020	2019
Deferred tax assets (liabilities):
Net operating loss carryforwards	$20,898	$15,239
Tax credit carryforwards	1,341	1,341
Reserves	456	308
Share-based compensation	172	308
Depreciation and amortization	(54)	(16)
Other	89	91

Total deferred tax assets	22,902	17,271
Less valuation allowance	(22,902)	(17,271)

Net deferred tax assets (liabilities)	$-	$-

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. For the years ended December 31, 2020 and 2019, no liability for unrecognized tax benefits was required to be reported.

The Company has provided a full valuation allowance against its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss cannot be sufficiently assured. Management of the Company has evaluated the positive and negative evidence bearing upon the reliability of its deferred tax assets, which are comprised principally of net operating loss carryforwards and research and development credits. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets. During 2020, the Company increased its valuation allowance by $5,564.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 16. Income Taxes, continued

The Company has federal and state net operating loss carryforwards of approximately $80,629 and $27,490, respectively. $31,633 of the federal net operating loss carryforward will expire at various dates commencing on 2029 and through 2037 and $48,996 were generated between the years ended December 31, 2018 and 2020 and have an indefinite life. At December 31, 2020, the Company has federal and state tax credits of approximately $953 and $492, respectively. These federal and state tax credits are available to reduce future taxable income and expire at various dates commencing 2026 through 2039. Utilization of the NOLs and tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has not determined whether an ownership change under section 382 has occurred or whether such limitation exists.

Note 17. Related Party Transactions

Operating lease: In March 2012, the Company entered into a noncancelable lease agreement for office, research and development, and vehicle development and installation facilities with an investor of the Company. The lease term through February 29, 2022. The lease includes a rent escalation clause, and rent expense is being recorded on a straight-line basis.

Rent expense under the operating lease for the years ended December 31, 2020 and 2019 was $235.

Future minimum lease payments for this lease for the year ending December 31 are as follows:

2021	235
2022	39
$274

Note 18. Commitments and Contingencies

Operating leases: In January 2015, the Company entered into a noncancelable lease agreement for warehouse, research and development, and vehicle development and installation facilities in Quincy, Illinois through December 31, 2020.

In December 2019, the Company signed a noncancelable lease agreement for office, warehouse, research and development, and distribution facilities in California through February 2025.

The Company entered into a noncancelable lease agreement in Michigan for offices, prototype testing, and research and development through February 2024.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 18. Commitments and Contingencies, continued

Future minimum lease payments for these operating leases for the years ending December 31 are as follows:

2021	$791
2022	606
2023	582
2024	462
2025	74
Thereafter	-
$2,515

See Note 17 for related-party operating lease commitment.

Legal proceedings: The Company is periodically involved in legal proceedings, legal actions and claims arising in the normal course of business, including proceedings relating to product liability, intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.

On  March 8, 2021, a putative class action complaint was filed in federal district court for the Southern District of New York (Suh v. XL Fleet Corp., et al., Case No. 1:21-cv-02002) against the Company and certain of its current officers and directors. (the “Suh Complaint”). On March 12, 2021, a second putative class action complaint was filed in federal district court for the Southern District of New York (Kumar v. XL Fleet Corp., et al., Case No. 1:21-cv-02171) against the Company and certain of its current officers and directors (the “Kumar Complaint”). Those cases were consolidated and a lead plaintiff appointed in June 2021, and an amended complaint filed on July 20, 2021 alleging that certain public statements made by the defendants between October 2, 2020 and March 2, 2021 violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The defendants filed a motion to dismiss the amended complaint on August 26, 2021. The plaintiffs filed an opposition to motion to dismiss on October 4, 2021. The defendants’ reply brief, if any, is due to be filed on or before October 25, 2021. The Company believes that the allegations asserted in the Suh Complaint and Kumar Complaint are without merit, and the Company intends to vigorously defend both lawsuits. There can be no assurance, however, that the Company will be successful. At this time, the Company is unable to estimate potential losses, if any, related to either lawsuit.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 19. Net Loss Per Share

The following is a reconciliation of the numerator and denominator used to calculate basic earnings per share and diluted earnings per share for the years ended December 31, 2020, and 2019:

	2020	2019
Numerator:
Net loss	$(60,606)	$(14,901)

Denominator:
Weighted average shares outstanding, basic and diluted	84,565,448	79,823,065

Net loss per share, basic and diluted	$(0.72)	$(0.19)

The Company’s contingently convertible notes payable did not meet the condition to be converted to Common Stock as of December 31, 2020 and 2019. Additionally, the Company’s contingently issuable unvested restricted stock did not meet the performance based vesting condition as of December 31, 2020 and 2019.

Potential dilutive securities, which include stock options, convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

The number of shares underlying outstanding stock options and warrants:

	2020	2019

Stock options	10,975,222	10,087,294
Warrants	12,149,117	5,849,164
Total	23,124,339	15,936,458

Note 20. Retirement Plan

The Company has adopted a 401(k) plan to provide all eligible employees a means to accumulate retirement savings on a tax-advantaged basis. The 401(k) plan requires participants to be at least 21 years old. In addition to the traditional 401(k), eligible employees are given the option of making an after-tax contribution to a Roth 401(k) or a combination of both. Plan participants may make before tax elective contributions up to the maximum percentage of compensation and dollar amount allowed under the Internal Revenue Code. Participants are allowed to contribute, subject to IRS limitations on total annual contributions from 1% to 90% of eligible earnings. The plan provides for automatic enrollment at a 3% deferral rate of an employee’s eligible wages. The Company provides for safe harbor matching contributions equal to 100% on the first 3% of an employee’s eligible earnings deferred and an additional 50% on the next 2% of an employee’s eligible earnings deferred. Employee elective deferrals and safe harbor matching contributions are 100% vested at all times.

XL Fleet Corp.

Unaudited Condensed Consolidated Balance Sheets

June 30, 2021 and December 31, 2020

	As of
	June 30,	December 31,
(In thousands, except share and per share amounts)	2021	2020
		(audited)
		(restated)
Assets
Current assets:
Cash and cash equivalents	$384,143	$329,641
Restricted cash	657	150
Accounts receivable, net	7,086	10,559
Inventory, net	12,390	3,574
Prepaid expenses and other current assets	1,502	1,396
Total current assets	405,778	345,320
Property and equipment, net	2,364	579
Intangible assets, net	1,985	593
Right-of-use asset	4,475	-
Goodwill	9,271	489
Other assets	75	32
Total assets	$423,948	$347,013
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$93	$110
Accounts payable	4,565	4,372
Lease liability, current	845	-
Accrued expenses and other current liabilities	10,919	4,601
Total current liabilities	16,422	9,083
Long-term debt, net of current portion	559	98
Deferred revenue	519	305
Lease liability, non-current	3,541	-
Warrant liabilities	20,812	143,295
Contingent consideration	-	924
Deferred obligation - World Energy, non-current	1,361	-
New market tax credit obligation(1)	4,352	4,412
Total liabilities	47,566	158,117

Commitments and contingencies (Note 12)

Stockholders’ equity
Common stock, $0.0001 par value; 350,000,000 shares authorized at June 30, 2021 and December 31, 2020; 139,366,576 and 131,365,254 issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	14	13
Additional paid-in capital	453,124	317,084
Accumulated deficit	(76,756)	(128,201)
Total stockholders’ equity	376,382	188,896
Total liabilities and stockholders’ equity	$423,948	$347,013

(1)	Held by variable interest entity

See notes to unaudited condensed consolidated financial statements

XL Fleet Corp.

Unaudited Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2021 and 2020

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share and share amounts)	2021	2020	2021	2020
				(restated)
Revenues	$3,694	$1,912	$4,369	$3,144
Cost of revenues	2,732	1,868	4,123	3,152
Gross profit (loss)	962	44	246	(8)
Operating expenses:
Research and development	2,809	637	4,221	1,651
Selling, general, and administrative expenses	10,822	3,003	18,780	5,494
Loss from operations	(12,669)	(3,596)	(22,755)	(7,153)
Other (income) expense:
Interest expense, net	10	1,729	21	3,025
Loss on extinguishment of debt	-	-	-	1,038
Loss on asset disposal	21	-	21	-
Change in fair value of obligation to issue shares of common stock to sellers of World Energy	514	-	514	-
Change in fair value of warrant liability	(2,726)	-	(74,731)	-
Change in fair value of convertible notes payable derivative liability	-	8,174	-	8,737
Other income	(19)	-	(25)	-
Net (loss) income	$(10,469)	$(13,499)	$51,445	$(19,953)
Net (loss) income per share, basic	$(0.08)	$(0.16)	$0.37	$(0.24)
Net loss per share, diluted	$(0.08)	$(0.16)	$(0.17)	$(0.24)
Weighted-average shares outstanding, basic	139,237,805	82,990,664	137,416,593	82,577,953
Weighted-average shares outstanding, diluted	139,237,805	82,990,664	137,598,535	82,577,953

See notes to unaudited condensed consolidated financial statements

XL Fleet Corp.

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Three and Six Months Ended June 30, 2021 and 2020

	For the Three and Six Months Ended June 30, 2021
			Additional
	Common Stock		Paid-In	Accumulated	Stockholders’
(In thousands, except share amounts)	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2020	131,365,254	$13	$317,084	$(128,201)	$188,896
Exercise of warrants	233,555	-	-	-	-
Exercise of Public warrants	7,441,020	1	85,554	-	85,555
Settlement of warrant liability upon exercise of warrants	-	-	47,162	-	47,162
Settlement of warrant liability upon call of warrants	-	-	591	-	591
Proceeds from PIC shares recapitalization	-	-	75	-	75
Exercise of stock options	65,875	-	16	-	16
Stock-based compensation expense	-	-	442	-	442
Net Income	-	-	-	61,914	61,914

Balance at March 31, 2021	139,105,704	$14	$450,924	$(66,287)	$384,651

Exercise of stock options	29,870	-	7	-	7
Issuance of shares in business combination with World Energy	231,002	-	1,439	-	1,439
Stock-based compensation expense	-	-	754	-	754
Net loss	-	-	-	(10,469)	(10,469)

Balance at June 30, 2021	139,366,576	$14	$453,124	$(76,756)	$376,382

	For the Three and Six Months Ended June 30, 2020
			Additional		Stockholders’
	Common Stock		Paid-in	Accumulated	(Deficit)
	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2019	80,400,727	$8	$53,887	$(67,595)	$(13,700)
Exercise of warrants	2,584,637	-	34	-	34
Exercise of stock options	5,300	-	-	-	-
Stock-based compensation expense	-	-	52	-	52
Net loss	-	-	-	(6,454)	(6,454)

Balance at March 31, 2020	82,990,664	$8	$53,973	$(74,049)	$(20,068)

Stock-based compensation expense	-	-	225	-	225
Net loss	-	-	-	(13,499)	(13,499)

Balance at June 30, 2020 (restated)	82,990,664	$8	$54,198	$(87,548)	$(33,342)

See notes to unaudited condensed consolidated financial statements

XL Fleet Corp.

Unaudited Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2021 and 2020

	Six Months Ended June 30,
(In thousands)	2021	2020
		(restated)
Operating activities:
Net income (loss)	$51,445	$(19,953)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	1,196	277
Bad debt expense	174	-
Depreciation and amortization expense	601	296
Contingent consideration	(23)	85
Change in fair value of obligation to issue shares of common stock to sellers of World Energy	514	-
Fair value change of derivative liability	(74,731)	9,770
Loss on extinguishment of debt	-	212
Change in operating right-of-use assets	(2)	-
Interest on finance leases	15	-
Debt discount	(60)	1,788
Changes in operating assets and liabilities:
Accounts receivable, net	6,649	(664)
Inventory, net	(7,534)	(236)
Prepaid expenses and other current assets	(6)	(48)
Other assets	(18)	(2)
Accounts payable	(901)	624
Accrued expenses and other current liabilities	2,206	27
Deferred revenue	(69)	-
Net cash used in operating activities	(20,544)	(7,824)
Investing activities:
Payment to acquire net assets of World Energy	(8,112)	-
Purchases of property and equipment	(1,774)	(127)
Net cash used in investing activities	(9,886)	(127)
Financing activities:
Proceeds from the issuance of subordinated convertible promissory notes	-	8,850
Proceeds from paycheck protection program	-	1,100
Repayments of revolving line of credit	-	(513)
Repayments of debt	(63)	-
Repayments under financing leases	(151)	-
Proceeds from the exercise of warrants	-	34
Proceeds from recapitalization of PIC shares	75	-
Proceeds from exercise of stock options	23	1
Proceeds from exercise of Public Warrants	85,555	-
Net cash provided by financing activities	85,439	9,472
Net increase in cash and cash equivalents and restricted cash:	55,009	1,521
Cash, cash equivalents, and restricted cash, beginning of period	329,791	3,536
Cash, cash equivalents, and restricted cash at end of period	$384,800	$5,057
Supplemental disclosure of cash flow information:
Cash paid for interest	$15	$58
Supplemental disclosures of noncash investing and financing information:
Settlement of warrant liability upon exercise of Public Warrants	$47,162	$-
Settlement of warrant liability upon call of warrants	$591	$-
Reduce derivative liability for extinguishment of convertible notes payable	$-	$(1,349)
Increase derivative liability for issuance of convertible notes payable	$-	$5,638
Equipment financing	$271	$-

See notes to unaudited condensed consolidated financial statements

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 1. Organization and Description of Business

Description of Business: XL Fleet Corp. and its subsidiaries (“XL Fleet” or the “Company”) is a leading provider of fleet electrification solutions for commercial vehicles in North America, offering solutions for vehicle electrification (“Drive Systems”) and infrastructure solutions such as vehicle charging stations through its XL Grid programs, as further described below. XL Fleet has over 4,400 electrified powertrain systems sold and driven over 160 million miles by over 235 fleets, as of June 30, 2021. XL Fleet’s vision is to become the world leader in commercial fleet electrification solutions, with a mission of accelerating the adoption of fleet electrification systems through cost effective, customer tailored and comprehensive solutions.

Merger and Reorganization: On December 21, 2020, privately held XL Hybrids, Inc., a Delaware corporation, (“Legacy XL”) consummated the merger pursuant to that certain Agreement and Plan of Reorganization, dated as of September 17, 2020 (the “Merger Agreement”), by and among Pivotal Investment Corporation II (“Pivotal”), PIC II Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pivotal (“Merger Sub”), and Legacy XL. Pursuant to the terms of the Merger Agreement, a business combination between Legacy XL and Pivotal was effected through the merger of Merger Sub with and into Legacy XL, with Legacy XL surviving as a wholly-owned subsidiary of Pivotal (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination, Pivotal Investment Corporation II changed its name to XL Fleet Corp.

Acquisition of World Energy: On May 17, 2021 (“Closing Date”), the Company acquired 100% of the membership interests of World Energy Efficiency Services, LLC (“World Energy”). World Energy provides turnkey energy efficiency, renewable technology, electric vehicle charging stations and other energy solutions throughout New England. The Company completed the acquisition to further the strategy of its XL Grid business to provide a suite of charging and power solutions to support fleet electrification (See Note 4).

Investment in eNow: On July 15, 2021, XL Fleet purchased a minority interest in eNow Inc. (“eNow”), a provider of solar and battery power systems that enable fully-electric transport refrigeration units (eTRUs) for commercial semi-trailers. In connection with this investment, XL Fleet entered into a development and supply agreement with eNow (See Note 15).

COVID-19 Worldwide Pandemic: On March 11, 2020, the World Health Organization characterized the outbreak of the novel coronavirus (“COVID-19”) as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 1. Organization and Description of Business, continued

COVID-19 Worldwide Pandemic, continued:

Consistent with the actions taken by governmental authorities, the Company has taken appropriately cautious steps to protect its workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, beginning in late March 2020, the Company implemented work from home policies where practical at its facilities. Effective June 30, 2021 all 150 employees were working full-time from one of the Company’s five offices or from home. Current COVID-19 policies include universal facial covering requirements if not vaccinated, rearranging facilities to follow social distancing protocols, employees self-screening before going into the office, enhanced cleaning procedures, ability to go mask-free if proof of vaccination is provided to Human Resources, and strict quarantine protocols for any suspected or confirmed employee cases. However, the COVID-19 pandemic and the continued precautionary actions taken related to COVID-19 have adversely impacted, and are expected to continue to adversely impact, its operations, its contractors and the automotive original equipment manufacturers.

The Company has experienced, and expects to continue to experience, reduced operations and production line shutdowns at vehicle OEMs due to COVID-19, limitations on travel by the Company’s personnel and personnel of the Company’s customers, and future delays or shutdowns of vehicle OEMs or the Company’s suppliers.

The COVID-19 pandemic and the protocols and procedures the Company has implemented in response to the pandemic have caused some delays in operational activities. The full impact of the COVID-19 pandemic on its business and results of operations subsequent to June 30, 2021 will depend on future developments, such as the ultimate duration and scope of the outbreak and its impact on its operations and impact on its customers and industry partners.

Note 2. Summary of Significant Accounting Policies

Basis of consolidated financial statement presentation: The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Article 10 of Regulation S-X. The accompanying unaudited condensed consolidated financial statements of the Company include the accounts of its wholly owned subsidiaries and variable interest entities, for which the Company is the primary beneficiary. Because the Company holds certain rights that provide the power to direct the activities of variable interests that most significantly impact the VIE economic performance, as well as to potentially receive benefits or the obligation to absorb potentially significant losses, the Company has a controlling interest in such VIEs. The Company reports its consolidated financial information as a single segment. All significant intercompany transactions have been eliminated in consolidation.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 2. Summary of Significant Accounting Policies, continued

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period. The Company’s most significant estimates and judgments involve deferred income taxes, valuation of share-based compensation, including the fair value of common stock, the valuation of warrant liability, and the valuation of business combinations, including the fair values and useful lives of acquired assets and assumed liabilities and the fair value of purchase consideration. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.

Concentration of Credit Risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and trade receivables. At times, such cash may be in excess of the FDIC limit. At June 30, 2021 and December 31, 2020, the Company had cash in excess of the $250 federally insured limit. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

With respect to trade receivables, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that the receivable credit risk exposure is limited. As of June 30, 2021, two customers accounted for approximately 34% and 29% of accounts receivable. As of December 31, 2020, one customer accounted for approximately 82% of accounts receivable. For the three months ended June 30, 2021 and 2020, three customers and one customer accounted for approximately 57% and 52% of revenues, respectively. For the six months ended June 30, 2021 and 2020, three customers and one customer accounted for approximately 49% and 55% of revenues, respectively.

Cash, cash equivalents, and restricted cash: The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents include cash held in banks and money market accounts. Cash equivalents are carried at cost, which approximates fair value due to their short-term nature. The Company’s cash and cash equivalents are placed with high-credit quality financial institutions and issuers, and at times exceed federally insured limits. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

Restricted cash held at both June 30, 2021 and December 31, 2020, consists of $150 for a bank deposit required for a letter of credit which is reserved for the Company’s California lease. In addition, restricted cash held at June 30, 2021 includes $507 held in escrow in connection with the acquisition of World Energy. The funds held in escrow were released to the sellers of World Energy in July 2021 upon the Small Business Administration’s forgiveness of the World Energy PPP Loan.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash in the condensed consolidated balance sheets to the total amount shown in the condensed consolidated statements of cash flows:

	As of June 30,
	2021	2020
Cash and cash equivalents	$384,143	$4,907
Restricted cash	657	150
Total cash, cash equivalents, and restricted cash	$384,800	$5,057

Accounts receivable, net: Accounts receivable are stated at the gross invoice amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is maintained at a level considered adequate to provide for potential account losses on the balance based on management’s evaluation of the anticipated impact of current economic conditions, changes in the character and size of the balance, past and expected future loss experience, among other pertinent factors. As of June 30, 2021 and December 31, 2020, the Company’s allowance for doubtful accounts was $487 and $0, respectively.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 2. Summary of Significant Accounting Policies, continued

Inventory, net: Inventory is comprised of raw materials, work in process and finished goods. Inventory is stated at the lower of cost or net realizable value. Cost of raw material inventories include the purchase and related costs incurred in bringing the products to their present location and condition. The Company uses consistent methodologies to evaluate inventory for net realizable value and periodically reviews inventories for obsolescence and any inventories identified as slow moving or obsolete are initially reserved for and then written-off. As of June 30, 2021 and December 31, 2020, the Company’s inventory reserve for obsolescence was $331 and $58, respectively.

Fair value measurements: The Company follows the guidance in ASC Topic 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company can access at the measurement date.

Level 2: Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Company’s judgment about the assumptions that market participants would use in pricing an asset or liability.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

See Note 8 for additional information on assets and liabilities measured at fair value.

The Company believes its valuation methods are appropriate and consistent with other market participants, however the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, contingent consideration liability and warrant liability. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximates fair value because of the short-term nature of those instruments.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 2. Summary of Significant Accounting Policies, continued

Prepaid expenses and other current assets: Prepaid expenses and other current assets include prepaid insurance, prepaid rent, and supplies, which are expected to be recognized or realized within the next 12 months.

Revenue: The Company’s revenue is derived from the sales of hybrid and plug-in hybrid electric powertrain systems, our Drive Systems, and turnkey energy efficiency, renewable technology, electric vehicle charging stations and other energy solutions (“XL Grid”). The Drive Systems products are marketed and sold to end-user fleet customers and channel partners in the United States and Canada. The Company’s XL Grid solutions are marketed and sold to municipalities, corporations and other businesses and principally funded through energy incentives provided through public and private utilities. The XL Grid business consists of the operations acquired through the May 2021 World Energy acquisition. Sales of products and services are subject to economic conditions and may fluctuate based on changes in the industry, trade policies and financial markets.

Revenue is recognized upon transfer of control to the customer, which occurs when the Company has a present right to payment, legal title has passed to the customer, the customer has the significant risks and rewards of ownership, and where acceptance is not a formality, the customer has accepted the product or service.

For the Drive Systems products, in general, transfer of control is upon shipment of the equipment as the terms are FOB shipping point or equivalent, as the Company has no other promised goods or services in its contracts with customers. In limited instances, the Company provides installation services to end-user fleet customers related to the purchased hybrid electric powertrain equipment. When provided, these installation services are not distinct within the context of the contract due to the fact that the end-use fleet customer is purchasing a completed modification to its vehicles and therefore, the installation services involve significant integration to integrate the hybrid electric powertrain equipment with the customer’s vehicle. As a result, the hybrid electric powertrain equipment and installation services represent a single performance obligation within these contracts with customers. The Company recognizes the revenue for the equipment sale and installation service for Drive System products at the same time, which is after the installation is complete. The Company has elected to treat shipping and handling activities related to contracts with channel partner customers for Drive System products as costs to fulfill the promise to transfer the associated equipment and not as a separate performance obligation.

For the XL Grid solutions, in general, transfer of control is upon the acceptance and certification of project completion by both the end customer and the utility who is funding the energy incentives, representing a single performance obligation of the Company. Due to the short-term nature of projects (typically two to three weeks), the Company recognizes revenues from all XL Grid solutions activities at a point in time, when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and the Company has the right to payment for the transferred asset. The Company also assesses multiple contracts entered into by the same customer in close proximity to determine if the contracts should be combined for revenue recognition purposes. During the duration of a project for XL Grid solutions, all direct material and labor costs and those indirect costs related to the project are capitalized, and customer deposits are treated as liabilities. Once a project has been completed and the energy efficiency upgrades have been deemed to meet client specifications, capitalized costs are charged to earnings.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 2. Summary of Significant Accounting Policies, continued

Revenue, continued:

For both Drive Systems and XL Grid solutions, when the Company’s contracts with customers contain multiple performance obligations, which is infrequent, the contract transaction price is allocated on a relative standalone selling price (SSP) basis to each performance obligation. The Company determines standalone selling prices based on observable selling prices for the sale of its systems. For extended warranties, the Company determines SSP based on expected cost plus margin. The Company establishes the margin based on review of market conditions and margins obtained by market participants for similar services. Any allocation of the transaction price required is determined at the contracts’ inception.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which is solely made up of fixed consideration for its products and services. The Company does not adjust transaction price for the effects of a significant financing component when the period between the transfer of the promised good or service to the customer and payment for that good or service by the customer is expected to be one year or less. The Company has not identified any significant financing components to date. The Company’s sales can in certain instances include non-cash consideration in the form of the customer transferring to the Company, the customer’s rights to cash incentives from programs administered by municipalities related to hybrid vehicle programs that a customer is entitled to as a result of its purchase. The incentives are fixed amounts that are readily determinable. The Company values the non-cash consideration at its fair value, which generally is the amount of the incentive.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 2. Summary of Significant Accounting Policies, continued

Revenue, continued:

Payment terms on invoices range from 30 to 60 days. The Company excludes from revenue any sales tax and other government-assessed and imposed taxes on revenue generating activities that are invoiced to customers.

The Company has elected to apply the practical expedient to expense costs to obtain contracts, which principally relate to sales commissions, at the time the liability is incurred when the expected amortization period is one year or less.

Warranties

Customers who purchase the Drive Systems are provided limited-assurance-type warranties for equipment and work performed under the contracts. The warranty period typically extends for 3 years following transfer of control of the equipment. The warranties solely relate to correction of product defects during the warranty period, which is consistent with similar warranties by offered by competitors. Therefore, the Company has determined that these warranties are outside the scope of ASC 606 and will continue to be accounted for under ASC 460, Guarantees. At the time of purchase of the equipment, customers may purchase from the Company an extended warranty for its equipment. The extended warranty commences upon the end of the assurance-based warranty period and is considered a separate performance obligation that represents a stand-ready obligation to perform warranty services after the assurance-type warranty expires. The transaction price allocated to the extended warranty is recognized ratably over the extended warranty period.

Customers of XL Grid solutions are provided limited-assurance-type warranties for a term of one year for installation work performed under its contracts. Warranties for equipment sold to customers are provided by the original equipment manufacturers.

For both Drive Systems and XL Grid solutions, the Company accrues the estimated cost of product warranties for unclaimed charges based on historical experiences and expected results. Should product failure rates and material usage costs differ from these estimates revisions to the estimated warranty liability would be required. The Company periodically assesses the adequacy of its recorded product warranty liabilities and adjusts the balances as required. Warranty expense is recorded as a component of cost of product revenue in the statements of operations.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 2. Summary of Significant Accounting Policies, continued

Share-based compensation: The Company accounts for its share-based compensation awards in accordance with ASC Topic 718, Compensation-Stock Compensation. The Company issues stock-based awards to acquire common stock to employees, directors and non-employee consultants. Awards issued under the Company’s stock-based compensation plans include stock options, restricted stock units and restricted stock awards. Stock options, restricted stock units and restricted stock awards typically contain service based vesting conditions.

Stock Options

The Company accounts for stock-based compensation related to these awards based on the fair value of the awards. The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based awards, and recognizes the compensation cost on a straight line basis over the requisite service period of the awards for employee, which is typically the four-year vesting period of the award, and effective contract period specified in the award agreement for non-employee.

The fair value of common stock is determined based on the closing price on the New York Stock Exchange at each award grant date.

The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk- free interest rate and expected dividends. The Company does not have a history of trading in its common stock as it was not a public company until December 21, 2020, and as such volatility was estimated using historical volatilities of comparable public entities. The expected life of the awards is estimated based on a simplified method, which uses the average of the vesting term and the original contractual term. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected life of the awards. The dividend yield assumption is based on history and expectation of paying no dividends. Forfeitures are accounted for as they occur.

The fair value of stock options issued for the six months ended June 30, 2021 and 2020 was measured with the following assumptions:

	For the Six Months Ended June 30,
	2021	2020
Expected volatility	78.0 – 87.1%	80.0 – 80.1%
Expected term (in years)	6.25	6.25
Risk-free interest rate	0.1%	0.0 – 0.2%
Expected dividend yield	0.0%	0.0%

Restricted Stock Units

Restricted stock units generally vest over the requisite service periods (vesting on a straight–line basis). The fair value of a stock award is equal to the fair market value of a share of the Company’s Common stock on the grant date. The Company accounts for the forfeiture of equity awards as they occur.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 2. Summary of Significant Accounting Policies, continued

Warrant Liabilities: The Company evaluated the Public Warrants (“Public Warrants”) and Private Warrants (“Private Warrants”) (collectively, “Warrants”, which are discussed in Note 8) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to such warrants (“Warrant Agreement”) related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants met the definition of a derivative as contemplated in ASC 815, the Warrants were initially recorded at fair value as derivative liabilities on the Unaudited Condensed Consolidated Balance Sheets and measured at fair value at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Unaudited Condensed Consolidated Statement of Operations in the period of change.

Research and development expense: Research and development costs did not meet the requirements to be recognized as an asset as the associated future benefits were at best uncertain and there was no alternative future use at the time the costs were incurred. Research and development costs include, but are not limited to, costs incurred in performing research and development activities, including salaries, benefits, facilities, research- related overhead, sponsored research costs, contracted services, license fees, and other external costs.

Net income (loss) per share: Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock and potentially dilutive securities outstanding during the period determined using the treasury-stock and if-converted methods. For purposes of the diluted income (loss) per share calculation, stock options, restricted stock units, restricted stock and warrants are considered to be potentially dilutive securities. Potentially dilutive securities were excluded from the calculation of diluted income (loss) per share when their effect would be anti-dilutive.

Segment Information: The Company’s chief operating decision maker (“CODM”) is its chief executive officer, who makes operating decisions, assesses performance and allocates resources on a consolidated basis. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, management has determined that the Company operates as one operating and reportable segment.

Related parties: A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 2. Summary of Significant Accounting Policies, continued

Recent accounting pronouncements issued and adopted: In February 2016, the FASB issued a new accounting standard, ASC Topic 842, Leases (“ASC 842”), related to leases to increase transparency and comparability among organizations by requiring the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. Most significant among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. Under the new standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company adopted ASC 842 effective January 1, 2021 and as a result, the Company recorded a ROU asset and lease liability (See Note 6).

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2021. The adoption of ASU 2019-12 did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

Note 3. Revenue

The following table represents the Company’s revenues for the three and six months ended June 30, 2021 and 2020, respectively, disaggregated, by sales channel.

Disaggregation of revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenue from the sale of Drive Systems:
Revenue direct to customers	$662	$863	$773	$1,061
Revenue through channel partners	620	1,050	1,184	2,083

Revenue from the sale of XL Grid solutions – which are sold direct to customers	2,412	-	2,412	-
Total revenue	$3,694	$1,913	$4,369	$3,144

Remaining performance obligations: At June 30, 2021 and December 31, 2020, there was approximately $248 and $305 in deferred revenue related to unsatisfied extended warranty performance obligations. During the three and six months ended June 30, 2021, the Company did not recognize revenue from the December 31, 2020 deferred revenue balance.

Contract Balances: The timing of revenue recognition, billings and cash collections results in billed trade accounts receivable, and deferred revenue (contract liabilities) on the Unaudited Condensed Consolidated Balance Sheets. In addition, the Company defers certain costs incurred to obtain a contract (contract costs).

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 3. Revenue, continued

Costs to obtain a contract: Sales commissions paid to internal sales personnel, as well as associated payroll taxes and retirement plan contributions (together, sales commissions and associated costs) that are incremental to the acquisition of customer contracts, are capitalized as capitalized contract acquisition cost on the balance sheet when the period of benefit is determined to be greater than one year. In instances where an extended warranty is sold, the period of benefit would extend beyond 12 months and therefore, the practical expedient would not be met for those contracts and require capitalization of the related costs to obtain those contracts. The Company has elected to allocate the capitalized commissions to performance obligations on a relative basis (i.e., in proportion to the transaction price allocated to each performance obligation) to determine the period of amortization. As a result, substantially all of the commission is allocated to the combined equipment and installation performance obligation and is amortized upon transfer of control of this performance obligation, which typically occurs in the same period in which commission liability is incurred. Total commission expense (credit) recognized during the three months ended June 30, 2021 and 2020 was $(57) and $18, respectively, and $199 and $33 during the six months ended June 30, 2021 and 2020, respectively. The amount of capitalized commissions as of June 30, 2021 and December 31, 2020 was not material.

Warranties: The Company accrues estimated warranty costs at the time of sale related to its assurance-type warranties. In general, for the sales of Drive Systems, manufactured products are warranted for the shorter of three years or 75,000 miles against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. For the XL Grid solutions, projects are warranted for one year. The amount of the accrued warranty liability is estimated based on historical claims rates and warranty fulfillments costs adjusted for any expected changes in fulfillment costs.

The following is a roll-forward of the Company’s accrued warranty liability:

	For the Six Months Ended June 30, 2021	For the Year Ended December 31, 2020

Balance at the beginning of the period	$1,735	$1,009
Acquisition date accrual for World Energy acquisition	25	-
Accrual for warranties issued	98	912
Warranty fulfillment charges	(201)	(186)
Balance at the end of the period	$1,657	$1,735

The warranty liability is included in accrued expenses and other current liabilities on the Unaudited Condensed Consolidated Balance Sheets.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 4. Business Combination

World Energy

On May 17, 2021, the Company acquired all of the issued and outstanding membership interests of World Energy, a privately-held, Massachusetts-based entity, and assumed two of its principals and all of World Energy’s employees. World Energy is a direct-install energy efficiency services company (“ESCO”), serving commercial, industrial and institutional customers. World Energy enables utilities to meet their energy savings mandates by developing and executing energy efficiency projects. The acquisition of World Energy expands the Company’s ability to deliver a comprehensive suite of energy savings services that enhances XL Grid’s solutions portfolio to include commercial and industrial EV charging, solar, and energy management services.

The total purchase price consideration of $12,077 for the acquisition of World Energy consisted of the following components:

●	Cash of $8.1 million, consisting of the contractual purchase price of $8.0 million, plus $0.1 million, representing the amount by which estimated closing date working capital exceeded the target working capital;

●	The closing date issuance of 231,002 shares of the Company’s common stock, valued at the closing price of $6.23 per share as of May 17, 2021, for a total share fair value upon issuance of $1,439;

●	An obligation to issue 244,956 shares of the Company’s common stock to certain of the sellers and their advisors of World Energy, in three equal installments on the sixth, twenty-fourth and the thirtieth monthly anniversaries of the closing date. The closing date fair value was recorded at an aggregate amount of $1,526;

●	An obligation to pay in cash an earnout of $1,000 upon World Energy’s achievement for the calendar year 2021 revenues of $19,500. The payment of the earnout is due within 30 days following the completion of the audit of XL Fleet’s financial statements for the fiscal year ending December 31, 2021. Pursuant to the agreement, the earnout is payable only if revenues for the period equal or exceed $19,500. Should the World Energy revenues be less than $19,500, then the earnout would be $0. The Company determined that the achievement of the $19,500 revenue target was highly probable, and as such, the Company recorded a closing date fair value of the earnout in the amount of $1,000.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 4. Business Combination, continued

World Energy, continued

The following details the preliminary allocation of the purchase price consideration:

Cash	$8,000
Preliminary working capital adjustment	112
Fair value of 231,002 shares issued at closing	1,439
Fair value of the earnout	1,000
Portion of deferred obligation to issue shares of common stock	1,526
Total consideration	12,077

Less the fair value of assets acquired less liabilities assumed	(3,296)
Goodwill	$8,781

In connection with the acquisition of World Energy, the Company incurred an additional obligation to issue shares of its common stock to two of the sellers who also entered into employment agreements with the Company. Pursuant to the terms of the agreement, the Company is obligated to issue 448,050 shares of its common stock, with an aggregate fair value of approximately $3.7 million as of June 30, 2021, issuable in three equal installments on the sixth, twenty-fourth and the thirtieth monthly anniversaries of the closing date, provided that seller/employee is employed by the Company at the date of issuance. If the seller/employee is not employed at such issuance date, the shares attributable to that seller/employee are forfeited. The Company determined that under relevant accounting guidance that this obligation to issue shares would be accounted for as compensation and not as purchase price consideration. Accordingly, the fair values of each of the three compensation share obligations are accreted as compensation over each relevant compensation period, and for the three and six months ended June 30, 2021, the Company recorded as selling, general and administration expense, compensation costs of $427.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 4. Business Combination, continued

World Energy, continued

The Company has accounted for this acquisition as a business combination under ASC Topic 805 “Business Combinations”. The acquisition method requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The fair values of the assets acquired and liabilities assumed by major class were recognized as follows:

Amount
Accounts receivable	$3,350
Inventory, net	1,282
Prepaid expenses and other current assets	100
Property and equipment, net	173
Intangible assets, net	1,560
Right-of-use asset	145
Goodwill	8,781
Other assets	12
Accounts payable	(1,094)
Lease liability, current	(56)
Accrued expenses and other current liabilities	(1,297)
Deferred revenue	(283)
Lease liability, non-current	(89)
Long-term debt, net of current portion	(507)
Total purchase consideration	$12,077

The acquired intangible assets are comprised of $1,560 related to the fair value of customer relationships which is amortized over three years.

The estimated fair value of the intangible asset acquired was determined based on the income approach to measure the fair value of the customer relationships. This fair value measurement was based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 4. Business Combination, continued

World Energy, continued

Goodwill represents the excess of the purchase consideration over the estimated acquisition date fair value of the net tangible and intangible assets acquired. Goodwill is primarily attributable to expected post-acquisition synergies from integrating World Energy’s assembled workforce, products and processes into the Company’s product offerings. Goodwill recorded is not deductible for income tax purposes.

Supplemental disclosure of pro forma information:

The following unaudited pro forma financial information presents the combined results of the operations of XL Fleet and World Energy as if the acquisition of World Energy had occurred as of January 1, 2020. The unaudited pro forma financial information is not necessarily indicative of what the condensed consolidated results of operations actually would have been had the respective acquisitions been completed on January 1, 2020. In addition, the unaudited pro forma financial information does not purport to project the future results of operations of the combined Company.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$6,502	$2,629	$12,118	$10,033
Net (loss) income	$(10,042)	$(14,058)	$52,272	$(20,564)
Per share amounts:
Net (loss) income per share - basic	$(0.07)	$(0.17)	$0.38	$(0.25)
Net loss per share - diluted	$(0.07)	$(0.17)	$(0.16)	$(0.25)

The above pro forma information includes pro forma adjustments to remove the effect of the following non-recurring transactions:

1.)	Non-recurring merger expenses of $498 added back for the three and six months ended June 30, 2021 and charged to expense for the six months ended June 30, 2020.

2.)	Elimination of interest expense associated with debt that was repaid in the acquisition of World Energy of $16 and $37 for the three and six months ended June 30, 2021, respectively and $20 and $41 for the three and six months ended June 30, 2020, respectively.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at June 30, 2021 and December 31, 2020:

	As of
	June 30, 2021	December 31, 2020
Accrued warranty costs	$1,657	$1,735
Accrued compensation and related benefits	2,533	1,001
Contingent purchase price consideration - Quantum	1,873	926
Deferred purchase price consideration – World Energy	1,680	-
Accreted contingent compensation to sellers of World Energy	427	-
Accrued financing fees	-	723
Accrued expenses, other	2,749	216
	$10,919	$4,601

Note 6. ROU Assets and Lease Liabilities

XL Fleet has entered into operating and finance leases as the lessee for office space, R&D and manufacturing facilities, and vehicles. On January 1, 2021 (“Effective Date”), the Company adopted FASB Accounting Standards Codification, or ASC, Topic 842, Leases (“ASC 842”), which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new guidance requires the recognition of the right-of-use (“ROU”) assets and related operating and finance lease liabilities on the balance sheet. The Company adopted the new guidance using the modified retrospective approach on January 1, 2021. As a result, the consolidated balance sheet as of December 31, 2020 was not restated and is not comparative.

The adoption of ASC 842 resulted in the recognition of operating ROU assets of $3,481 and operating lease liabilities of $3,481 on the Company’s condensed consolidated balance sheet as of January 1, 2021. The adoption of ASC 842 resulted in the recognition of finance ROU assets of $897 and finance lease liabilities of $897 on the Company’s condensed consolidated balance sheet as of January 1, 2021.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 6. ROU Assets and Lease Liabilities, continued

The Company elected the package of practical expedients permitted within the standard, which allow an entity to forgo reassessing (i) whether a contract contains a lease, (ii) classification of leases, and (iii) whether capitalized costs associated with a lease meet the definition of initial direct costs. Also, the Company elected the expedient allowing an entity to use hindsight to determine the lease term and impairment of ROU assets and the expedient to allow the Company to not have to separate lease and non-lease components. The Company has also elected the short-term lease accounting policy under which the Company would not recognize a lease liability or ROU asset for any lease that at the commencement date has a lease term of twelve months or less and does not include a purchase option that the Company is more than reasonably certain to exercise.

For contracts entered into on or after the Effective Date, at the inception of a contract the Company will assess whether the contract is, or contains, a lease. The Company’s assessment is based on: (i) whether the contract involves the use of a distinct identified asset, (ii) whether the Company obtained the right to substantially all the economic benefit from the use of the asset throughout the period, and (iii) whether the Company has the right to direct the use of the asset. Leases entered into prior to January 1, 2021, which were accounted for under ASC 840, were not reassessed for classification.

For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments. For finance leases, the lease liability is initially measured in the same manner and date as for operating leases, and is subsequently presented at amortized cost using the effective interest method. The Company generally uses its incremental borrowing rate as the discount rate for leases, unless an interest rate is implicitly stated in the lease. The present value of the lease payments is calculated using the incremental borrowing rate for operating and finance leases, which was determined using a portfolio approach based on the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The lease term for all of the Company’s leases includes the noncancelable period of the lease plus any additional periods covered by either a Company option to extend the lease that the Company is reasonably certain to exercise, or an option to extend the lease controlled by the lessor. All ROU assets are reviewed periodically for impairment.

Lease expense for operating leases consists of the lease payments plus any initial direct costs and is recognized on a straight-line basis over the lease term. Lease expense for finance leases consists of the amortization of the asset on a straight-line basis over the shorter of the lease term or its useful life and interest expense determined on an amortized cost basis, with the lease payments allocated between a reduction of the lease liability and interest expense.

The Company’s operating leases are comprised primarily of office space and R&D and manufacturing facilities. Finance leases are comprised primarily of vehicle leases. Balance sheet information related to our leases is presented below (ASC 842 was adopted on January 1, 2021):

	June 30,	January 1,	December 31,
	2021	2021	2020
Operating leases:
Right-of-use assets	$3,360	$3,481	$–
Lease liability, current	477	469	–
Lease liability, non-current	2,929	3,012	–
Finance leases:
Right-of-use assets	1,115	897	–
Lease liability, current	368	265	–
Lease liability, non-current	612	632	–

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 6. ROU Assets and Lease Liabilities, continued

Other information related to leases is presented below:

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Other information:
Operating lease cost	$216	$395

As of June 30, 2021
Operating cash flows from operating leases	$348
Weighted-average remaining lease term – operating leases (in months)	91.8
Weighted-average discount rate – operating leases	9.2%

As of June 30, 2021, the annual minimum lease payments of our operating lease liabilities were as follows:

For The Years Ending December 31,
2021 (excluding the six months ended June 30, 2021)	$427
2022	673
2023	633
2024	597
2025	613
Thereafter	1,891
Total future minimum lease payments, undiscounted	4,834
Less: imputed interest	(1,428)
Present value of future minimum lease payments	$3,406

Note 7. Note Payable

Paycheck Protection Program Loan

In March 2021, World Energy entered into a Promissory Note (the “PPP Note”) with Boston Private Bank & Trust Company as the lender (the “Lender”), pursuant to which the Lender agreed to make a loan to the Company under the Paycheck Protection Program (the “PPP Loan”) offered by the U.S. Small Business Administration (the “SBA”) in a principal amount of $507 pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan proceeds may be forgiven provided that the proceeds are used by the Company to pay for eligible payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves; rent; utilities; and interest on certain other outstanding debt. At June 30, 2021 the PPP loan was included in long term debt, net of current portion, within the condensed consolidated balance sheet. This loan was forgiven by the SBA during July 2021.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 8. Fair Value Measurements

Mark-to-Market Measurement

The Public Warrants were traded under the symbol XL.WS and the fair values were based upon the closing price of the Public Warrants at each measurement date. The Private Warrants were valued using a Black-Scholes model, pursuant to the inputs provided in the table below:

Input	Mark-to-Market Measurement at June 30, 2021	Mark-to-Market Measurement at December 31, 2020
Risk-free rate	0.76%	0.36%
Remaining term in years	4.47	4.98
Expected volatility	87.1%	95.4%
Exercise price	$11.50	$11.50
Fair value of common stock	$8.33	$23.73

The following table sets forth the Company’s liabilities which are measured at fair value on a recurring basis by level within the fair value hierarchy:

	Fair Value Measurements as of June 30, 2021
	Level I	Level II	Level III	Total

Liability:
Private Warrants	$-	$-	$20,811	$20,811
Contingent consideration -– Quantum Fuel Systems, LLC (Quantum)	$-	$-	$1,873	$1,873
Earnout – World Energy	$-	$-	$1,000	$1,000
Fair value of obligation to issue
shares of common stock to
sellers of World Energy	$-	$-	$2,040	$2,040

	Fair Value Measurements as of December 31, 2020
	Level I	Level II	Level III	Total

Liability:
Public Warrants	$62,100	$-	$-	$62,100
Private Warrants	$-	$-	$81,195	$81,195
Contingent consideration -– (Quantum)	$-	$-	$1,849	$1,849

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 8. Fair Value Measurements, continued

The following is a roll forward of the Company’s Level 3 instruments:

Balance, January 1, 2021	$145,144
Fair value adjustments- Contingent consideration	24
Obligation to issue shares of common stock to sellers of World Energy	1,526
Settlement of derivative liability upon exercise of warrants	(47,162)
Settlement of derivative liability upon call of warrants	(591)
Fair value adjustments- Warrant liability	(74,731)
Fair value adjustments – World Energy	514
Earnout – World Energy	1,000
Balance, June 30, 2021	$25,724

During the six months ended June 30, 2021, 7,441,020 Public Warrants were exercised, which resulted in the issuance of 7,441,020 shares of the Company’s Common Stock, generating cash proceeds of $85,555 and 225,647 Public Warrants were called at $0.01 per warrant. No Public Warrants remain outstanding as of June 30, 2021.

Note 9. Warrants

Legacy XL Common Stock Warrants:

During the six months ended June 30, 2021, 243,000 Legacy XL Warrants were exercised, which resulted in the issuance of 233,555 shares of the Company’s common stock, in a cashless exercise.

A summary of the warrant activity for the six months ended June 30, 2021 was as follows:

Warrants	Shares	Weighted Average Exercise Price

Outstanding at January 1, 2021	249,117	$0.76
Issued	-	-
Exercised	(243,000)	0.76
Outstanding at June 30, 2021	6,117	$0.76
Exercisable at June 30, 2021	6,117	$0.76

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 10. Share-Based Compensation Expense

Share-based compensation expense for stock options, restricted stock awards, and restricted stock units for the three months ended June 30, 2021 and 2020 was $754 and $225, respectively, and $1,196 and $277 for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, there was $6,827 of unrecognized compensation cost related to stock options which is expected to be recognized over the remaining vesting periods, with a weighted-average period of 3.5 years.

Stock Options

During the six months ended June 30, 2021, the Company issued 627,160 options to certain employees and board members that will vest over a period of one to four years.

A summary of stock option award activity for the six months ended June 30, 2021 was as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term

Outstanding at December 31, 2020	10,975,224	$0.57	7.6
Granted	627,160	9.04
Exercised	(95,745)	0.24
Cancelled or forfeited	(41,146)	8.11
Outstanding at June 30, 2021	11,465,493	$1.01	7.1
Exercisable at June 30, 2021	6,555,419	$0.26	6.2

The aggregate intrinsic value of stock options exercised in the six months ended June 30, 2021 and 2020 was $1,555 and $0 as determined on the date of exercise. Cash received from options exercised for the six months ended June 30, 2021 and 2020 was $23 and $0, respectively.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 10. Share-Based Compensation Expense, continued

Restricted Stock Awards

The fair value of restricted stock awards is estimated by the fair value of the Company’s Common Stock at the date of grant. Restricted stock activity during the six months ended at June 30, 2021 was as follows:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share

Non-vested, at beginning of period	446,332	$0.24
Granted	-	-
Vested	-	-
Cancelled or forfeited	-
Non-vested, at end of period	446,332	$0.24

Restricted Stock Units

During the six months ended June 30, 2021, the Company issued 377,373 restricted stock units to directors which will vest over a period of one to four years.

The fair value of restricted stock unit awards is estimated by the fair value of the Company’s Common Stock at the date of grant. Restricted stock activity during the six months ended at June 30, 2021 was as follows:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share

Non-vested, at beginning of period	-	$-
Granted	377,373	7.19
Vested	-	-
Cancelled or forfeited	(3,567)	14.17
Non-vested, at end of period	373,806	$7.12

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 11. Related Party Transactions

Operating lease: In March 2012, the Company entered into a noncancelable lease agreement for office, research and development, and vehicle development and installation facilities with an investor of the Company. The lease term has been extended through February 29, 2022. The lease includes a rent escalation clause, and rent expense is being recorded on a straight-line basis.

Rent expense under the operating lease for the three months ended June 30, 2021 and 2020 was $58 and $55, respectively, and $135 and $113 for the six months ended June 30, 2021 and 2020, respectively.

Future minimum lease payments for this lease are as follows:

2021 (Six months)	$117
2022	39
Total	$156

Note 12. Commitments and Contingencies

Sponsorship Commitment: On February 24, 2021, the Company agreed to a sponsorship agreement with several entities related to the UBS Arena, Belmont Park and the NY Islanders Hockey Club.  Pursuant to that Agreement, the Company was designated an “Official Electric Transportation Partner of UBS Arena” with various associated marketing and branding rights. The sponsorship agreement has a term of three years with a sponsor fee of approximately $0.5 million per year, of which $250 was paid in March, 2021. One of the directors of XL Fleet is a co-owner of the NY Islanders Hockey Club.

Equipment Purchase: On March 1, 2021, the Company entered into an agreement with Creative Bus Sales, Inc. to purchase six low floor electric transit buses to be delivered later in 2021 for a total purchase price of $4.1 million. In connection with this agreement, on March 2, 2021, the Company made a nonrefundable down-payment of $0.8 million. These buses will be deployed in the Company’s XL Grid business unit to support the Company’s electrification-as-a-service strategy.

Purchase Commitments:

The Company has entered into firm commitments to purchase batteries and motors from major suppliers. As of June 30, 2021, these purchase obligations consisted of an obligation of $8.1 million to purchase batteries by December, 2021, an obligation of $2.3 million to purchase motors by July, 2022 and an open ended commitment of $2.7 million to purchase batteries. In light of the lack of OEM chassis availability reducing demand for the Company’s Drive Systems, the Company and the $8.1 million battery supplier are negotiating an amendment to this agreement to provide the Company with an additional reasonable period of time to consume the remaining battery commitment.

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 12. Commitments and Contingencies, continued

Legal proceedings: The Company is periodically involved in legal proceedings, legal actions and claims arising in the normal course of business, including proceedings relating to product liability, intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.

On March 8, 2021, a putative class action complaint was filed in federal district court for the Southern District of New York (Suh v. XL Fleet Corp., et al., Case No. 1:21-cv-02002) against the Company and certain of its current officers and directors. On March 12, 2021, a second putative class action complaint was filed in federal district court for the Southern District of New York (Kumar v. XL Fleet Corp., et al., Case No. 1:21-cv-02171) against the Company and certain of its current officers and directors. Those cases were consolidated and a lead plaintiff appointed in June 2021, and an amended complaint filed on July 20, 2021 alleging that certain public statements made by the defendants between October 2, 2020 and March 2, 2021 violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The defendants filed a motion to dismiss the amended complaint on August 26, 2021. The plaintiffs filed an opposition to the motion to dismiss on October 4, 2021. The defendants’ reply brief, if any, is due to be filed on or before October 25, 2021. The Company believes that the allegations asserted in the amended complaint are without merit, and the Company intends to vigorously defend the lawsuit. There can be no assurance, however, that the Company will be successful. At this time, the Company is unable to estimate potential losses, if any, related to the lawsuit.

On September 20, 2021, the Laidlaw Complaint was filed in the Delaware Court of Chancery against certain of the Company’s current officers and directors, and the Company’s sponsor, Pivotal Investment Holdings II LLC. The Laidlaw Complaint alleges various breaches of fiduciary duty, and aiding and abetting breaches of fiduciary duty, for purported actions relating to the negotiation and approval of the December 21, 2020 merger and organization of Legacy XL to become XL Fleet Corp., and purportedly materially misleading statements made in connection with the merger. The Company believes that the allegations asserted in the Laidlaw Complaint are without merit, and the Company intends to vigorously defend the lawsuit.

Note 13. Net (Loss) Income Per Share

The following is a reconciliation of the numerator and denominator used to calculate basic earnings per share and diluted earnings per share for the three and six months ended June 30, 2021, and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Net (loss) income - basic	$(10,469)	$(13,499)	$51,445	$(19,953)
Reverse: change in fair value of warrant liabilities	-	-	(74,731)	-
Net loss - diluted	$(10,469)	$(13,499)	$(23,286)	$(19,953)

Denominator:
Weighted average shares outstanding, basic	139,237,805	82,990,664	137,416,593	82,577,953

Dilutive effect of warrants	-	-	181,942	-

Weighted average shares outstanding, diluted	139,237,805	82,990,664	137,598,535	82,577,953

Net (loss) income per share, basic	$(0.08)	$(0.16)	$0.37	$(0.24)

Net loss per share, diluted	$(0.08)	$(0.16)	$(0.17)	$(0.24)

XL Fleet Corp.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

Note 13. Net Income (Loss) Per Share, continued

Potential dilutive securities, which include stock options, warrants and restricted stock units have been excluded from the computation of diluted net loss per share for the three and six months ended June 30, 2020 as the effect would be to reduce the net loss per share. Therefore, for this period the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

The number of shares underlying outstanding dilutive securities:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Stock options	11,399,635	11,584,747	11,399,635	11,584,747
Private Warrants	4,233,333	-	-	-
XL Legacy Warrants	6,117	2,507,338	6,117	2,507,338
Restricted stock units	322,225	-	322,225	-
Total	15,961,310	14,092,085	11,727,977	14,092,085

Note 14. Retirement Plan

The Company has adopted a 401(k) plan to provide all eligible employees a means to accumulate retirement savings on a tax-advantaged basis. The 401(k) plan requires participants to be at least 21 years old. In addition to the traditional 401(k), eligible employees are given the option of making an after-tax contribution to a Roth 401(k) or a combination of both. Plan participants may make before tax elective contributions up to the maximum percentage of compensation and dollar amount allowed under the Internal Revenue Code. Participants are allowed to contribute, subject to IRS limitations on total annual contributions from 1% to 90% of eligible earnings. The plan provides for automatic enrollment at a 3% deferral rate of an employee’s eligible wages. The Company provides for safe harbor matching contributions equal to 100% on the first 3% of an employee’s eligible earnings deferred and an additional 50% on the next 2% of an employee’s eligible earnings deferred. Employee elective deferrals and safe harbor matching contributions are 100% vested at all times.

In connection with the acquisition of World Energy, XL Fleet adopted the World Energy 401(k) plan whose features are the same as those of the XL Fleet 401(k) plan except that (i) Participants are allowed to contribute, subject to IRS limitations on total annual contributions from 1% to 100% of eligible earnings and (ii) the safe harbor non-elective contribution is equal to 3% of employee’s compensation.

Note 15. Subsequent Event

Minority investment in eNow: On July 15, 2021, XL Fleet purchased $3 million in convertible notes in eNow. Additionally, XL Fleet has the right to acquire eNow at a pre-determined valuation and has a right of first refusal with respect to competing offers to acquire eNow, which expire if unexercised as of December 31, 2021. XL Fleet and eNow have also entered into a development and supply agreement pursuant to which XL Fleet is the exclusive provider of high voltage batteries and associated power systems for use in eNow eTRUs.